AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999

                                                     REGISTRATION NO. 333-50055
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ----------------
                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            POST-EFFECTIVE AMENDMENT

                                     NO. 2




                               ----------------
                       PROTECTIVE LIFE INSURANCE COMPANY
            (Exact name of registrant as specified in its charter)



              TENNESSEE                        63-0169720                       6311
    (State or other jurisdiction of        (I.R.S. Employer        (Primary Standard Industrial
     incorporation or organization)     Identification Number)         Classification Code)


                            2801 Highway 280 South
                           Birmingham, Alabama 35223
                                (205) 879-9230
   (Address, including zip code, and telephone number, including area code, of principal executive office)




                               ----------------
                                 Carolyn King
              Senior Vice President, Investment Products Division
                       Protective Life Insurance Company
                                P. O. Box 2606
                           Birmingham, Alabama 35202
                                (205) 879-9230
(Name, address, including zip code, and telephone number, including area code, of agent for service)




                               ----------------
                                  COPIES TO:

           Stephen E. Roth, Esq.          Steve M. Callaway, Esq.
    Sutherland, Asbill & Brennan LLP     Protective Life Insurance Company
     1275 Pennsylvania Avenue, N.W.                P. O. Box 2606
       Washington, D.C. 20004-2404           Birmingham, Alabama 35202

                               ----------------
     If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-31940,
33-39345, 33-57052 and 333-02249.
================================================================================

                       PROTECTIVE LIFE INSURANCE COMPANY

                       Cross Reference Sheet Pursuant to
                          Regulation S-K, Item 501(b)


             FORM S-1 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS


 1.       Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus ..................   Outside Front Cover Page
 2.       Inside Front and Outside Back Cover Pages
          of Prospectus ...........................................   Summary; Table of Contents
 3.       Summary Information, Risk Factors and Ratio
          of Earnings to Fixed Charges ............................   Outside Front Cover Page; Summary
 4.       Use of Proceeds .........................................   Investments by Protective
 5.       Determination of Offering Price .........................   Not Applicable
 6.       Dilution ................................................   Not Applicable
 7.       Selling Security Holders ................................   Not Applicable
 8.       Plan of Distribution ....................................   Distribution of the Contracts
 9.       Description of Securities to be Registered ..............   Summary; Description of Contract; Appendix A;
                                                                      Appendix B
10.       Interests of Named Experts and Counsel ..................   Not Applicable
11.       Information with Respect to the Registrant ..............   Protective Life Insurance Company; Executive Officers
                                                                      and Directors; Executive Compensation; Financial
                                                                      Statements; Legal Proceedings
12.       Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities ..........   Undertakings

PROSAVER(R)
 PLATINUM





A MODIFIED GUARANTEED ANNUITY                       ISSUED BY
                                                    PROTECTIVE LIFE INSURANCE
                                                    COMPANY
                                                    2801 HIGHWAY 280 SOUTH
                                                    BIRMINGHAM, ALABAMA 35223
                                                    TELEPHONE: 1-800-866-3555

     This Prospectus describes the ProSaver Platinum Contract, a group and individual modified guaranteed annuity contract. This Contract is designed for investors who desire to accumulate capital on a tax deferred basis for retirement or other long term investment purposes. It may be purchased on a non-qualified basis or for use with certain qualified retirement plans.

     An Annuity Deposit of at least $10,000 is required to purchase a Contract. Any subsequent Deposit you want to add to your Contract must also be at least $10,000.


     You may allocate each Annuity Deposit to one or more investment periods, called Guaranteed Periods, from those we offer at the time you make the deposit. Each allocation to a Guaranteed Period must be at least $10,000. The amounts you allocate will earn interest for the selected period at the interest rate we offer at the time of your deposit.


     If you surrender your Contract, or any portion of it, before the end of a Guaranteed Period, we may assess a surrender charge on the amount you surrender. We may also apply a Market Value Adjustment to the amount you surrender, which could increase or decrease the value of your Contract. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Withdrawals of interest will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2.

     On the Annuity Commencement Date, we will apply your Net Account Value to the annuity option you have selected, or you may take that amount in one lump sum payment. The annuity payment options are (1) payments for a fixed period from five to thirty years, (2) life income with payments guaranteed for ten or twenty years, or (3) payments of a fixed amount until the amount we hold is exhausted.

     PLEASE READ THIS PROSPECTUS CAREFULLY. INVESTORS SHOULD KEEP A COPY FOR FUTURE REFERENCE.

THE PROSAVER PLATINUM CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED BY, ANY BANK OR FINANCIAL INSTITUTION. IT IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND IT IS SUBJECT TO INVESTMENT RISK INCLUDING THE POSSIBLE LOSS OF INVESTMENT PRINCIPAL.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS MAY 1, 1999.

                               TABLE OF CONTENTS





                                                            PAGE
                                                           -----
SUMMARY ................................................      3
DESCRIPTION OF THE CONTRACT ............................      6
   The Contract ........................................      6
   Parties to the Contract .............................      6
   Issuing a Contract ..................................      7
   Right to Cancel .....................................      7
   Annuity Deposits ....................................      7
   Guaranteed Periods and Sub-Accounts .................      8
      Initial Guaranteed Period ........................      8
      Subsequent Guaranteed Periods ....................      8
      Surrenders at the End of a Guaranteed Period......      8
      Selecting a Subsequent Guaranteed Period .........      8
      Automatic Subsequent Guaranteed Periods ..........      8
      Guaranteed Interest Rates in Subsequent
        Guaranteed Periods .............................      8
   Guaranteed Interest Rates ...........................      8
      Compounding of Interest ..........................      9
   Interest Withdrawals ................................      9
   Account Values ......................................     10
SURRENDERS .............................................     10
   Surrenders ..........................................     10
      Surrenders and Partial Surrenders ................     10
      Taxes May Apply ..................................     10
      Delay of Payments ................................     10
   Surrender Value .....................................     11
   Surrender Charges ...................................     11
   The Market Value Adjustment .........................     11
   Premium Tax .........................................     13
DEATH BENEFIT ..........................................     13
   Death of an Annuitant ...............................     13
   Death of an Owner ...................................     13
      Determining the Death Benefit ....................     14
      Paying the Death Benefit .........................     14
ANNUITY BENEFITS .......................................     14
   Annuity Commencement Date ...........................     14
   Annuity Options .....................................     15
   Annuity Payments ....................................     15
   Death of an Owner or Annuitant After the
      Annuity Commencement Date ........................     16
INVESTMENTS BY PROTECTIVE ..............................     16
OTHER CONTRACT PROVISIONS ..............................     17
   Non-Participating ...................................     17
   Notice ..............................................     17
   Reports .............................................     17
   Transactions and Modifications of the Contract ......     17
   Assignment of a Contract ............................     17
   Facility of Payment .................................     17
   Protection of Proceeds ..............................     17
   Error in Age or Gender ..............................     18
DISTRIBUTION OF THE CONTRACTS ..........................     18
FEDERAL TAX MATTERS ....................................     18
   Introduction ........................................     18
   The Company's Tax Status ............................     18
   Taxation of Annuities in General ....................     18
      Tax Deferral During Accumulation Period ..........     18
      Taxation of Interest Withdrawals and Partial
        and Full Surrenders ............................     19
      Taxation of Annuity Payments .....................     20
      Taxation of Death Benefit Proceeds ...............     20
      Penalty Tax on Premature Distributions ...........     20
      Aggregation of Contracts .........................     21
   Loss of Interest Deduction Where Contracts Are
      Held by or for the Benefit of Certain
      Non-natural Persons ..............................     21

                                                            PAGE
                                                           -----
   Qualified Retirement Plans ..........................     21
      In General .......................................     21
      Direct Rollover Rules ............................     23
   Federal Income Tax Withholding ......................     24
PROTECTIVE LIFE INSURANCE COMPANY ......................     25
   Business ............................................     25
   Life Insurance ......................................     25
   Specialty Insurance Products ........................     27
   Retirement Savings and
      Investment Products ..............................     28
   Selected Financial Data .............................     30
   Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ...........................     30
      Results of Operations ............................     30
        Premiums and Policy Fees .......................     31
        Net Investment Income ..........................     31
        Realized Investment Gains (Losses) .............     32
        Other Income ...................................     32
        Income Before Income Tax .......................     32
        Income Tax Expense .............................     34
        Net Income .....................................     35
        Known Trends and
           Uncertainties ...............................     35
        Recently Issued Accounting
           Standards ...................................     37
Liquidity and Capital Resources ........................     38
   Insurance in Force ..................................     43
   Underwriting ........................................     44
   Investments .........................................     45
   Indemnity Reinsurance ...............................     47
   Policy Liabilities and Accruals .....................     48
   Federal Income Tax Consequences .....................     48
   Competition .........................................     48
   Regulation ..........................................     49
   Recent Developments .................................     50
   Employees ...........................................     50
   Properties ..........................................     50
DIRECTORS AND EXECUTIVE OFFICERS .......................     52
EXECUTIVE COMPENSATION .................................     53
SUMMARY COMPENSATION TABLE .............................     54
AGGREGATED FY-END OPTION/SAR
   VALUES ..............................................     55
OTHER PLANS AND ARRANGEMENTS ...........................     55
EMPLOYMENT CONTINUATION
   AGREEMENTS ..........................................     56
   Compensation Committee Interlocks and Insider
      Participation ....................................     56
   Management Ownership of PLC Stock ...................     57
LEGAL PROCEEDINGS ......................................     58
EXPERTS ................................................     58
LEGAL MATTERS ..........................................     58
REGISTRATION STATEMENT .................................     58
APPENDIX A: MATTERS RELATING TO
   CONTRACTS OFFERED IN CERTAIN
   STATES AFTER SEPTEMBER 10, 1991 AND
   PRIOR TO MAY 1, 1996 ................................    A-1
APPENDIX B: MATTERS RELATING TO
   CONTRACTS OFFERED IN CERTAIN
   STATES PRIOR TO SEPTEMBER 10, 1991 ..................    B-1
FINANCIAL STATEMENTS ...................................    F-1


     NO ONE IS AUTHORIZED TO MAKE ANY STATEMENT THAT CONTRADICTS THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY SUCH STATEMENT. THIS PROSPECTUS IS NOT AN OFFER TO INQUIRE ABOUT, OR PURCHASE THE SECURITIES DESCRIBED IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

                                    SUMMARY

COMPANY: Protective Life Insurance Company, also referred to as "Protective," "we," "us" and "our."


WHAT IS THE PROSAVER PLATINUM
CONTRACT?                             The ProSaver Platinum Contract is a
                                      modified guaranteed annuity contract
                                      issued by Protective. (See "The
                                      Contract," page 6.)


HOW IS A CONTRACT ISSUED?             We will issue the Contract when we
                                      receive and accept your complete
                                      application information and an initial
                                      Annuity Deposit. (See "Issuing a
                                      Contract," page 7.)

WHAT IS AN ANNUITY DEPOSIT?           The Annuity Deposit is the premium
                                      payment you send us to purchase or add to a Contract. You may send us more than one
                                      Annuity Deposit provided each Annuity
                                      Deposit is at least $10,000. We may
                                      refuse to accept an Annuity Deposit and
                                      we may limit the total Annuity Deposits
                                      we will accept. As a general rule, we do not issue additional contracts when subsequent Annuity Deposits are submitted. (See "Annuity Deposits," page
                                      7.)

CAN I CANCEL MY CONTRACT?             You may cancel your Contract by returning
                                      it to us with a written cancellation
                                      request within twenty days after you
                                      receive it. When we receive your returned
                                      Contract and cancellation request, we
                                      will treat the Contract as if it had
                                      never been issued and we will refund your Annuity Deposit. (See "Right to Cancel," page 7.)

HOW DO MY ANNUITY DEPOSITS EARN
INTEREST?                             You allocate each Annuity Deposit
                                      (less applicable premium taxes) to one or more Guaranteed Periods. Each allocation to a Guaranteed Period must be at least
                                      $10,000. We establish a Sub-Account for
                                      each Guaranteed Period you select. The
                                      Sub-Account will earn interest at the
                                      Guaranteed Interest Rate for the entire
                                      Guaranteed Period. (See "Guaranteed
                                      Periods and Sub-Accounts," page 8.)

WHAT HAPPENS AT THE END OF A
GUARANTEED PERIOD?                    At the end of any Guaranteed Period, a
                                      subsequent Guaranteed Period will begin.
                                      Unless you instruct us otherwise, the
                                      subsequent Guaranteed Period will
                                      generally be the same duration as the
                                      expiring Guaranteed Period. If we are not offering a Guaranteed Period of the same duration, the subsequent Guaranteed Period will be the longest one available that is shorter than the expiring Guaranteed
                                      Period. The subsequent Guaranteed Period may not, however, extend past the Annuity
                                      Commencement Date. We will pay interest on your Sub-Account value in the subsequent
                                      Guaranteed Period at our declared
                                      Guaranteed Interest Rate applicable to
                                      that subsequent Guaranteed Period on the day subsequent Guaranteed Period begins.
                                      (See "Guaranteed Periods and
                                      Sub-Accounts," page 8.)

CAN I TAKE MONEY OUT OF THE CONTRACT? You may request in writing a full or partial surrender which will be subject
                                      to certain restrictions. The surrender is subject to a surrender charge and we will apply a Market Value Adjustment. Surrenders from a Sub-Account at the end of its Guaranteed Period will not incur the surrender charge or the Market Value Adjustment. Also, once each contract year you may instruct us to pay you some or all of the interest credited to the contract during the prior contract year. We will not charge a surrender charge nor apply the Market Value Adjustment to these interest withdrawals. Any surrender, including an interest withdrawal, may have federal (and state) income tax consequences. In addition, withdrawals and surrenders from contracts issued as qualified contracts under the Internal Revenue Code may not be allowed in certain circumstances. (See "Interest Withdrawals," page 9, and "Surrenders," page 10.)


HOW IS THE SURRENDER CHARGE
CALCULATED?                           The surrender charge applies during the
                                      first seven years of each Guaranteed
                                      Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period.
                                      The surrender charge is a percentage of
                                      the amount surrendered, less any amount
                                      available as an interest withdrawal. The maximum surrender charge percentage is 6%.
                                      (See "Surrender Charges," page 11.)

WHAT IS A MARKET VALUE ADJUSTMENT?    The Market Value Adjustment is an amount
                                      we deduct from or add to Sub-Account
                                      value when you request a surrender before the end of the Sub-Account's Guaranteed
                                      Period. The Market Value Adjustment
                                      formula in the Contract reflects the
                                      relationship between the Treasury Rate
                                      associated with the Sub-Account from
                                      which the surrender is taken, and the
                                      current Treasury Rate for a Sub-Account
                                      with the same Guaranteed Period. The
                                      Treasury Rate is derived from a published index that measures fluctuations in interest rates. (See "Market Value
                                      Adjustment," page 11.)

DOES THE CONTRACT PROVIDE A DEATH
BENEFIT? If you die before the Annuity Commencement Date, we will pay a death benefit, less any applicable premium tax, to your beneficiary. Generally, the death benefit will be the greater of the Account Value or the Net Account Value as of the date we receive the paperwork necessary to process the death claim but there are other requirements and conditions. The Internal Revenue Service imposes restrictions on distribution of the death benefit. Only one death benefit is payable under this Contract, even if the Contract is made to continue beyond the Owner's death. (See "Death Benefit," page 13.)


WHAT ANNUITY BENEFIT DOES THE
CONTRACT PROVIDE?                     On the Annuity Commencement Date we will
                                      pay the Net Account Value in a lump sum or apply that amount to the annuity option you select. Annuity options can provide periodic payments based on the life of one or two Annuitants, for a fixed amount of time, or both. As a general rule, the Annuity Commencement Date cannot extend beyond an Annuitant's 85th birthday. (See
                                      "Annuity Benefits," page 14.)

WHEN IS PREMIUM TAX DEDUCTED?         If your Contract is subject to a premium
                                      tax, we will deduct it, according to
                                      applicable law, from the Annuity Deposits when we receive them, upon a full or partial surrender, from the Net Account
                                      Value when we apply it to an annuity
                                      option, or from the Death Benefit before we pay it. (See "Premium Tax," page 13.)


IS THE CONTRACT AVAILABLE FOR
QUALIFIED RETIREMENT PLANS?           The Contract may be issued for use with
                                      retirement plans receiving special
                                      federal income tax treatment under
                                      Sections 401, 403, 408, or 408A of the
                                      Internal Revenue Code such as pension and profit sharing plans (including H.R. 10 plans), individual retirement accounts, and individual retirement annuities.
                                      Contracts issued for use with these
                                      qualified retirement plans are referred
                                      to as Qualified Contracts and these types of plans are referred to as Qualified
                                      Plans. (See "Federal Tax Matters," page
                                      18.)

                          DESCRIPTION OF THE CONTRACT


     CONTRACTS SOLD BEFORE MAY 1, 1996 VARY SIGNIFICANTLY FROM THOSE DESCRIBED BELOW. THOSE CONTRACTS PROVIDE DIFFERENT RIGHTS AND BENEFITS, AND THE SURRENDER CHARGE AND MARKET VALUE ADJUSTMENT MAY BE CALCULATED DIFFERENTLY. APPENDIX A DESCRIBES CONTRACTS OFFERED FROM SEPTEMBER 10, 1991 THROUGH APRIL 30, 1996. CONTRACTS OFFERED BEFORE SEPTEMBER 10, 1991 AND CERTAIN CONTRACTS OFFERED AFTER THAT DATE ARE DESCRIBED IN APPENDIX B. YOU MAY ALWAYS CONTACT US IF YOU HAVE QUESTIONS ABOUT YOUR CONTRACT.




THE CONTRACT


     The ProSaver Platinum Contract is a modified guaranteed annuity contract issued by Protective Life Insurance Company. Generally, this prospectus describes certificates issued under an allocated group modified guaranteed annuity contract issued by Protective to the Protective Financial Insurance Trust. AmSouth Bank, N.A. of Birmingham, Alabama is the Contract Holder, as the Trustee of the Protective Financial Insurance Trust. Eligible Owners include account holders of broker-dealers that have entered into a distribution agreement to offer the Contract. Eligible Owners also include employers and other entities and organized groups acceptable to us. The certificate we issue to an Owner summarizes the provisions of the group modified guaranteed annuity contract. THE PROVISIONS OF THE GROUP MODIFIED GUARANTEED ANNUITY CONTRACT CONTROL WHETHER OR NOT THEY ARE INCLUDED IN THE CERTIFICATE. WE WILL PROVIDE A COPY OF THE GROUP MODIFIED GUARANTEED ANNUITY CONTRACT TO AN OWNER UPON REQUEST.


     In states where we do not issue a group contract, we will issue an individual modified guaranteed annuity contract directly to the Owner. In this prospectus, we will refer to all these as a "Contract" and use the term "Owner" to describe the owners of group Contract certificates as well as the owners of individual Contracts. (See "Parties to the Contract," page 6.)

     Contracts are either Qualified or Non-Qualified. Qualified Contracts are used to fund pension and retirement programs that receive favorable tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. These include H.R. 10 (Keogh) Plans, Individual Retirement Accounts or Annuities (IRAs), Tax-Sheltered Annuity Programs or Annuities (TSAs), or corporate pension and profit sharing plans. Non-Qualified Contracts may also enjoy tax favored status. (See, "Federal Tax Matters," page 18.)


PARTIES TO THE CONTRACT

     COMPANY: Protective Life Insurance Company, also referred to as "Protective," "we," "us" and "our."


     OWNER: The person or persons who own a group Contract certificate (sometimes called "Participants" in our contract language and literature) or who own an individual Contract. An Owner is entitled to exercise all rights and privileges provided in the Contract, without the consent of a group Contract Holder. Individuals as well as non-natural persons, such as corporations or trusts, may own a Contract; two persons may own a Contract together. In this prospectus, we may refer to Owners as "you" or "your." If an Annuitant is still alive, the Owner may transfer a Contract to a new Owner by making a written request to our administrative office.


     BENEFICIARY: The person or persons who may receive the benefits of a Contract upon the death of an Owner. We will treat the surviving Owner of a jointly owned Contract as the primary Beneficiary. If there is no surviving Owner, the primary Beneficiary is the person or persons so designated by the Owner and named in our records. The contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if no primary Beneficiary is living. In the case of some Qualified Contracts, Treasury Department Regulations may restrict who may be designated as a Beneficiary,

     If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

     Unless designated irrevocably, the Owner may change the Beneficiary by written notice prior to any Owner's death. If a Beneficiary is designated irrevocably, that Beneficiary's written consent is required before the Owner can change the Beneficiary designation or exercise certain other rights. Your request will be effective on the day you sign it. We will not be liable for any payments made to a former Beneficiary, however, unless we have first notified you that we have received your written request and all necessary written consents at our Administrative Office.


     ANNUITANT: The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.


     The Owner may change the Annuitant by written notice prior to the Annuity Commencement Date. An Owner cannot use a Guaranteed Period or an Annuity Commencement Date that extends past an Annuitant's 85th birthday without our approval. If changing Annuitants, the Owner cannot select an Annuitant whose 85th birthday comes before the end of any Guaranteed Period or the Annuity Commencement Date without our approval. If any Owner is not a natural person and changes the Annuitant, the change will be treated as the death of the Owner and the Death Benefit will be paid to the Beneficiary. (See "Death Benefit," page 13.)

     PAYEE: The person or persons who, generally at the designation of the Owner, receive annuity income payments under the Contract.


ISSUING A CONTRACT

     You purchase a Contract by completing an application and making an Annuity Deposit of at least $10,000. After we issue a Contract, you may make additional Annuity Deposits of at least $10,000 each. Regardless of how many Annuity Deposits you make, we will generally only issue one Contract. We have the right to decline any application or any Annuity Deposit. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

     If we do not receive all of the necessary application information at our Administrative Office when we receive your Annuity Deposit, we will hold your Annuity Deposit while we attempt to complete the application. If the necessary application information is not complete after a reasonable time, we will inform you of the reason for the delay and we will return your Annuity Deposit unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will allocate your Annuity Deposit to the appropriate Guaranteed Periods.

     The date we apply your initial Annuity Deposit to the appropriate Guaranteed Periods is the Effective Date for the Contract. You will begin to earn interest under the Contract as of this date. The Contract Year is based on the anniversary of your Effective Date.


RIGHT TO CANCEL

     You may cancel your Contract by returning it to us with a written cancellation request within twenty days after you receive it. You must return the Contract and cancellation request to our Administrative Office or to the sales representative who sold it to you. If you return the Contract by mail, the effective date of the return will be the postmark date on your properly addressed and postage paid envelope. Upon receiving your returned Contract and cancellation request, we will treat the Contract as if it had never been issued and we will refund your Annuity Deposit.


ANNUITY DEPOSITS

     The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. We will only accept Annuity Deposits made prior to the Annuitant's 85th birthday and we have the right not to accept any Annuity Deposit if we so choose. The minimum Annuity Deposit is $10,000. We also have the right to limit the total Annuity Deposits we accept without prior approval. Currently, this amount is $1,000,000. You can make an Annuity Deposit in the form a check made out to Protective Life Insurance Company or by any other method we deem acceptable.

     You allocate Annuity Deposits, less any applicable premium tax, to one or more of the Guaranteed Periods available when you make the Annuity Deposit. You must allocate at least $10,000 to each Guaranteed Period you choose and you may not select a Guaranteed Period that extends beyond the Annuity Commencement Date.

GUARANTEED PERIODS AND SUB-ACCOUNTS

     A Guaranteed Period is the number of years we will credit the Guaranteed Interest Rate to the Sub-Account. Currently, we offer a variety of Guaranteed Periods up to 10 years, though all Guaranteed Periods may not be available in all states.


     INITIAL GUARANTEED PERIOD


     We will establish a Sub-Account for each Guaranteed Period to which you allocate an Annuity Deposit. Each Sub-Account earns interest at the Guaranteed Interest Rate in effect for that Guaranteed Period from the date the Annuity Deposit is credited to the Sub-Account through the end of the Guaranteed Period or until the Sub-Account is surrendered, if earlier. The value of the Contract at any time, sometimes referred to as the Account Value, is the total of the Sub-Account values under the Contract.



     SUBSEQUENT GUARANTEED PERIODS

     At the end of a Guaranteed Period, you may select from the following options:

   1. Surrender your ending Sub-Account value without a surrender charge or Market Value Adjustment;

   2. Instruct us to apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select from the Guaranteed Periods we are then offering; or

   3. Do nothing and allow a subsequent Guaranteed Period automatically to begin.


     SURRENDERS AT THE END OF A GUARANTEED PERIOD

     To surrender your ending Sub-Account value, you must request the surrender in writing no later than 10 days after the end of the expiring Guaranteed Period. If you surrender your ending Sub-Account value under a Non-Qualified Contract, any surrendered amount may be subject to income taxes, and a 10% IRS penalty tax may apply if you are not yet 59 1/2 years old.


     SELECTING A SUBSEQUENT GUARANTEED PERIOD

     To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods, you must give us written instructions as to the Guaranteed Periods that you select no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from the Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $10,000 must be allocated to any subsequent Guaranteed Period.


     AUTOMATIC SUBSEQUENT GUARANTEED PERIODS

     If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period automatically begins when the prior Guaranteed Period ends. Your ending Sub-Account value becomes the beginning Sub-Account value for the subsequent Guaranteed Period. The subsequent Guaranteed Period is the longest Guaranteed Period we offer that is not longer than the Guaranteed Period that just ended, and does not extend past the Annuity Commencement Date. You must allocate at least $10,000 to any subsequent Guaranteed Period.


     GUARANTEED INTEREST RATES IN SUBSEQUENT GUARANTEED PERIODS


     Your beginning Sub-Account value for any subsequent Guaranteed Period earns interest at the rate we have declared that is in effect for the subsequent Guaranteed Period(s) on the date your subsequent Guaranteed Period(s) begins. Our Guaranteed Interest Rates for subsequent Guaranteed Periods may differ from our Guaranteed Interest Rates for initial Guaranteed Periods of the same duration.



GUARANTEED INTEREST RATES

     From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guaranteed Period. In determining these Guaranteed Interest Rates we consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See

"Investments by Protective," page 16). In addition, we may also consider various other factors in determining Guaranteed Interest Rates, including regulatory and tax requirements; sales commissions and administrative expenses the Company incurs; general economic trends; and competitive factors. PROTECTIVE LIFE INSURANCE COMPANY MAKES THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES IT DECLARES. WE CANNOT PREDICT NOR DO WE GUARANTEE WHAT FUTURE INTEREST RATES WE WILL DECLARE.


     Annuity Deposits of $100,000 or more are currently credited with an interest rate in excess of that credited to an Annuity Deposit of less than $100,000. In addition, as long as your Account Value exceeds $100,000, all additional Annuity Deposits and renewals will be credited with the increased interest rate at our discretion. A Guaranteed Interest Rate credited to a Sub-Account will reflect the daily compounding of interest and the rate will not change prior to the end of the Guaranteed Period.



     COMPOUNDING OF INTEREST

     A Sub-Account will earn interest at the appropriate Guaranteed Interest Rate which will be the effective interest rate for each year of the Guaranteed Period. Interest compounds daily in the Sub-Account for the duration of the Guaranteed Period. Below is an illustration of how interest is credited during each year of a five-year Guaranteed Period. For the purposes of this example, we have made assumptions as indicated.


     PLEASE NOTE THAT THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OR WITHDRAWALS OF ANY AMOUNT AND NO PREMIUM TAX DUE ON ISSUANCE. A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE MAY APPLY TO ANY FULL OR PARTIAL SURRENDER YOU MAKE PRIOR TO THE END OF A GUARANTEED PERIOD (SEE "SURRENDERS," PAGE 10). THE HYPOTHETICAL INTEREST RATES ARE FOR PURPOSES OF ILLUSTRATION ONLY AND WE DO NOT INTEND THEM AS A PREDICTION OF ANY FUTURE INTEREST RATES WE MAY DECLARE UNDER THE CONTRACT. THE ACTUAL INTEREST RATES WE DECLARE FOR ANY GUARANTEED PERIOD MAY BE MORE OR LESS THAN WHAT WE HAVE USED IN THIS ILLUSTRATION.



             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE


                         Deposit:                      $100,000
                         Guaranteed Period:             5 Years
                         Guaranteed Interest Rate:         5.0%



                                          YEAR 1           YEAR 2           YEAR 3           YEAR 4           YEAR 5
                                     ---------------- ---------------- ---------------- ---------------- ----------------
Beginning of Year 1 Account Value:    $  100,000.00
 x (1 + Guaranteed Interest Rate):             1.05
 = End or Year 1 Account Value:       $  105,000.00
Beginning of Year 2 Account Value:                     $  105,000.00
 x (1 + Guaranteed Interest Rate):                              1.05
 = End of Year 2 Account Value:                        $  110,250.00
Beginning of Year 3 Account Value:                                      $  110,250.00
 x (1 + Guaranteed Interest Rate):                                               1.05
 = End of Year 3 Account Value:                                         $  115,762.50
Beginning of Year 4 Account Value:                                                       $  115,762.50
 x (1 + Guaranteed Interest Rate):                                                                1.05
 = End of Year 4 Account Value:                                                          $  121,550.62
Beginning of Year 5 Account Value:                                                                        $  121,550.62
 x (1 + Guaranteed Interest Rate):                                                                                 1.05
 = End of Year 5 Account Value:                                                                           $  127,628.16

Total Interest Credited in Guaranteed Period: $127,628.16 - $100,000 =  $27,628.16
      Account Value at End of Guaranteed Period: $100,000 + $27,628.16 = $127,628.16


INTEREST WITHDRAWALS

     Once each Contract year, you may instruct us to send you all or a portion of the interest credited to your Sub-Accounts during the prior Contract year. Your instructions must be in writing. Currently, for most Guaranteed Periods, you may establish automatic interest withdrawals that are paid to you monthly, quarterly, semi-annually or annually. Interest withdrawals remove money from your Sub-Account that would otherwise have been compounding even more interest on a daily basis. Because of this interruption of interest compounding, the more interest you withdraw, the less interest your Sub-Account will generate over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals would. We reserve the right to limit automatic interest withdrawals to one per Contract year upon notice to you.


     We will not impose a surrender charge or Market Value Adjustment on interest withdrawals but interest withdrawals may be subject to federal and state income tax. In addition, interest withdrawals from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See Federal Tax Matters, page 18.)


ACCOUNT VALUES


     The value of a Sub-Account at any time is equal to the amounts that were allocated to that Sub-Account, plus any interest credited to it, minus any interest withdrawals and surrenders (including any surrender charges, Market Value Adjustment and premium tax). The sum of the Sub-Account values in your Contract is called the Account Value and represents the total value of your Contract.

     The Net Sub-Account Value is equal to the Sub-Account value modified by any Market Value Adjustment, minus surrender charges, and premium tax that would apply in the case of a full surrender of the Sub-Account. The Net Account Value, which is the sum of all the Net Sub-Account values under your Contract, is the amount you would be entitled to receive if you made a full surrender of your Contract. For this reason, the Net Account Value is sometimes called the "Surrender Value" of a Contract.



                                  SURRENDERS


SURRENDERS

     SURRENDERS AND PARTIAL SURRENDERS

     You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $10,000 after the surrender.

     Your surrender request must be in writing and, if you request a partial surrender, you must specify the Sub-Accounts from which the partial surrender will be taken. If you have more than one Sub-Account with the same Guaranteed Period, you must take the partial surrender from the Sub-Account with the shortest time remaining until maturity.

     Partial and full surrenders from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters," page 18.)


     TAXES MAY APPLY


     Amounts surrendered may be subject to federal and state income taxes. THE TAXABLE AMOUNT OF A SURRENDER MAY, UNDER CERTAIN CIRCUMSTANCES, BE SUBJECT TO A 10% FEDERAL TAX PENALTY. In the case of Qualified Contracts, federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, surrenders from Qualified Contracts may require your spouse's consent even if your spouse is not an Owner. (See "Federal Tax Matters," page 18.) Premium tax may also apply. (See "Premium Tax," page 13.) You should consult your tax advisor about the effect a surrender from the Contract may have on your taxes.



     DELAY OF PAYMENTS

     We may delay payment of a surrender for up to six months from the date we receive your written request, or for the period permitted by state insurance law, if less.

SURRENDER VALUE

     The surrender value is the amount available to you upon a surrender or partial surrender. The surrender value is calculated as of the date we receive your surrender request using the following formula:

                  Surrender Value = A - S - M - P, where

                    A = the amount of the surrender or partial surrender you
                        request;
                    S = the amount of the surrender charge;
                    M = the amount of the Market Value Adjustment;
                    P = the amount of any applicable premium tax.


SURRENDER CHARGES

     Surrenders and partial surrenders may be subject to a surrender charge. Generally, we will assess a surrender charge if you take a surrender during the first seven years of any Guaranteed Period. We calculate the surrender charge separately for each Sub-Account. We determine the amount of the surrender charge for a Sub-Account as follows: first, we subtract any amount available as an interest withdrawal from the surrender amount you request; then we multiply the result by the appropriate surrender charge percentage from the table below. The surrender charge percentage is determined based on the age of the Sub-Account from which the surrender is taken.




 NUMBER OF COMPLETED YEARS     SURRENDER CHARGE
   IN A GUARANTEED PERIOD         PERCENTAGE
---------------------------   -----------------
             0                       6%
             1                       6%
             2                       5%
             3                       4%
             4                       3%
             5                       2%
             6                       1%
         7 or  more                  0%


     We will include the surrender charge in the amount we deduct from the Sub-Account to satisfy your surrender request. The total surrender charge for your surrender is the sum of the surrender charges for the Sub-Accounts from which you make your surrender.

     We do not apply the surrender charge after the first seven years of any Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Sub-Account's Guaranteed Period if we receive your written surrender request no later than 10 days after the end of the Guaranteed Period.


THE MARKET VALUE ADJUSTMENT


     We will apply a Market Value Adjustment if you request a full or partial surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between market interest rates available when a Sub-Account was established and the interest rates available at the time of the surrender from that Sub-Account, as measured by an independent index called the Treasury Rate. The Treasury Rate is the annual effective interest rate credited to certain United States Treasury instruments and it is published by Bloomberg L.P., a nationally recognized service. On the fifteenth day and the last day of each month we will identify a Treasury Rate for each Guaranteed Period. We will be consistent in the method we use to identify the Treasury Rate and the determination is binding upon any Owner, Annuitant and Beneficiary.

     The Market Value Adjustment formula contains a 0.25% set percentage factor that compensates the company for certain expenses and losses that we may incur, either directly or indirectly, as a result of the surrender. Another factor in the formula decreases the effect of the Market Value Adjustment as the Sub-Account matures by taking into consideration the number of months remaining in the Guaranteed Period from which the surrender is taken.

     Like the Surrender Charge, the Market Value Adjustment is calculated separately for each Sub-Account. We determine the amount of the Market Value Adjustment for each Sub-Account by subtracting any amount available as an interest withdrawal from the surrender amount requested, and then multiplying the result by the Market Value Adjustment percentage derived from the formula below:

     Market Value Adjustment Percentage = (C -  I + 0.25%) x (N/12), where

             C = the current Treasury Rate established for the same term as the
                 Guaranteed Period from which the surrender is taken;

             I = the initial Treasury Rate for the Guaranteed Period from which the surrender is taken;

             N = the number of months remaining in the Guaranteed Period from which the surrender is taken.

     We will include the Market Value Adjustment in the amount we deduct from the Sub-Account to satisfy your surrender request. The total Market Value Adjustment for your surrender is the sum of the Market Value Adjustments to the Sub-Accounts from which the surrender is taken.

     The Market Value Adjustment may increase or decrease the Surrender Value. If the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the Surrender Value. Otherwise, the Market Value Adjustment will decrease the Surrender Value.

     We do not apply the Market Value Adjustment to an interest withdrawal. When calculating the Market Value Adjustment, we consider any amount available as an interest withdrawal to be surrendered before amounts to which the Market Value Adjustment applies. If we receive your written surrender request no later than 10 days after the end of the Guaranteed Period, we also do not apply the Market Value Adjustment to surrenders requested at the end of a Sub-Account's Guaranteed Period.


     PLEASE NOTE THAT THE FOLLOWING EXAMPLE ASSUMES NO INTEREST WITHDRAWALS, NO PREMIUM TAX DUE ON ISSUANCE, AND NO SURRENDERS OTHER THAN THOSE SHOWN IN THE EXAMPLE. THE HYPOTHETICAL INTEREST RATES ARE FOR PURPOSES OF ILLUSTRATION ONLY AND WE DO NOT INTEND THEM AS A PREDICTION OF ANY FUTURE INTEREST RATES WE MAY DECLARE UNDER THE CONTRACT. THE ACTUAL INTEREST RATES WE DECLARE FOR ANY GUARANTEED PERIOD MAY BE MORE OR LESS THAN WHAT WE HAVE USED IN THIS ILLUSTRATION.


             MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
                   FULL SURRENDER AFTER COMPLETION OF YEAR 3



INITIAL GUARANTEED PERIOD (YEARS):             3                 5                 7               TOTAL
-------------------------------------   ---------------   ---------------   ---------------   ---------------
Initially -
Annuity Deposit:                         $ 10,000.00       $ 10,000.00       $ 10,000.00        $ 30,000.00
Guaranteed Interest Rate:                       4.75%             5.00%             5.25%
Year 1 -
Beginning of Year Account Value:         $ 10,000.00       $ 10,000.00       $ 10,000.00        $ 30,000.00
 x (1 + Guaranteed Interest Rate):             1.048             1.050             1.053
 = End of Year Account Value:            $ 10,475.00       $ 10,500.00       $ 10,525.00        $ 31,500.00
 - Beginning of Year Account Value:      $ 10,000.00       $ 10,000.00       $ 10,000.00        $ 30,000.00
 = Interest Earned during Year:          $    475.00       $    500.00       $    525.00        $  1,500.00
Year 2 -
Beginning of Year Account Value:         $ 10,475.00       $ 10,500.00       $ 10,525.00        $ 31,500.00
 x (1 + Guaranteed Interest Rate):             1.048             1.050             1.053
 = End of Year Account Value:            $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 - Beginning of Year Account Value:      $ 10,475.00       $ 10,500.00       $ 10,525.00        $ 31,500.00
 = Interest Earned during Year:          $    497.56       $    525.00       $    552.56        $  1,575.12
Year 3 -
Beginning of Year Account Value:         $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 x (1 + Guaranteed Interest Rate):             1.048             1.050             1.053
 = End of Year Account Value:            $ 11,493.76       $ 11,576.25       $ 11,659.13        $ 34,729.14
 - Beginning of Year Account Value:      $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 = Interest Earned during Year:          $    521.20       $    551.25       $    581.57        $  1,654.02

INITIAL GUARANTEED PERIOD (YEARS):                          3                 5                 7               TOTAL
--------------------------------------------------   ---------------   ---------------   ---------------   ---------------
After Completion of Year 3 -
Account Value:                                        $ 11,493.76       $ 11,576.25       $ 11,659.13        $ 34,729.14
 - Prior Year's Interest:                             $    521.20       $    551.25       $    581.57        $  1,654.02
 = Amount Subject to Surrender Charge and Market
   Value Adjustment:                                  $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 Surrender Charge Percentage:                               0.00%             3.00%             5.00%
 x Subjected Amount:                                  $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 = Surrender Charge:                                  $      0.00       $    330.75       $    553.88        $    884.63
Number of Months Remaining in the Guaranteed
 Period:                                                        0                24                48
EXAMPLE #1 - INCREASING INTEREST RATE ENVIRONMENT
 Current Guaranteed Interest Rate:                          5.75%             6.25%             6.75%
 - Initial Guaranteed Interest Rate:                        5.00%             5.50%             6.00%
 + 0.25%:                                                   0.25%             0.25%             0.25%
 x Number Months Remaining / 12:                             0.00              2.00              4.00
 = Market Value Adjustment Percentage:                      0.00%             2.00%             4.00%
 x Subjected Amount:                                  $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 = Market Value Adjustment:                           $      0.00       $    220.50       $    443.10        $    663.60
Account Value:                                        $ 11,493.76       $ 11,576.25       $ 11,659.13        $ 34,729.14
 - Surrender Charge:                                  $      0.00       $    330.75       $    553.88        $    884.63
 - Market Value Adjustment:                           $      0.00       $    220.50       $    443.10        $    663.60
 = Net Account Value:                                 $ 11,493.76       $ 11,025.00       $ 10,662.15        $ 33,180.91
EXAMPLE #2 - DECREASING INTEREST RATE ENVIRONMENT
Current Guarantee Interest Rate:                            4.25%             4.75%             5.25%
 - Initial Guaranteed Interest Rate:                        5.00%             5.50%             6.00%
 + 0.25%:                                                   0.25%             0.25%             0.25%
 x Number Months Remaining / 12:                             0.00              2.00              4.00
 = Market Value Adjustment Percentage:                      0.00%           - 1.00%           - 2.00%
 x Subjected Amount:                                  $ 10,972.56       $ 11,025.00       $ 11,077.56        $ 33,075.13
 = Market Value Adjustment:                           $      0.00      $   (110.25)      $   (221.55)       $    (331.80)
Account Value:                                        $ 11,493.76      $ 11,576.25       $ 11,659.13        $  34,729.14
 - Surrender Charge:                                  $      0.00      $    330.75       $    553.88        $     884.63
 - Market Value Adjustment:                           $      0.00      $   (110.25)      $   (221.55)       $    (331.80)
 = Net Account Value:                                 $ 11,493.76      $ 11,355.75       $ 11,326.81        $  34,176.32


PREMIUM TAX

     Premium tax (including related retaliatory taxes and fees, if any) will be deducted when applicable. If your Contract is subject to a premium tax, we will deduct it according to applicable law from either your Annuity Deposits when received, upon a full or partial surrender, from the amount applied to an annuity option, or from the Death Benefit. The current rate of premium tax ranges up to 3.50%.



                                 DEATH BENEFIT

DEATH OF AN ANNUITANT

     If an Annuitant who is not an Owner dies before the Annuity Commencement Date, the first Owner named on the application will become the new Annuitant unless the Owner had designated otherwise. IF CHANGING ANNUITANTS, THE OWNER CANNOT, WITHOUT OUR PRIOR APPROVAL, SELECT AN ANNUITANT WHOSE 85TH BIRTHDAY COMES BEFORE THE END OF THE GUARANTEED PERIOD OR THE ANNUITY COMMENCEMENT DATE. If any Owner is not a natural person the death of the Annuitant or a change in the Annuitant will be treated as the death of an Owner.


DEATH OF AN OWNER


     If any Owner dies while the Contract is in force prior to the Annuity Commencement Date, we will pay a Death Benefit to the Beneficiary. If there are joint Owners to a Contract and one dies prior to the Annuity

Commencement Date, the surviving Owner will be treated as the Beneficiary; if none of the joint Owners survives prior to the Annuity Commencement Date, we will pay the Death Benefit to the Beneficiary named by the Owner. If there is no Beneficiary living or named, we will pay the Death Benefit to the estate of the deceased Owner.


DETERMINING THE DEATH BENEFIT


     We will determine the Death Benefit as of the date we receive due proof of an Owner's death. If we receive a claim for the Death Benefit in good order and within 12 months of the date of the Owner's death, the Death Benefit will be the greater of the Net Account Value or the Account Value less applicable premium tax. If we receive the claim for the Death Benefit 12 months or more after the date of death, the Death Benefit will be the Net Account Value. If any Owner is not a natural person, upon the change of the Annuitant the Death Benefit will be the Net Account Value.



PAYING THE DEATH BENEFIT

     Only one Death Benefit is payable under a Contract, even though the Contract may, under some circumstances, continue beyond the time of an Owner's death.

     The Death Benefit may be taken in one lump sum immediately, in which event the Contract will terminate. If the Death Benefit is not taken immediately as a lump sum, the entire interest in the Contract must be distributed under one of the following options:

       (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

       (2) the entire interest must be distributed within five years of the Owner's death.

     If the Beneficiary is the deceased Owner's spouse, the surviving spouse may choose, in lieu of taking the Death Benefit, to continue the Contract and become the new Owner. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse's death, the Death Benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary under option 1 or 2, described above.

     If there is more than one Beneficiary, these provisions apply to each Beneficiary individually.

     The Death Benefit provisions of this Contract shall be interpreted to comply with the requirements of ss.72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract, as necessary, to conform to regulatory requirements. We will send you a copy of any endorsement containing such Contract modifications.


                               ANNUITY BENEFITS

ANNUITY COMMENCEMENT DATE

     You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of any Guaranteed Period nor later than the Annuitant's 85th birthday. If you do not select one, the Annuity Commencement Date will be the end of the Contract year immediately before the Annuitant's 85th birthday.

     You may change the Annuity Commencement Date, subject to some general restrictions:

   o You must request the change in writing.

   o We must receive the written request at least 30 days before the new Annuity Commencement Date you requested.

   o The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

   o Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

     Once our Administrative Office notifies you that we have received and approved your written request for changing the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

     Annuity Commencement Dates which occur after the Annuitant's 85th birthday may have adverse income tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters," page 18.)


ANNUITY OPTIONS

     On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 -- Life Income with Payments for a 10-year Guaranteed Period. You may select from the following annuity options. For qualified Contracts, additional annuity options may apply with certain restrictions.

   o OPTION 1 -- PAYMENT FOR A FIXED PERIOD.


        We will make equal monthly payments for any period not less than five years nor more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.


   o OPTION 2 -- LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD.

        We will make equal monthly payments based on the life of the named Annuitant or Annuitants. Payments will continue for the lifetime of the Annuitant or Annuitants with payments guaranteed for either 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

   o OPTION 3 -- PAYMENTS FOR A FIXED AMOUNT.

        We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

      Other annuity options may be available on your Annuity Commencement Date.



ANNUITY PAYMENTS


     We will use the Annuitant's age on the Annuity Commencement Date to determine the amount of the payments under the annuity option you select. We calculate the amount of each annuity payment using the Annuity Tables published in the Contract. Those tables are based on the 1983 Individual Annuitant Mortality Table A projected four years with interest credited at 4% per annum. One year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1987. If, at the time you select an annuity option, we offer options or rates more favorable that those guaranteed, the higher benefits will apply.


     We will make the first annuity payment one month after the Annuity Commencement Date. We will make subsequent payments according to the payment mode you select. We reserve the right to pay the Net Account Value in a lump sum if it is less than $5,000, and to change the frequency of your annuity payments if at any time the annuity payment is less than our current minimum payment amount.

     As a condition for making the first annuity payment, we may require proof of the Annuitant's age and gender. As a condition for continuing to make annuity payments that are based on the life of an Annuitant, we may also require proof at any time that an Annuitant is still living. You cannot surrender this Contract after annuity payments begin.

DEATH OF THE OWNER OR ANNUITANT AFTER THE ANNUITY COMMENCEMENT DATE

     If any Owner or Annuitant dies on or after the Annuity Commencement Date and before all the annuity payments have been made, we will distribute any remaining payments at least as rapidly as under the annuity option in effect on the date of death. After the death of an Annuitant, we will make any remaining payments to the Beneficiary unless you specified otherwise before the Annuitant died.


                           INVESTMENTS BY PROTECTIVE

     Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, Protective continually balances maturity against yield and quality considerations in selecting new investments.


     In establishing Guaranteed Interest Rates, Protective intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates," on page 8.) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is anticipated that some portion of the portfolio will be invested in mortgages. Protective may also invest in lower than investment-grade debt instruments.


     Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

       Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.


       Mortgage-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31, 1998, 96.5% of bonds in which Protective invests were considered investment grade; 26.5% of these bonds were rated Baa or BBB.


     Mortgage-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

     Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Protective carefully selects, and closely monitors, such investments. Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.


     Protective's primary mortgage lending emphasis for the past twenty years has been on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term noncancelable leases with Protective's borrowers. The centers provide the basic necessities of life such as food, pharmaceuticals, and clothing, and are relatively insensitive to changes in economic conditions. Protective also makes loans on credit-oriented commercial properties. In the twenty years that Protective has implemented its mortgage loan strategy, it has had no significant loss of principal on mortgages it has originated. Protective carefully selects, and closely monitors, such investments.

     The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

     While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states.


                           OTHER CONTRACT PROVISIONS

NON-PARTICIPATING

     The Contract does not share in our surplus or profits and does not pay dividends.


NOTICE

     All instructions and requests to change or assign a Contract must be in a written form acceptable to us and signed by the Owner. The instruction, change or assignment will relate back to and take effect on the date it was signed, but we will not be responsible for following any instruction or making any change or assignment before we receive it and acknowledge it through our Administrative Office. Send correspondence to: Investment Products Services, P.
O. Box 10648, Birmingham, Alabama 35202-0648.


REPORTS

     At least once each year, we will send you a report showing the current Account Value, Sub-Account values, interest credited and any other information required by law.


TRANSACTIONS AND MODIFICATION OF THE CONTRACT


     Currently, you must make any request for a change or transaction under your Contract in writing and on a form acceptable to Protective Life. Changes and transactions under your Contract include actions such as: making additional Annuity Deposits; requesting surrenders or interest withdrawals; changing the Annuity Commencement Date; annuity option, or Annuitant; or making a death benefit claim. No one is authorized to modify or waive any term or provision of the Contract unless we agree and unless it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of the Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure the Contract continues to qualify as an annuity under the Internal Revenue Code. We will send you a copy of any endorsement that modifies your Contract and will obtain all necessary approvals including, where required, that of the Owner.



ASSIGNMENT OF A CONTRACT

     You have the right to assign a Contract if it is permitted by applicable law. Generally, you do not have the right to assign a qualified Contract. We do not assume responsibility for any assignment. Any claim made under an assignment is subject to proof of the nature and extent of the assignee's interest before we make a payment. Assignments have federal income tax consequences. An assignment may result in the Owner recognizing taxable income. (See, "Federal Tax Matters," page 18.)


FACILITY OF PAYMENT

     If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.


PROTECTION OF PROCEEDS

     To the extent permitted by law, no benefits payable under a Contract will be subject to the claims of creditors of any payee.

ERROR IN AGE OR GENDER

     When a Contract benefit depends upon any person's age or gender, we may require proof of such. We may suspend the benefit until we receive that proof. When we receive satisfactory proof, we will make any payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based on gender.

     If, after we receive proof of age and gender (where applicable), we determine that the information you furnished to us was not correct, we will adjust the benefits under your Contract to that which would have been due based upon the correct information. If we underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. We will deduct up to the full amount of any current or future payment until the overpayment has been fully repaid. Underpayments and overpayments will bear interest at an annual effective rate of 3%.


                         DISTRIBUTION OF THE CONTRACTS

     Investment Distributors, Inc., ("IDI") is the principal underwriter for the Contracts and has agreed to use its best efforts to distribute them. IDI is registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers ("NASD"). IDI is a wholly owned subsidiary of Protective Life Corporation, which is the parent corporation of Protective Life Insurance Company.

     IDI enters into distribution agreements with other broker-dealers registered under the Securities Exchange Act of 1934. These broker-dealers offer the Contracts to individuals and groups who have established accounts with them. IDI may also offer the Contracts to members of certain other eligible groups or other eligible individuals.

     Unless forbidden by law, we pay a commission on each Annuity Deposit and on the Sub-Account Value transferred to a subsequent Guaranteed Period. The maximum commission we will pay is 7%.


                              FEDERAL TAX MATTERS

INTRODUCTION

     The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

     This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE OR LOCAL -- OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.


THE COMPANY'S TAX STATUS

     The Company is taxed as a life insurance company under Subchapter L of the Code. The assets underlying the Contracts will be owned by the Company, and the income derived from such assets will be includible in the Company's income for federal income tax purposes.


TAXATION OF ANNUITIES IN GENERAL

     TAX DEFERRAL DURING ACCUMULATION PERIOD


     Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Owner's Account Value is generally not taxable to the Owner or Annuitant until received, either in the form of Annuity payments as contemplated by the Contracts, or in some other form of distribution.


     As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for Certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.


     In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


     If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age, E.G., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the Owner would be taxable currently on the annual increase in the Account Value.


     The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.


     TAXATION OF INTEREST WITHDRAWALS AND PARTIAL AND FULL SURRENDERS


     In the case of an interest withdrawal or partial surrender, amounts received generally are includible in income to the extent the Owner's Account Value before the withdrawal or partial surrender exceeds his or her "investment in the contract." In the case of a full surrender, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain contributions to Qualified Contracts) less any amounts previously received from the Contract which were not included in income.

     Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between his or her Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.


     There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any interest withdrawal, partial surrender, or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

 TAXATION OF ANNUITY PAYMENTS

     Normally, the portion of each Annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of Annuity payments for the term of the Contract (determined under Treasury Department regulations).

     Once the total amount of the investment in the contract is excluded using this ratio, Annuity payments will be fully taxable. If Annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.


     There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax advisor should be consulted in these situations.


                 EXAMPLE OF DETERMINATION OF EXCLUDABLE AMOUNT




     Assumptions:
        Cost basis (investment) in contract:     $70,000
        Annuity option selected:                 10 year certain period
        Payment frequency:                       monthly, with the initial payment made
                                                 immediately upon annuitization
        Hypothetical payment:                    $ 1,000
        Calculations:
        Total payments =                         Hypothetical payment multiplied by the
                                                 number of payments to be made:
                                                 $1,000 x 120 = $120,000
        Exclusion ratio =                        Cost basis divided by the total payments:
                                                 $70,000 / $120,000 = 58.33%
        Excludable amount =                      Exclusion ratio multiplied by the
                                                 hypothetical payment:
                                                 58.33% x $1,000 = $583.33


     TAXATION OF DEATH BENEFIT PROCEEDS


     Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an Annuity option, they are taxed in the same manner as Annuity payments, as described above. After the Annuity Commencement Date, where a guaranteed period exists under an Annuity option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the Contract at that time, or (2) if distributed in accordance with the existing Annuity option selected, they are fully excludable from income until the remaining investment in the Contract is deemed to be recovered, and all Annuity payments thereafter are fully includible in income.

     Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding, page 24.) In addition, in the case of such proceeds from certain Qualified Contracts, mandatory withholding requirements may apply, unless a "direct rollover" of such proceeds is made. (See "Direct Rollover Rules, page 23.)



     PENALTY TAX ON PREMATURE DISTRIBUTIONS

     Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner or, if a Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and a designated beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the Annuity period. (Similar rules, described below, generally apply in the case of Qualified Contracts.)



     AGGREGATION OF CONTRACTS

     In certain circumstances, the IRS may determine the amount of an Annuity payment or a withdrawal or surrender from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including interest withdrawals and surrenders prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.


 LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD BY OR FOR THE BENEFIT OF CERTAIN NON-NATURAL PERSONS


     In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, a portion of otherwise deductible interest may no longer be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax advisor.



QUALIFIED RETIREMENT PLANS

     IN GENERAL

     The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Deposit of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans.


     The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, in the case of interest withdrawals, full and partial surrenders, and Annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable.


     If a Contract is issued in connection with a Qualified Plan, the Owner and the Annuitant must be the same person. Additionally, for Contracts issued in connection with Qualified Plans subject to the Employee Retirement Income Security Act, the spouse or ex-spouse of the Owner will have rights in the Contract. In such a case, the Owner may need the consent of the spouse or ex-spouse to change annuity options, elect an interest withdrawal, or make a partial or full surrender of the Contract.

     In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any Guarantee Period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Furthermore, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities ("IRAs"), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

     There is also a 10% penalty tax on the taxable amount of any payment from certain Qualified Contracts. There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Owner reaches age 59 1/2, (b) received on or after the Owner's death or because of the Owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and the Owner's designated Beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs taken after December 31, 1997 which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor.

     When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.


     Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

     INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements (discussed below), distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an "Education IRA" under Section 530 of the Code, a "Simplified Employee Pension" under
Section 408(k) of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.

     ROTH IRAS. Section 408A of the Internal Revenue Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, "qualified distributions" from a Roth IRA will be excludable from income.

     A qualified distributions is a distribution that satisfies two requirements:

    o First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution was made to any Roth IRA established for the Owner.

    o Second, the distribution must be either:

      1) made after the Owner reaches age 59 1/2;
      2) made after the Owner's death;

      3) attributable to the Owner being disabled; or
      4) a qualified first-time homebuyer distribution within the meaning of
         Section 72(t)(2)(F) of the Internal Revenue Code.

     In addition, distributions from Roth IRAs need not commence when the Owner reaches age 70 1/2. A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA, but a Roth IRA may not accept rollover contributions from other Qualified Plans. The state tax treatment of a Roth IRA may differ from federal income tax treatment of a Roth IRA.

     CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

     TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts.
Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon can not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the Account Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)


     DIRECT ROLLOVER RULES

     In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) Tax-Sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) Tax-Sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).


     Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the Owner in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the Owner elects to have amounts directly transferred to certain Qualified Plans (such as to an Individual Retirement Annuity). Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or the Company) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.

FEDERAL INCOME TAX WITHHOLDING

     The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic Annuity payments (other than the eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date and conversions of, or rollovers from, non-Roth IRAs to Roth
IRAs) is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                       PROTECTIVE LIFE INSURANCE COMPANY

BUSINESS

     Protective Life Insurance Company, a stock life insurance company, was founded in 1907. Protective is a wholly-owned and the principal operating subsidiary of Protective Life Corporation ("PLC"), an insurance holding company whose common stock is traded on the New York Stock Exchange under the symbol "PL". Protective provides financial services through the production, distribution, and administration of insurance and investment products. Unless the context otherwise requires, "Protective" refers to the consolidated group of Protective Life Insurance Company and its subsidiaries.

     Protective offers a competitive selection of individual life insurance, dental insurance, credit life and disability insurance, guaranteed investment contracts, guaranteed funding agreements, and fixed and variable annuities. Protective distributes these products through many channels, primarily independent agents, insurance brokers, stockbrokers, financial institutions, company sales representatives, and automobile dealerships. Protective also seeks to acquire insurance policies from other insurers.

     Protective operates through seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products, and retirement savings and investment products. Protective also has an additional business segment which is described herein as Corporate and Other.

     The following table shows the percentages of pretax operating income represented by each of the strategic focuses and the Corporate and Other segment.





                                                  RETIREMENT
                                   SPECIALTY     SAVINGS AND      CORPORATE
    YEAR ENDED          LIFE       INSURANCE      INVESTMENT         AND
   DECEMBER 31       INSURANCE      PRODUCTS       PRODUCTS         OTHER
-----------------   -----------   -----------   -------------   ------------
   1994 .........       53.1%         17.5%          31.6%           (2.1)%
   1995 .........       56.7          14.3           34.5            (5.5)
   1996 .........       55.3           7.9           38.8            (1.9)
   1997 .........       58.9          16.7           24.6            (0.2)
   1998 .........       58.1          15.6           23.1             3.2



     In the following paragraphs, Protective reports its divisional sales, new capital invested, members, and annualized premium. These statistics are used by Protective to measure the relative progress of its marketing and acquisition efforts. These statistics were derived from the Company's various sales tracking and administrative systems and were not derived from the Company's financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.



LIFE INSURANCE


     A strategic focus of Protective is to expand its life insurance operations through internal growth and acquisitions. The Individual Life, West Coast, and Acquisitions Divisions support this strategy.


INDIVIDUAL LIFE DIVISION

     The Individual Life Division markets level premium term and term-like insurance, universal life and variable universal life products on a national basis through networks of independent insurance agents. The Division is also developing other distribution channels. These include marketing life insurance products through regional stockbrokers and banks and through worksite and direct response arrangements. The Division also offers its products on a "private label" basis to other insurance companies and their distribution systems. The Division has experienced increased sales even though the life insurance industry is a mature industry.

     The Division has two principal agent networks. The first is based on experienced independent personal producing general agents who are recruited by regional sales managers. At December 31, 1998, there were over 55 regional sales managers located throughout the United States. This distribution system generally appeals to agents who prefer to represent one or a few insurers and who may depend on the regional sales managers or Protective to furnish various support services to the agent. Approximately 47% of the Division's 1998 sales came from this distribution system.

     The Division also distributes specialty insurance products in the life insurance brokerage market through a wholly-owned subsidiary, Empire General Life Assurance Corporation, representing approximately 42% of this Division's sales. This distribution system generally appeals to agents who prefer to represent many insurers, or who look to Empire General's product offerings to fill a special need. For the entire Division, sales through stockbrokers and banks represented 9% of sales.

     The following table shows the Individual Life Division's sales measured by new premium.





YEAR ENDED
DECEMBER 31                  SALES
------------------   ----------------------
                     (DOLLARS IN MILLIONS)
  1994 ........          $  30.8
  1995 ........             36.3
  1996 ........             45.4
  1997 ........             48.7
  1998 ........             71.2



WEST COAST DIVISION

     On June 3, 1997, Protective acquired West Coast Life Insurance Company. Headquartered in San Francisco, West Coast sells universal and traditional ordinary life products in the life insurance brokerage market and in the "bank owned life insurance" ("BOLI") market.

     The West Coast Division primarily utilizes a distribution system comprised of brokerage general agencies ("BGAs") who recruit a network of independent life agents. The BGAs provide varying levels of service to the independent agents based on the size, structure and capabilities of the individual BGA organizations. At December 31, 1998, the Division worked with 80 BGAs located throughout the United States. This distribution system represented approximately 55% of the Division's 1998 sales.

     The Division also offers corporate owned life insurance products to the BOLI market through an independent marketing organization which specializes in this market. The products are sold to smaller and regional banks, and represent approximately 45% of the Division's sales.

     The following table shows the West Coast Division's sales measured by new premium including sales prior to Protective's acquisition of West Coast for comparison purposes.





YEAR ENDED
DECEMBER 31                   SALES
------------------   ----------------------
                      (DOLLARS IN MILLIONS)
  1996 .........          $  14.9
  1997 .........             29.8
  1998 .........             40.6



ACQUISITIONS DIVISION

     PLC is an active participant in the consolidation of the life and health insurance industry. The Acquisitions Division focuses on acquiring, converting, and servicing business acquired from other companies. The Division's primary focus is on life insurance policies sold to individuals. These acquisitions may be accomplished through acquisitions of companies or through the reinsurance of blocks of policies from other insurers. Forty transactions have been closed by the Division since 1970, including 13 since 1989. Many of these acquisitions included Protective. Blocks of policies acquired through the Division are usually administered as "closed" blocks; i.e., no new policies are sold. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.

     Most acquisitions closed by the Division do not include the acquisition of an active sales force. In transactions where some marketing capacity was included, the Division generally either ceased future marketing efforts or redirected those efforts to another Division of Protective. However, in the case of the acquisition of West Coast which was closed by the Acquisitions Division, Protective elected to continue the marketing of new policies and to operate and report West Coast as a separate division of Protective.

     The Division believes that its highly focused and disciplined approach to the acquisition process and its extensive experience in the assimilation, conservation, and servicing of purchased policies give it a significant competitive advantage over many other companies that attempt to make similar acquisitions. The Division expects acquisition opportunities to continue to be available as the life insurance industry continues to consolidate; however, management believes that the Company may face increased competition for future acquisitions.

     Total revenues and income before income tax from the Acquisitions Division are expected to decline with time unless new acquisitions are made. Therefore, the Division's revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity.

     The following table shows the number of transactions closed by the Acquisitions Division and the approximate amount of new (statutory) capital invested.





                            NUMBER                 NEW
YEAR ENDED                    OF                 CAPITAL
DECEMBER 31              TRANSACTIONS           INVESTED
---------------------   --------------   ----------------------
                                          (DOLLARS IN MILLIONS)
  1994 ............          2               $   45.6
  1995 ............          1                   16.6
  1996 ............          3                   47.1
  1997 ............          1(1)               116.8 (1)
  1998 ............          1                   77.8



----------
(1) West Coast

     From time to time, other Protective Divisions have acquired companies and blocks of policies which are included in their respective results.



SPECIALTY INSURANCE PRODUCTS

     A second strategic focus of Protective is to participate in specialized segments of the insurance industry that offer attractive growth opportunities. The Dental and Consumer Benefits and Financial Institutions Divisions support this strategy.



DENTAL AND CONSUMER BENEFITS DIVISION

     In 1997 the Division (formerly known as the Group Division) exited from the traditional group major medical business, fulfilling the Division's strategy to focus primarily on dental and related products. Accordingly, the Division was renamed.

     The Dental Division's primary strategic emphasis is on indemnity and managed-care dental products. At December 31, 1998, the Division had approximately 690,000 members in its dental programs.


     The Division was a pioneer in developing indemnity dental products for the voluntary payroll deduction market. The Division has also developed an innovative system for prospecting and selling dental insurance products by telephone.


     The Division offers discounted fee-for-service dental programs to individual consumers and groups through its Dental Network Plans where enrolled consumers have access to a contracted network of dental providers who have agreed to a discounted fee schedule.

     The following table shows the approximate number of Dental and Consumer Benefits Division's members in all of its dental programs and annualized dental premium in-force at December 31.





                                             ANNUALIZED
                                               DENTAL
                         MEMBERS               PREMIUM
                     ---------------   ----------------------
                      (IN MILLIONS)     (DOLLARS IN MILLIONS)
  1994   .........          0.2               $  29.9
  1995   .........          0.3                  44.1
  1996   .........          0.4                  52.3
  1997   .........          0.6                  98.3
  1998   .........          0.7                 117.8



     The Division also markets group life and disability coverages, and administers an essentially closed block of individual cancer insurance policies.



FINANCIAL INSTITUTIONS DIVISION


     The Financial Institutions Division specializes in marketing credit life and disability insurance products through banks, consumer finance companies and automobile dealers. The Division is one of the largest independent writers of credit insurance in the United States. The majority of these policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States. The demand for credit life and credit health insurance is related to the general level for consumer loans.

     The Division markets through employee field representatives, independent brokers and wholly-owned subsidiaries. Protective believes it has been a beneficiary of a "flight to quality," as financial institutions and automobile dealers increasingly prefer to do business with insurers having quality products, strong balance sheets and high-quality training and service capabilities.

     In September 1997, the Division acquired the Western Diversified Group. The Western Diversified Group markets credit insurance and related products through automobile dealers primarily in the midwestern United States. The Western Diversified Group includes a small property casualty insurer that sells automobile extended service contracts, which the Division has begun to market nationally through its other distribution channels. The Division acquired a closed block of credit policies in 1996 and another in 1997.

     The following table shows the Financial Institutions Division's sales measured by new premium including sales of Western Diversified since the date of acquisition.





YEAR ENDED
DECEMBER 31                  SALES
------------------   ----------------------
                     (DOLLARS IN MILLIONS)
  1994 .........          $  117.3
  1995 .........             136.3
  1996 .........             147.2
  1997 .........             189.3
  1998 .........             273.5



     A significant portion of the Division's sales are reinsured with producer-owned reinsurers.



RETIREMENT SAVINGS AND INVESTMENT PRODUCTS

     A third strategic focus of Protective is to offer products that respond to the shift in consumer preference to savings products brought about by demographic trends as "baby-boomers" move into the saving stage of their life cycle. The two Divisions that support this strategy are the Guaranteed Investment Contracts and Investment Products Divisions.



GUARANTEED INVESTMENT CONTRACTS DIVISION

     The Guaranteed Investment Contracts ("GIC") Division markets GICs to 401(k) and other qualified retirement savings plans. GICs are generally contracts which specify a return on deposits for a specified period and often provide flexibility for withdrawals, in keeping with the benefits provided by the plan. The demand for GICs is related to the relative attractiveness of the "fixed rate" investment option in a 401(k) plan compared to the equity-based investment options available to plan participants. The Division also markets related products, including fixed and floating rate funding agreements offered to the trustees of municipal bond proceeds, bank trust departments and money market funds, and long-term annuity contracts offered to fund certain state obligations. The Division has benefited from the growing acceptance of funding agreements among money managers. The Division's emphasis is on a consistent and disciplined approach to product pricing and asset/liability management, careful underwriting of early withdrawal risks and maintaining low distribution and administration costs.

     Most GIC contracts and funding agreements written by Protective have maturities of three to five years. The rate of growth in GIC account balances has slowed as the amount of maturing contracts has increased relative to the amount of sales of GIC and related deposits.

     The following table shows the Guaranteed Investment Contract Division's sales and account balances.





YEAR ENDED                    ACCOUNT
DECEMBER 31         SALES     BALANCES
------------------ -------   ---------
                  (DOLLARS IN MILLIONS)
  1994 .........    $806      $2,282
  1995 .........     751       2,524
  1996 .........     686       2,627
  1997 .........     696       2,869
  1998 .........     827       2,879



INVESTMENT PRODUCTS DIVISION


     The Investment Products Division manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Individual Life Division's sales force. The demand for annuity products is related to the general level of interest rates and performance of the equity markets.


     The Division offers modified guaranteed annuities which guarantee an interest rate for a fixed period. Because contract values are "market-value adjusted" upon surrender prior to maturity, these products afford Protective a measure of protection from changes in interest rates. Since 1994, the Division has offered variable annuities which offer the policyholder the opportunity to invest in various investment accounts.

     The following table shows the Investment Products Division's sales.





YEAR ENDED             FIXED             VARIABLE            TOTAL
DECEMBER 31           ANNUITY            ANNUITY            ANNUITY
------------------   ---------   -----------------------   --------
                                  (DOLLARS IN MILLIONS)
  1994 .........      $280               $171              $451
  1995 .........       118                189               307
  1996 .........       199                169               368
  1997 .........       180                324               504
  1998 .........        97                472               569



     The following table shows the Investment Products account balances.





YEAR ENDED             FIXED             VARIABLE            TOTAL
DECEMBER 31           ANNUITY            ANNUITY            ANNUITY
------------------   ---------   -----------------------   --------
                                   (DOLLARS IN MILLIONS)
  1994 .........    $  983              $  170            $1,153
  1995 .........       996                 388             1,384
  1996 .........     1,042                 625             1,667
  1997 .........     1,229               1,057             2,286
  1998 .........     1,105               1,555             2,660

CORPORATE AND OTHER


     Protective has an additional business segment herein referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the Divisions described above. The earnings of this segment may fluctuate from year to year.



SELECTED FINANCIAL DATA


     The following Selected Financial Data for Protective and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                            SELECTED FINANCIAL DATA

                            (DOLLARS IN THOUSANDS)




                                                                YEAR ENDED DECEMBER 31
                                      --------------------------------------------------------------------------
                                            1998             1997           1996          1995          1994
                                      ---------------- --------------- ------------- ------------- -------------
INCOME STATEMENT DATA
Premiums and policy fees ............   $  1,027,340     $   814,420    $  770,224    $  744,855    $  575,347
Reinsurance ceded ...................       (459,215)       (334,214)     (308,174)     (333,173)     (172,575)
                                        -------------- -------------    ----------    ----------    ----------
Net of reinsurance ceded ............        568,125         480,206       462,050       411,682       402,772
Net investment income ...............        603,795         557,488       498,781       458,433       408,933
Realized investment gains ...........          2,136           1,824         5,510         1,951         6,298
Other income ........................         20,201           6,149         5,010         1,355        11,977
                                        -------------- -------------    ----------    ----------    ----------
   Total revenues ...................   $  1,194,257     $ 1,045,667    $  971,351    $  873,421    $  829,980
                                        ============== =============    ==========    ==========    ==========
Benefits and expenses ...............   $  1,013,912     $   895,917    $  846,042    $  755,688    $  724,402
Income tax expense ..................   $     63,162     $    52,302    $   42,766    $   40,037    $   32,855
Net income ..........................   $    117,183     $    97,448    $   82,543    $   77,696    $   72,723

                                                                        DECEMBER 31
                                      -------------------------------------------------------------------------
                                            1998            1997           1996          1995          1994
                                      ---------------- ---------------  -----------   -----------   -----------
BALANCE SHEET DATA
Total assets ........................   $ 11,622,895     $10,375,281    $8,163,343    $7,178,693    $6,110,704
Long-term debt ......................   $      2,363
Total debt(1) .......................   $     23,261     $    28,055    $   25,014    $   34,693    $   39,443
Redeemable preferred stock ..........                                                 $    2,000    $    2,000
Share-owners equity .................   $  1,069,371     $ 1,018,779    $  776,191    $  651,237    $  395,075
Share-owners equity excluding net
 unrealized gains and losses on
 investments ........................   $  1,014,314     $   957,052    $  769,503    $  593,374    $  502,607


----------

(1) Includes indebtedness to related parties. At December 31, 1998 such indebtedness totaled $20.9 million. See also Note E to the Consolidated Financial Statements.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS

     This report includes "forward looking statements" which express expectations of future events and/or results. All statements based on future expectations rather than on historical factors are forward-looking statements that involve a number of risks and uncertainties, and Protective cannot give assurance that such statements will prove to be correct. Please refer to Known Trends and Uncertainties herein for more information about factors which could affect future results.



RESULTS OF OPERATIONS


     Protective operates seven divisions whose principal strategic focuses can be grouped into three general categories: life insurance, specialty insurance products, and retirement savings and investment products. Protective's divisions are: Individual Life, West Coast, Acquisitions, Dental and Consumer Benefits ("Dental"),

Financial Institutions, Guaranteed Investment Contracts ("GIC"), and Investment Products. Protective also has an additional business segment which is Corporate and Other.



PREMIUMS AND POLICY FEES

     The following table sets forth for the periods shown the amount of premiums and policy fees and the percentage change from the prior period:


                           PREMIUMS AND POLICY FEES




YEAR ENDED                                                    PERCENTAGE
DECEMBER 31                                     AMOUNT         INCREASE
----------------------------------------    ---------------   -----------
                                            (IN THOUSANDS)
  1996 .................................       $462,050          12.2%
  1997 .................................        480,206           3.9
  1998 .................................        568,125          18.3



     Premiums and policy fees, net of reinsurance ("premiums and policy fees") increased $18.2 million or 3.9% in 1997 over 1996. The coinsurance by the Acquisitions Division of a block of policies and the acquisition of a small life insurance company in late 1996 resulted in a $4.4 million increase in premiums and policy fees. Decreases in older acquired blocks resulted in an $8.3 million decrease in premiums and policy fees. The Individual Life Division's premiums and policy fees increased $10.8 million. The June 1997 acquisition of West Coast Life Insurance Company ("West Coast") increased premiums and policy fees $14.1 million. The Dental Division's exit from the group major medical business during 1997 resulted in a $31.1 million decrease in premiums and policy fees. Premiums and policy fees related to the Dental Division's other businesses increased $25.7 million. Premiums and policy fees from the Financial Institutions Division decreased $1.2 million. Decreases of $10.2 million resulted from the reinsurance arrangement begun in 1995. Decreases of $17.1 million relate to the normal decrease in premiums on a closed block of credit insurance policies reinsured in 1996. The recent acquisition of the Western Diversified Group ("Western Diversified") and coinsurance of an unrelated closed block of credit insurance policies increased premiums and policy fees $26.1 million. The increase in premiums and policy fees from the Investment Products Division was $4.2 million.

     In 1998, premiums and policy fees increased $87.9 million or 18.3% over 1997. The Individual Life Division's premiums and policy fees decreased $1.3 million due to an increased use of reinsurance by the Division. The full year effect of the June 1997 acquisition of West Coast increased premiums and policy fees $8.3 million. In the Acquisitions Division, decreases in older acquired blocks resulted in a $9.5 million decrease in premiums and policy fees. The coinsurance of a block of policies from Lincoln National Corporation in October 1998 resulted in a $3.6 million increase in premiums and policy fees. Premiums and policy fees in the Dental Division increased $40.5 million. The full year effect of the September 1997 acquisition of Western Diversified and a coinsured block of credit insurance policies by the Financial Institutions Division increased premiums and policy fees $49.8 million. The increase in premiums and policy fees from the Investment Products Division was $6.4 million.



NET INVESTMENT INCOME

     The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:


                             NET INVESTMENT INCOME




                                                         PERCENTAGE EARNED
 YEAR ENDED                               PERCENTAGE      ON AVERAGE CASH
DECEMBER 31                 AMOUNT         INCREASE       AND INVESTMENTS
--------------------   ---------------   ------------   ------------------
                        (IN THOUSANDS)
    1996   .........       $498,781           8.8%              7.8%
    1997   .........        557,488          11.8               7.6
    1998   .........        603,795           8.3               7.2

     Net investment income in 1997 was $58.7 million or 11.8% higher than in 1996, and in 1998 was $46.3 million or 8.3% higher than the preceding year, primarily due to increases in the average amount of invested assets. Invested assets have increased primarily due to acquisitions and to receiving annuity and GIC deposits. The coinsurance of a block of policies and the acquisition of a small life insurance company in late 1996, and the acquisition of West Coast, Western Diversified, and the block of credit insurance policies in 1997 resulted in an increase in net investment income of $39.4 million in 1997. The full year effect of the 1997 acquisition of West Coast, Western Diversified, and the block of credit insurance policies resulted in an increase in net investment income of $43.1 million in 1998. The coinsurance of a block of policies from Lincoln National Corporation increased 1998 net investment income $6.0 million. The percentage earned on average cash and investments was 7.2% in 1998 and 7.6% in 1997.


REALIZED INVESTMENT GAINS

     Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. The sales of investments that have occurred generally result from portfolio management decisions to maintain proper matching of assets and liabilities. The following table sets forth realized investment gains for the periods shown:


                           REALIZED INVESTMENT GAINS





 YEAR ENDED
DECEMBER 31                                                  AMOUNT
----------------------------------------------------    ---------------
                                                         (IN THOUSANDS)
  1996 .............................................         $5,510
  1997 .............................................          1,824
  1998 .............................................          2,136



     Protective maintains an allowance for uncollectible amounts on investments. The allowance totaled $23.0 million at December 31, 1997 and $24.1 million at December 31, 1998.


     Realized investment gains in 1997 of $34.3 million were largely offset by realized investment losses of $32.5 million, including a loss of $6.9 million incurred in connection with the sale of $445 million of mortgage loans in a securitization transaction. Realized investment losses in 1997 were reduced by a $7.9 million reduction to the allowance for uncollectible amounts on investments.


     Realized investment gains in 1998 of $36.1 million were largely offset by realized investment losses of $34.0 million. Realized investment losses include a $1.1 million net increase to the allowance for uncollectible amounts of investments.


OTHER INCOME


     The following table sets forth other income for the periods shown:


                                 OTHER INCOME


 YEAR ENDED
DECEMBER 31                                                   AMOUNT
----------------------------------------------------     ---------------
                                                          (IN THOUSANDS)
  1996 .............................................         $ 5,010
  1997 .............................................           6,149
  1998 .............................................          20,201



     Other income consists primarily of revenues of Protective's noninsurance subsidiaries rental of space in Protective's administrative building to PLC. The full year effect of the 1997 acquisition of Western Diversified increased other income $12.8 million in 1998 as compared to the previous year.


INCOME BEFORE INCOME TAX


     The following table sets forth operating income or loss and income or loss before income tax by business segment for the periods shown:

               OPERATING INCOME (LOSS) AND INCOME (LOSS) BEFORE
                       INCOME TAX YEAR ENDED DECEMBER 31
                                (IN THOUSANDS)




                                                                 1996          1997          1998
                                                             -----------   -----------   ------------
OPERATING INCOME (LOSS)1
LIFE INSURANCE
  Individual Life ........................................    $ 14,774      $ 22,480       $ 30,183
  West Coast .............................................                     8,202         20,983
  Acquisitions ...........................................      53,564        56,672         52,940
SPECIALTY INSURANCE PRODUCTS
  Dental .................................................         821        11,767         10,206
  Financial Instutions ...................................       8,966        13,017         17,650
RETIREMENT SAVINGS AND INVESTMENT PRODUCTS
  GIC ....................................................      40,093        28,117         30,780
  Investment Products ....................................       7,852         8,303         10,639
Corporate and Other ......................................      (2,410)         (259)         5,718
                                                              --------      --------       --------
Total operating income ...................................     123,660       148,299        179,099
                                                              --------      --------       --------
REALIZED INVESTMENT GAINS (LOSSES)
  Individual Life ........................................       3,098
  GIC ....................................................      (7,963)       (3,180)         1,609
  Investment Products ....................................       3,858           589          1,318
  Unallocated Realized Investment Gains (Losses) .........       6,517         4,415           (791)
RELATED AMORTIZATION OF DEFERRED POLICY ACQUISITION COSTS
  Individual Life ........................................      (1,974)
  Investment Products ....................................      (1,887)         (373)          (890)
                                                              --------      --------       --------
Total net ................................................       1,649         1,451          1,246
                                                              --------      --------       --------
INCOME (LOSS) BEFORE INCOME TAX LIFE INSURANCE
  Individual Life ........................................      15,898        22,480         30,183
  West Coast .............................................                     8,202         20,983
  Acquisitions ...........................................      53,564        56,672         52,940
SPECIALTY INSURANCE PRODUCTS
  Dental .................................................         821        11,767         10,206
  Financial Institutions .................................       8,966        13,017         17,650
RETIREMENT SAVINGS AND INVESTMENT PRODUCTS
  GIC ....................................................      32,130        24,937         32,389
  Investment Products ....................................       9,823         8,519         11,067
Corporate and Other ......................................      (2,410)         (259)         5,718
Unallocated Realized Investment Gains (Losses) ...........       6,517         4,415           (791)
                                                              --------      --------       --------
Total income before income tax ...........................    $125,309      $149,750       $180,345


----------

1 Income before income tax excluding realized investment gains and losses and related amortization of deferred policy acquisition costs.

     The Individual Life Division's 1997 pretax operating earnings were $22.5 million, $7.7 million above 1996, even though the Division experienced record high mortality in the second quarter. The increase was primarily due to growth and improved expense control. The Division's 1998 pretax income was $30.2 million, $7.7 million above 1997. The Division's mortality experience was at expected levels in 1998 and approximately $5.1 million more favorable than 1997.

     Headquartered in San Francisco, West Coast Life Insurance Company was acquired by Protective in June 1997. For the seven months of 1997 that it was a subsidiary of Protective, the West Coast Division had pretax operating earnings of $8.2 million. The Division's 1998 pretax income was $21.0 million.

     In the ordinary course of business, the Acquisitions Division regularly considers acquisitions of smaller insurance companies or blocks of policies. Blocks of policies acquired through the Division are usually administered as "closed" blocks; i.e., no new policies are being marketed. Therefore, earnings from the Acquisitions Division are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. The Division's 1997 pretax earnings increased $3.1 million to $56.7 million. The Division's mortality experience was approximately $6.0 million more favorable in 1997 than in 1996. In addition, the Division's newest acquisitions represented a $1.8 million increase in 1997 pretax earnings. The Division's 1998 pretax income decreased $3.7 million to $52.9 million, compared to 1997. The Division's mortality experience was at expected levels in 1998 compared to being approximately $5.1 million better than expected in 1997. In October 1998, the Division acquired approximately 260,000 policies from Lincoln National Corporation. The policies represent the payroll deduction business originally marketed and underwritten by Aetna.

     The Dental Division's 1997 pretax earnings were $11.8 million. Dental earnings were $6.0 million, an increase of $0.7 million, before expenses of $2.2 million to develop a new discounted fee-for-service dental program. Pretax earnings included a one-time release of reserves associated with exiting the group major medical business of $1.8 million. Lower cancer earnings partially offset improved results in other lines. The Dental Division's 1998 pretax income was $10.2 million compared to $11.8 million in 1997. Dental earnings were $5.1 million, before a $2.5 million loss relating to its discounted fee-for-service dental program.

     The Financial Institutions Division's 1997 pretax earnings increased $4.1 million to $13.0 million. The Division's results include earnings from recent acquisitions. At the end of the 1997 third quarter, the Division acquired the Western Diversified Group and coinsured an unrelated block of policies. The Division's 1998 pretax income increased $4.6 million to $17.7 million. Western Diversified and the coinsured block of policies represented $2.8 million of the increase.

     The GIC Division had pretax operating income of $28.1 million in 1997. Several factors contributed to the 1997 decline from 1996. In December 1996, Protective sold a major portion of its bank loan participations in a securitization transaction which had the effect of reducing the Division's earnings and increasing earnings in the Corporate and Other segment. In order to better match assets to liabilities on a divisional level, Protective shortened the duration of GIC Division invested assets and lengthened the duration of the other divisions' invested assets. As a result, GIC earnings were reduced and earnings of the other divisions were increased. The Division's 1998 pretax operating income increased to $30.8 million due to increased investment income. Realized investment losses associated with this Division in 1997 were $3.2 million as compared to realized investment gains of $1.6 million in 1998. As a result, total pretax earnings were $24.9 million in 1997 and $32.4 million in 1998.

     The Investment Products Division's 1997 pretax operating earnings were $8.3 million, an increase of $0.5 million over 1996. The Division's 1998 pretax operating income was $10.6 million, an increase of $2.3 million. Realized investment gains, net of related amortization of deferred policy acquisition costs, were $0.2 million in 1997 as compared with $0.4 million in 1998. As a result, total pretax earnings were $8.5 million in 1997 and and $11.1 in 1998.

     The Corporate and Other segment consists primarily of net investment income on capital and other operating expenses not identified with the preceding operating divisions. Pretax income for this segment was $2.2 million higher in 1997 as compared to 1996, and $6.0 million higher in 1998 as compared to 1997, due primarily to higher net investment income on capital.


INCOME TAX EXPENSE


     The following table sets forth the effective income tax rates for the periods shown:



                              INCOME TAX EXPENSE





 YEAR ENDED                                                EFFECTIVE INCOME
DECEMBER 31                                                   TAX RATES
----------------------------------------------------      -----------------
  1996 .............................................             34.1%
  1997 .............................................             34.9
  1998 .............................................             35.0


     Management's current estimate of the effective tax rate for 1998 is between 34% and 35%.

NET INCOME

   The following table sets forth net income for the periods shown:



                                  NET INCOME




 YEAR ENDED                                                          PERCENTAGE
DECEMBER 31                                            AMOUNT         INCREASE
---------------------------------------------     ---------------   -----------
                                                   (IN THOUSANDS)
  1996 ......................................         $ 82,543           6.2%
  1997 ......................................           97,448          18.1
  1998 ......................................          117,183          20.3



     Compared to 1996, net income in 1997 increased 18.1%, reflecting improved operating earnings in the Acquisitions, Individual Life, West Coast, Dental, and Financial Institutions Divisions and the Corporate and Other segment, which were partially offset by lower operating earnings in the GIC and Investment Products Divisions and lower realized investment gains (net of related amortization of deferred policy acquisition costs). Compared to 1997, net income in 1998 increased 20.3%, reflecting improved operating earnings in the Individual Life, West Coast, Financial Institutions, GIC, and Investment Products Divisions, and the Corporate and Other segment, and higher realized investment gains, offset by lower operating earnings in the Acquisitions and Dental Divisions.


KNOWN TRENDS AND UNCERTAINTIES


     The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of Protective are discussed more fully below.


     MATURE INDUSTRY/COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry, and Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.


     The life and health insurance industry is consolidating with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.


     Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong financial strength ratings from rating agencies.


     Protective competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.

     RATINGS. Ratings are an important factor in the competitive position of insurance companies. Rating organizations periodically review the financial performance and condition of insurers, including Protective and its insurance subsidiaries. A downgrade in the ratings of Protective or any of its life insurance subsidiaries could adversely affect their ability to sell products and its ability to compete for attractive acquisition opportunities.

     Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control. For the past several years, rating downgrades in the industry have exceeded upgrades.

     POLICY CLAIMS FLUCTUATIONS. Protective's results may fluctuate from year to year on account of fluctuations in policy claims received by Protective.

     LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by Protective and its insurance subsidiaries allow policyholders and contractholders to withdraw their funds under defined circumstances. Protective and its insurance subsidiaries design products and configure investment portfolios to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used continuously to monitor the relative duration of Protective's assets and liabilities. While Protective and its insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective and its' insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective.


     INTEREST RATE FLUCTUATIONS. Sudden changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect Protective's spread income. For example, certain of Protective's insurance and investment products guarantee a minimum credited rate. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.


     Lower interest rates may result in lower sales of Protective's insurance and investment products.


     REGULATION AND TAXATION. Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power over all aspects of the insurance business including premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. Protective cannot predict the form of any future regulatory initiatives.

     Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. Protective cannot predict what future initiatives the President or Congress may propose which may affect Protective.

     LITIGATION. A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective and its subsidiaries, like other insurers, in the ordinary course of business, are involved in such litigation or alternatively in arbitration. The outcome of any such litigation or arbitration cannot be predicted with certainty. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments.

     INVESTMENT RISKS. Protective's invested assets are subject to customary risks of credit defaults and changes in market values. The value of Protective's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective's invested assets include interest rate levels, financial market performance, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

     CONTINUING SUCCESS OF ACQUISITION STRATEGY. Protective has actively pursued a strategy of acquiring blocks of insurance policies and companies. This acquisition strategy has increased Protective's earnings in part by allowing Protective to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective, or that Protective will realize the anticipated financial results from its acquisitions.

     RELIANCE ON THE PERFORMANCE OF OTHERS. Protective's results may be affected by the performance of others because Protective has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by unaffiliated investment managers; a portion of the sales in the Individual Life, Dental, and Financial Institutions Divisions comes from arrangements with unrelated marketing organizations.

     YEAR 2000. Computer hardware and software often denote the year using two digits rather than four; for example, the year 1998 often is denoted by such hardware and software as "98." It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as representing the year 1900 rather than the year 2000. This "Year 2000" issue potentially affects all individuals and companies (including Protective, its customers, business partners, suppliers, banks, custodians and administrators). The problem is most prevalent in older mainframe systems, but personal computers and equipment containing computer chips could also be affected.

     Protective shares computer hardware and software with its parent, Protective Life Corporation ("PLC"), and other affiliates of PLC.

     Due to the fact that PLC does not control all of the factors that could impact its Year 2000 readiness, there can be no assurances that PLC's Year 2000 efforts will be successful, that interactions with other service providers with Year 2000 issues will not impair PLC's operations, or that the Year 2000 issue will not otherwise adversely affect PLC.

     Should some of PLC's systems not be available due to Year 2000 problems, in a reasonably likely worst case scenario, PLC may experience significant delays in its ability to perform certain functions, but does not expect an inability to perform critical functions or to otherwise conduct business. However, other worst case scenarios, depending upon their duration, could have a material adverse effect on PLC and Protective and their operations.

     REINSURANCE. Protective and its insurance subsidiaries cede insurance to other insurance companies. However, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase with respect to policies where the rates have been guaranteed by Protective, Protective could be adversely affected.

     Additionally, Protective assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective.


RECENTLY ISSUED ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 will require Protective to report derivative financial instruments on the balance sheet and to carry such derivatives at fair value. The fair values of derivatives increase or decrease as interest rates change. Under SFAS No. 133, changes in fair value are reported as a component of net income or as a change to share-owner's equity, depending upon the nature of the derivative. Although the adoption of SFAS No. 133 will not affect Protective's operations, adoption will introduce volatility into Protective's reported net income and share-owners' equity as interest rates change. SFAS No. 133 is effective January 1, 2000.

     The FASB has also issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," and the American Institute of Certified Public Accountants has issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The adoption of these accounting standards in 1999 is not expected to have a material effect on Protective's financial condition.

LIQUIDITY AND CAPITAL RESOURCES


     Protective's operations usually produce a positive cash flow. This cash flow is used to fund an investment portfolio to finance future benefit payments. Since future benefit payments largely represent medium- and long-term obligations reserved using certain assumed interest rates, Protective's investments are predominantly in medium- and long-term, fixed-rate investments such as bonds and mortgage loans.


INVESTMENTS

     Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, Protective may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, Protective has classified its fixed maturities and certain other securities as "available for sale."

     Protective's investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 1998, the fixed maturity investments (bonds and redeemable preferred stocks) had a market value of $6,400.3 million, which is 1.5% above amortized cost (less allowances for uncollectible amounts on investments) of $6,307.3 million. Protective had $1,623.6 million in mortgage loans at December 31, 1998. While Protective's mortgage loans do not have quoted market values, at December 31, 1998, Protective estimates the market value of its mortgage loans to be $1,774.4 million (using discounted cash flows from the next call date) which is 9.3% above amortized cost. Most of Protective's mortgage loans have significant prepayment penalties. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations should not adversely affect liquidity.

     The following table sets forth the estimated market values of the Protective's fixed maturity investments and mortgage loans resulting from a hypothetical immediate 1 percentage point increase in interest rates from levels prevailing at December 31, 1998, and the percent change in market value the following estimated market values would represent.


                   ESTIMATED MARKET VALUES RESULTING FROM AN
            IMMEDIATE 1 PERCENTAGE POINT INCREASE IN INTEREST RATES





                                              AMOUNT          PERCENT
                                          (IN MILLIONS)       CHANGE
                                         ---------------   ------------
  Fixed maturities ...................     $  6,183.3           (3.5)%
  Mortgage loans .....................        1,703.8           (4.0)



     Estimated market values were derived from the durations of Protective's fixed maturities and mortgage loans. Duration measures the relationship between changes in market value to changes in interest rates. While these estimated market values generally provide an indication of how sensitive the market values of Protective's fixed maturities and mortgage loans are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

     For several years Protective has offered a type of commercial loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. As of December 31, 1998, approximately $464.4 million of Protective's mortgage loans have this participation feature.

     At December 31, 1998, delinquent mortgage loans and foreclosed properties were 0.1% of assets. Bonds rated less than investment grade were 1.9% of assets. Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities. Protective's allowance for uncollectible amounts on investments was $24.1 million at December 31, 1998.

     Policy loans at December 31, 1998, were $232.7 million, a decrease of $5.2 million from December 31, 1997, (after excluding the $43.8 million of policy loans obtained through acquisitions). Policy loan rates are generally in the 4.5% to 8.0% range. Such rates at least equal the assumed interest rates used for future policy benefits.

     In the ordinary course of its commercial mortgage lending operations, Protective will commit to provide a mortgage loan before the property to be mortgaged has been built or acquired. The mortgage loan commitment is a contractual obligation to fund a mortgage loan when called upon by the borrower. The commitment is not recognized in Protective's financial statements until the commitment is actually funded. The mortgage loan commitment contains terms including the rate of interest. At December 31, 1998, Protective had outstanding mortgage loan commitments of $715.9 million, having an estimated fair value of $752.6 million (using discounted cash flows from the first call date). If interest rates were to, hypothetically, immediately increase 1 percentage point from levels prevailing at December 31, 1998, the estimated fair value would decrease 5.1% to $713.9 million. The estimated fair value was derived from the durations of Protective's outstanding mortgage loan commitments.


LIABILITIES

     Many of Protective's products contain surrender charges and other features that reward persistency and penalize the early withdrawal of funds. Surrender charges for these products generally are sufficient to cover Protective's unamortized deferred policy acquisition costs with respect to the policy being surrendered. GICs and certain annuity contracts have market-value adjustments that protect Protective against investment losses if interest rates are higher at the time of surrender than at the time of issue.

     At December 31, 1998, the Company had policy liabilities and accruals of $4,529.3 million. The Company's life insurance products have a weighted average minimum credited interest rate of approximately 4.3%.

     At December 31, 1998, Protective had $2,691.7 million of GIC account balances having an estimated fair value of $2,751.0 million (using discounted cash flows), and $1,519.8 million of annuity account balances having an estimated fair value of $1,513.1 million (using surrender value).

     The following table sets forth the estimated fair values of Protective's GIC and annuity account balances resulting from a hypothetical immediate 1 percentage point decrease in interest rates fromlevels prevailing at December 31, 1998, and the percent change in fair value the following estimated fair values would represent.



                    ESTIMATED FAIR VALUES RESULTING FROM AN
            IMMEDIATE 1 PERCENTAGE POINT DECREASE IN INTEREST RATES





                                            AMOUNT        PERCENT
                                        (IN MILLIONS)     CHANGE
                                       ---------------   --------
  GIC account balances .............     $  2,791.7         1.5%
  Annuity account balances .........        1,565.5         3.5



     Estimated fair values were derived from the durations of Protective's GIC and annuity account balances. While these estimated fair values generally provide an indication of how sensitive the fair values of Protective's GIC and annuity account balances are to change in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.


DERIVATIVE FINANCIAL INSTRUMENTS

     Protective does not currently use derivative financial instruments for trading purposes. Combinations of options and futures contracts are sometimes used as hedges against changes in interest rate for certain investments, primarily outstanding mortgage loan commitments, mortgage loans, and mortgage-backed securities, and liabilities arising from interest-sensitive products. At December 31, 1998, options with a notional amount of $975.0 million were in a $0.5 million net unrealized loss position.

     Protective uses interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to convert certain investments from a variable rate of interest to a fixed rate of interest and from a fixed rate to a variable rate of interest. Swap contracts are also used to alter the effective durations of assets and liabilities. At December 31, 1998, interest rate swap contracts, swaptions, caps and floors with a notional amount of $55.3 million were in a $0.2 million net unrealized loss position.

     The following table sets forth the notional amount and net unrealized gains and losses of Protective's derivative financial instruments at December 31, 1998, and the estimated net unrealized gains and losses resulting from a hypothetical immediate plus and minus 1 percentage point change in interest rates from levels prevailing at December 31, 1998.





                                           NET UNREALIZED GAIN (LOSS)
                                      -------------------------------------
                                                        RESULTING FROM AN
                                                         IMMEDIATE +/-1
                                                           PERCENTAGE
                                                          POINT CHANGE
                                            AT            IN INTEREST RATES
                         NOTIONAL      DECEMBER 31,   ------------------------
                          AMOUNT           1998          +1%         -1%
                       ------------   -------------   ---------   ---------
                                            (IN MILLIONS)
  Options
  Puts                  $   975.0        $ (0.5)       $  1.2      $  0.0
  Fixed to floating
  Swaps                      40.3           0.2          (0.3)        0.3
  Floors                     15.0          (0.4)         (0.1)       (0.9)
                        ---------        ------        ------      ------
                        $ 1,030.3          (0.7)          0.8        (0.6)
                        ---------        ------        ------      ------



     Estimated unrealized gains and losses were derived using pricing models specific to derivative financial instruments. While these estimated unrealized gains and losses generally provide an indication of how sensitive Protective's derivative financial instruments are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

     Protective is exploring other uses of derivative financial instruments.


ASSET/LIABILITY MANAGEMENT

     Protective believes certain product features and its asset/liability management programs and procedures provide significant protection for Protective against the effects of changes in interest rates. Additionally, Protective believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts.

     Protective's asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to duration, yield, risk, and cash flow characteristics. It is Protective's policy to maintain asset and liability durations within one-half year of one another, although from time to time a broader interval may be allowed.

     Withdrawals related to GICs were approximately $1.0 billion during 1998. Withdrawals related to GIC contracts are estimated to be approximately $900 million in 1999. Protective's asset/liability management programs and procedures take into account GIC withdrawals. Accordingly, Protective does not expect GIC withdrawals to have an unusual effect on the future operations and liquidity of Protective.

     Protective and its life insurance subsidiaries were committed at December 31, 1998, to fund mortgage loans and to purchase fixed maturity and other long-term investments in the amount of $715.9 million. Protective held $159.7 million in cash and short-term investments at December 31, 1998.

     While Protective generally anticipates that the cash flow of its subsidiaries will be sufficient to meet their investment commitments and operating cash needs, Protective recognizes that investment commitments scheduled to be funded may from time to time exceed the funds then available. Therefore, Protective has arranged sources of credit to use when needed. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Additionally, Protective may from time to time sell short-duration GICs to complement its cash management practices.

     Protective has also used securitization transactions to increase its liquidity. In 1997, Protective sold approximately $445 million of its commercial mortgage loans in a securitization transaction. Proceeds from the sale consisted of cash of approximately $328 million, net of expenses, and securities issued in the securitization transaction of approximately $110 million.

     In 1998, Protective sold approximately $146 million of its commercial mortgage loans in a securitization transaction. Proceeds from the sale consisted of cash of approximately $104 million, net of expenses, and securities issued in the securitization transaction of approximately $42 million.


CAPITAL

     At December 31, 1998, Protective had no borrowings outstanding under its credit arrangements.

     As disclosed in the Notes to the Consolidated Financial Statements, at December 31, 1998, approximately $608.6 million of consolidated share-owner's equity, excluding net unrealized investment gains and losses, represented net assets of Protective that cannot be transferred to PLC in the form of dividends, loans or advances. In addition, Protective is subject to various state satutory and regulatory restrictions on its ability to pay dividends to PLC. Also, distributions, including cash dividends to PLC from Protective in excess of approximately $769 million, would be subject to federal income tax at rates then effective. Protective plans to retain substantial portions of the its earnings primarily to support future growth.


     A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners ("NAIC"), as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. The achievement of long-term growth will require growth in the statutory capital of Protective. Protective may secure additional statutory capital through various sources, which could include retained statutory earnings or equity contributions by PLC.



OTHER DEVELOPMENTS

     The NAIC has adopted the Codification of Statutory Accounting Principles (Codification). The Codification changes current statutory accounting rules in several areas. Protective has not estimated the potential effect the Codification will have on the statutory capital of the Company's insurance subsidiaries. The Codification has been proposed to become effective January 1, 2001.

     The NAIC is considering a new reserving standard, commonly referred to as "Triple X" (i.e., roman numeral XXX), for universal life and level premium term-like insurance products. The Company is currently assessing the impact of Triple X on its products and what changes to the products might be necessary in response to Triple X.


     Under insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe that any such assessments will be materially different from amounts already reflected in the financial statements.


     Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.

     Protective is not aware of any material pending or threatened regulatory action with respect to Protective or any of its subsidiaries.

     The President's Fiscal Year 2000 Budget contains proposals that, if enacted, would adversely affect the life insurance industry. The first proposal would require insurers to include in taxable income over 10 years the balances accumulated in a tax memorandum account designated as Policyholders' Surplus. Protective's accumulation in this account at December 31, 1998 was approximately $70.5 million. A second proposal would require insurers to capitalize higher percentages of acquisition expenses for tax purposes, resulting in the earlier payment of tax. A third proposal would reduce the attractiveness of corporate-owned life insurance (or COLI) products.

     Life insurance products are often used to fund estate tax obligations. Recently a report issued by the Congressional Joint Economic Committee recommended the elimination of the estate tax. If the estate tax were eliminated, the demand for certain life insurance products would be adversely affected.

     Some insurers have recently lowered the premium rates for their level premium term and term-like products. Protective's Individual Life and West Coast Divisions are currently developing a response. Those Divisions' results, in part, depend upon their ability to maintain competitive level premium term and term-like products.


YEAR 2000 DISCLOSURE

     Computer hardware and software often denote the year using two digits rather than four; for example, the year 1998 often is denoted by such hardware and software as "98". It is probable that such hardware and software will malfunction when calculations involving the year 2000 are attempted because the hardware and/or software will interpret "00" as representing the year 1900 rather than the year 2000. This "Year 2000" issue potentially affects all individuals and companies (including Protective, its customers, business partners, suppliers, banks, custodians and administrators). The problem is most prevalent in older mainframe systems, but personal computers and equipment containing computer chips could also be affected.

     Protective shares computer hardware and software with its parent, PLC. PLC began work on the Year 2000 problem in 1995. At that time, PLC identified and assessed PLC's critical mainframe systems, and prioritized the remediation efforts that were to follow. During 1998 all other hardware and software, including non-information technology (non-IT) related hardware and software, were included in the process. PLC's Year 2000 plan includes all subsidiaries.

     PLC estimates that Year 2000 remediation is complete for most of its insurance administration and general administration systems. Of the general administration systems that are not yet remediated, the majority are new systems that were implemented during 1998 and are scheduled to be upgraded to the current release of the system during the second quarter of 1999. All remediated systems are currently in production. Personal computer network hardware and software have been reviewed, with upgrades implemented where necessary. A review of personal computer desktop software is in progress, but not complete. All Year 2000 personal computer preparations are expected to be completed by June 30, 1999. With respect to non-IT equipment and processes, the assessment and remediation is progressing on schedule and all known issues are expected to be remediated before December 31, 1999.

     Two insurance administration systems identified as mission critical are not yet fully remediated. A personal computer database system that processes member information for one subsidiary is currently being remediated. This effort is on schedule and targeted to be complete by June 30, 1999. Also, another personal computer application, which processes policy information for one line of business, is being re-written and is currently in test. This system is targeted to be in production by April 30, 1999.

     Future date tests are used to verify a system's ability to process transactions dated up to and beyond January 1, 2000. Future date tests are complete or in-progress for the majority of PLC's mission-critical systems. A large portion of the testing is conducted by a contract programming staff dedicated full time to Year 2000 preparations. These resources have been part of PLC's Year 2000 project since 1995.

     Integrated test involve multiple system testing and are used to verify the Year 2000 readiness of interfaces and connectivity across multiple systems. PLC is using its mainframe computer to simulate a Year 2000 production environment and to facilitate integrated testing. Integrated testing will continue throughout 1999.

     Business partners and suppliers that provide products or services critical to PLC's operations are being reviewed and in some cases their Year 2000 preparations are being monitored by the Company. To date, no partners or suppliers have reported that they expect to be unable to continue supplying products and services after January 1, 2000. Initial reviews are targeted to be completed in the first quarter of 1999. Monitoring and testing of critical partners and suppliers will continue throughout 1999. Formal contingency planning will begin March 1999 and continue throughout the year. These plans will augment PLC's existing disaster recovery plans.

     PLC cannot specifically identify all of the costs to develop and implement its Year 2000 plan. The cost of new systems to replace non-compliant systems have been capitalized in the ordinary course of business. Other cost have been expensed as incurred. Through December 31, 1998, costs that have been specifically identified as relating to the Year 2000 problem total $3.9 million, with an additional $1.3 million estimated to be required to support continued testing activity. PLC's Year 2000 efforts have not adversely affected its normal procurement and development of information technology.

     Although PLC believes that a process is in place to successfully address Year 2000 issues, there can be no assurances that PLC's efforts will be successful, that interactions with other service providers with Year 2000 issues will not impair Protective's operations, or that the Year 2000 issue will not otherwise adversely affect Protective.

     Should some of PLC's systems not be available due to Year 2000 problems, in a reasonably likely worst case scenario, Protective may experience significant delays in its ability to perform certain functions, but does not expect to be unable to perform critical functions or to otherwise conduct business.



IMPACT OF INFLATION


     Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs may increase their life insurance coverage to provide the same relative financial benefits and protection.


     The higher interest rates that have traditionally accompanied inflation may also affect Protective's investment operation. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of GIC and annuity deposits and individual life policy cash values may increase, the market value of Protective's fixed-rate, long-term investments may decrease, and Protective may be unable to implement fully the interest rate reset and call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to life insurance and investment products may also be adversely affected by rising interest rates.


     Inflation also increases the level of claims of Protective's health insurance products.


INSURANCE IN FORCE


     Protective's total consolidated life insurance in force at December 31, 1997 was $89.3 billion. The following table shows sales by face amount and insurance in force for the Protective's divisions.




                                                                     YEAR ENDED DECEMBER 31
                                    -----------------------------------------------------------------------------------------
                                         1998             1997                  1996                 1995            1994
                                    --------------   --------------   -----------------------   -------------   -------------
                                                                       (DOLLARS IN THOUSANDS)
New Business Written
 Individual Life ................   $ 16,188,344      $10,588,594           $ 9,245,002         $ 7,564,983     $ 6,329,630
 West Coast .....................      5,050,309        1,984,928
 Dental and Consumer
   Benefits .....................        113,056          124,230               115,748             119,357         184,429
 Financial Institutions .........      5,257,957        4,183,216             3,956,581           3,563,177       2,524,212
                                    ------------      -----------           -----------         -----------     -----------
   Total ........................   $ 26,609,666      $16,880,968           $13,317,331         $11,247,517     $ 9,038,271
                                    ============      ===========           ===========         ===========     ===========
Business Acquired
 West Coast .....................                     $10,237,731
 Acquisitions ...................   $  7,787,284                            $ 1,286,673         $ 6,129,159     $ 4,756,371
 Financial Institutions .........                       3,364,617             1,607,463
                                                      -----------           -----------
   Total ........................   $  7,787,284      $13,602,348           $ 2,894,136         $ 6,129,159     $ 4,756,371
                                    ============      ===========           ===========         ===========     ===========

Insurance in Force at End
 of Year (1)
 Individual Life ................   $ 50,587,419      $39,715,608           $35,765,841         $32,500,935     $25,843,232
 West Coast .....................     15,498,799       12,004,967
 Acquisitions ...................     27,606,592       20,955,836            20,037,857          16,778,359      11,728,569
 Dental and Consumer
   Benefits .....................      6,665,815        6,393,076             6,054,947           6,371,313       7,464,501
 Financial Institutions .........      9,632,466       10,183,997             7,468,761           6,233,256       4,841,318
                                    ------------      -----------           -----------         -----------     -----------
   Total ........................   $109,991,091      $89,253,484           $69,327,406         $61,883,863     $49,877,620
                                    ============      ===========           ===========         ===========     ===========

----------

(1) Reinsurance assumed has been included; reinsurance ceded (1998-$64,846,246; 1997-$34,139,554; 1996-$18,840,221; 1995-$17,524,366; 1994-$8,639,272) has
    not been deducted.


     The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions and assumptions was:




                     RATIO OF
 YEAR ENDED         VOLUNTARY
DECEMBER 31        TERMINATIONS
---------------   -------------
 1994 .........         7.0%
 1995 .........         6.9
 1996 .........         6.4
 1997 .........         6.9
 1998 .........         6.4


     Net terminations reflect voluntary lapses, some of which may be due to the replacement of Protective's products with competitors' products. Also, a higher percentage of voluntary lapses typically occurs in the first 15 months of a policy, and accordingly, lapses will tend to increase or decrease in proportion to the change in new insurance written during the immediately preceding periods.

     The amount of investment products in force is measured by account balances. The following table shows guaranteed investment contract and annuity account balances.




                    GUARANTEED      MODIFIED
 YEAR ENDED         INVESTMENT     GUARANTEED       FIXED        VARIABLE
DECEMBER 31          CONTRACTS      ANNUITIES     ANNUITIES      ANNUITIES
----------------   ------------   ------------   -----------   ------------
                                    (DOLLARS IN THOUSANDS)
  1994 .........   $2,281,673       $661,359      $542,766     $ 170,454
  1995 .........    2,451,693        741,849       472,656       392,237
  1996 .........    2,474,728        862,747       390,461       624,714
  1997 .........    2,684,676        926,071       453,418     1,057,186
  1998 .........    2,691,697        818,566       286,413     1,554,969



UNDERWRITING


     The underwriting policies of Protective's insurance subsidiaries are established by management. With respect to individual insurance, the subsidiaries use information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most individual insurance applied for by applicants over age
50. In the case of "simplified issue" policies, which are issued primarily through the Financial Institutions Division and the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant. For other than "simplified issue" policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

     Protective's insurance subsidiaries require blood samples to be drawn with individual insurance applications for coverage at age 16 and above except in the payroll deduction market where the face amount must be $100,000 or more before blood testing is required. Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.

     Group insurance underwriting policies are administered by experienced group underwriters. The underwriting policies are designed for single employer groups. Initial premium rates are based on prior claim experience and manual premium rates with relative weights depending on the size of the group and the nature of the benefits.



INVESTMENTS

     The types of assets in which Protective may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure.


     A significant portion of Protective's bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates. Due to the potential cash flow volatility of mortgage-backed securities, Protective has focused on sequential, planned amortization class ("PAC") and targeted amortization class ("TAC") securities. These types have less cash flow volatility than other types of mortgage-backed securities. Protective does not invest in the riskiest tranches of mortgage-backed securities. In addition, Protective has entered into hedging transactions to reduce the volatility in market value of its mortgage-backed securities.


     The table below shows a breakdown of Protective's mortgage-backed securities portfolio by type at December 31, 1998. PACs pay down according to a schedule. TACs pay down in amounts approximating targeted schedule. Sequentials, like PACs and TACs, receive scheduled payments with any "excess" cash flow going to repay the earliest maturing tranches first. All three of these types of structured mortgage-backed securities give Protective some measure of protection against both prepayment and extension risk.

     Accretion directed securities have a stated maturity but may repay more quickly. Pass through securities receive principal as principal of the underlying mortgages is received. Support tranches are designed to receive cash after the more stable tranches (i.e., PACs, TACs, and sequentials) are satisfied. The CMBS are commercial mortgage-backed securities issued in securitization transactions sponsored by Protective, in which Protective securitized portions of its mortgage loan portfolio.





                                   PERCENTAGE OF
                                  MORTGAGE-BACKED
TYPE                                SECURITIES
------------------------------   ----------------
  PAC ........................          22.6%
  TAC ........................          10.6
  Sequential .................          36.7
  Accretion Directed .........           8.4
  Pass Through ...............           7.9
  Support ....................           2.2
  CMBS .......................          11.6
                                       -----
                                       100.0%
                                       =====



     Protective obtains ratings of its fixed maturities from Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P"). If a bond is not rated by Moody's or S&P, Protective uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC"), or Protective rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 1998, approximately 99.6% of bonds were rated by Moody's, S&P, or the NAIC.

     At December 31, 1998, approximately $6,171.3 million of Protective's $6,394.2 million bond portfolio was invested in U.S. Government or agency-backed securities or investment grade corporate bonds and only approximately $222.9 million of its bond portfolio was rated less than investment grade, of which $83.5 million were securities issued in Protective-sponsored commercial mortgage loan securitizations. Approximately $817.9 million of bonds are not publicly traded.


     Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.


     Protective also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. Protective generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties or credit-anchored strip shopping centers. The average size of loans made during 1998 was $1.6 million. The average size mortgage loan in Protective's portfolio is approximately $2.0 million. The largest single loan amount is $12.8 million.


     The following table shows a breakdown of Protective's mortgage loan portfolio by property type:




                                 PERCENTAGE OF
                                 MORTGAGE LOANS
PROPERTY TYPE                    ON REAL ESTATE
-----------------------------   ---------------
   Retail ...................          75%
   Apartments ...............          10
   Warehouses ...............           8
   Office Buildings .........           6
   Other ....................           1
                                       --
   Total ....................         100%
                                      ===



     Retail loans are generally on strip shopping centers located in smaller towns and anchored by one or more strong regional or national retail stores. The anchor tenants enter into long-term leases with Protective's borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are some of the largest anchor tenants (measured by Protective's exposure) in the strip shopping centers at December 31, 1998:





                                         PERCENTAGE OF
                                         MORTGAGE LOANS
ANCHOR TENANTS                           ON REAL ESTATE
-------------------------------------   ---------------
    Food Lion, Inc. .................         4%
    Winn Dixie Stores, Inc. .........         3
    Wal-Mart Stores, Inc. ...........         2
    Kmart Corporation ...............         2
    CVS Corporation .................         2


     Protective's mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property's projected operating expenses and debt service.


     For several years Protective has offered a commercial loan product under which Protective will permit a loan-to-value ratio of up to 85% in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $464.4 million of Protective's mortgage loans have this participation feature.

     Many of Protective's mortgage loans have call or interest rate reset provisions between 3 and 10 years. However, if interest rates were to significantly increase, Protective may be unable to call the loans or increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates.

     At December 31, 1998, $11.7 million or 0.7% of the mortgage loan portfolio was nonperforming. It is Protective's policy to cease to carry accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is Protective's general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.

     In 1996, Protective sold approximately $554 million of its commercial mortgage loans in a securitization transaction. In 1997, Protective sold approximately $445 million of its loans in a second securitization transaction and in 1998 Protective securitized an additional $146 million of its mortgage loans. The securitizations' senior tranches were sold, and Protective retained the junior tranches. Protective continues to service the securitized mortgage loans.


     As a general rule, Protective does not invest directly in real estate. The investment real estate held by Protective consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In Protective's experience, the appraised value of foreclosed properties often approximates the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling Protective to hold and manage the property until the property can be profitably sold.


     Protective has established an allowance for uncollectible amounts on investments. This allowance was $24.1 million at December 31, 1998.


     Combinations of futures contracts and options on treasury notes are sometimes used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, mortgage-backed securities, and liabilities arising from interest sensitive products such as GICs and annuities. Realized investment gains and losses on such contracts are deferred and amortized over the life of the hedged asset. From time to time Protective has used interest rate swap contracts to convert certain investments from a variable rate of interest to a fixed rate of interest and vice versa.

     For further discussion regarding Protective's investments and the maturity of and the concentration of risk among Protective's invested assets, see Note C to the Consolidated Financial Statements.


     The following table shows the investment results of Protective for the years 1994 through 1998:





                                                          PERCENTAGE
                      CASH, ACCRUED                       EARNED ON
                   INVESTMENT INCOME,         NET         AVERAGE OF        REALIZED
 YEAR ENDED        AND INVESTMENTS AT     INVESTMENT       CASH AND        INVESTMENT
DECEMBER 31            DECEMBER 31          INCOME       INVESTMENTS     GAINS (LOSSES)
---------------   --------------------   ------------   -------------   ---------------
                                            (DOLLARS IN THOUSANDS)
 1994 .........        $5,355,988          $408,933           8.2%           $6,298
 1995 .........         6,087,828           458,433           7.9             1,951
 1996 .........         6,698,236           498,781           7.8             5,510
 1997 .........         8,126,647           557,488           7.6             1,824
 1998 .........         8,613,789           603,795           7.2             2,136


     See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LIQUIDITY AND CAPITAL RESOURCES" included herein for certain information relating to the Protective's investments and liquidity.



INDEMNITY REINSURANCE

     As is customary in the insurance industry, Protective and its insurance subsidiaries cede insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Protective sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life; for group insurance, the maximum amount retained on any one life is $100,000. In many cases the retention is less. At December 31, 1998, Protective had insurance in force of $110.0 billion of which approximately $64.8 billion was ceded to reinsurers.

     Over the past several years, Protective's reinsurers have reduced the net cost of reinsurance to Protective. Consequently, Protective has increased the amount of reinsurance which it cedes on newly-written individual life insurance policies, and has also ceded a portion of the mortality risk of existing business of the Individual Life, West Coast, and Acquisitions Divisions. Although Protective does not anticipate increases to occur, the reinsurance premium rates in many of Protective's reinsurance agreements are not guaranteed, and could be increased by the reinsurer.


POLICY LIABILITIES AND ACCRUALS


     The applicable insurance laws under which Protective's insurance subsidiaries operate require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.

     The policy liabilities and accruals carried in Protective's financial reports (presented on the basis of generally accepted accounting principles) differ from those specified by the laws of the various states and carried in the insurance subsidiaries' statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulation). For policy liabilities other than those for universal life policies, annuity contracts, and GICs, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed under generally accepted accounting principles to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies, annuity contracts, and GICs are carried in Protective's financial reports at the account value of the policy or contract.



FEDERAL INCOME TAX CONSEQUENCES

     Under pre-1984 tax law, certain income of Protective was not taxed currently, but was accumulated in the "Policyholders' Surplus Account" to be taxed only when such income was distributed to the stockholders or when certain limits on accumulated amounts were exceeded. Consistent with current tax law, amounts accumulated in the Policyholders' Surplus Account have been carried forward, although no accumulated income may be added to these accounts. As of December 31, 1998, the aggregate accumulation in the Policyholders' Surplus account was $70.5 million. Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders' Surplus accounts.



COMPETITION

     Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services.


     The life and health insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets.


     Management believes that Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong financial strength ratings from rating agencies.


     Protective competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.

REGULATION

     Protective's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. Protective cannot predict the form of any future proposals or regulation.

     A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners ("NAIC") as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view, for example, requiring immediate expensing of policy acquisition costs and more conservative computations of policy liabilities. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 1998 statutory financial reports, Protective's insurance subsidiaries are adequately capitalized under the formula.


     Protective's insurance subsidiaries are required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which they do business and their business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding any insurance company subsidiary of Protective.


     Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although Protective cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. Protective's insurance subsidiaries were assessed immaterial amounts in 1998, which will be partially offset by credits against future state premium taxes.


     In addition, many states, including the states in which Protective's insurance subsidiaries are domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Tennessee, where Protective is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Tennessee, the acquisition of 10% of the voting securities of an entity is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.


     Protective is subject to various state statutory and regulatory restrictions on the insurance subsidiaries' ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1999 is estimated to be $138.9 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective and its insurance subsidiaries are domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to PLC by Protective without affirmative prior approval by state regulatory authorities.

     Existing federal laws and regulations affect the taxation of Protective's products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax-deferred status of competing products.


     The Federal Government has advocated repeal of the Glass-Steagall Act and certain other legislative changes, which would allow banks to diversify into securities and other businesses, including possibly insurance. The ultimate scope and effective date of any proposals are unknown at this time and are likely to be modified as they are considered for enactment. It is anticipated that these proposals may increase competition and, therefore, may adversely affect Protective.

     Additional issues related to regulation of Protective are discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LIQUIDITY AND CAPITAL RESOURCES" included herein.



RECENT DEVELOPMENTS

     The NAIC has adopted the Codification of Statutory Accounting Principles ("Codification"). The Codification changes current statutory accounting rules in several areas. Protective has not estimated the potential effect the Codification will have on the statutory capital of Protective and its insurance subsidiaries. The Codification has been proposed to become effective January 1, 2001.

     The NAIC is considering a new reserving standard, commonly referred to as "Triple X" (i.e., roman numeral XXX), for universal life and level premium term-like insurance products. Protective is currently assessing the impact of Triple X on its products and what changes to the products might be necessary in response to Triple X.

     The President's Fiscal Year 2000 Budget contains proposals that, if enacted, would adversely affect the life insurance industry. The first proposal would require insurers to include in taxable income over 10 years the balance accumulated in a tax memorandum account designated as Policyholders' Surplus. Protective's accumulation in this account at December 31, 1998 was approximately $70.5 million. A second proposal would require insurers to capitalize higher percentages of acquisition expense for tax purposes, resulting in the earlier payment of tax. A third proposal would reduce the attractiveness of corporate-owned life insurance (or COLI) products.

     Life insurance products are often used to fund estate tax obligations. Recently a report issued by the Congressional Joint Economic Committee recommended the elimination of the estate tax. If the estate tax were eliminated, the demand for certain life insurance products would be adversely affected.

     Some insurers have recently lowered the premium rates for their level premium term and term-like products. Protective's Individual Life and West Coast Divisions are currently developing a response. Those Divisions' results, in part, depend upon their ability to maintain competitive level premium term and term-like products.


EMPLOYEES

     At December 31, 1998 Protective had approximately 1,530 employees, including approximately 965 in Birmingham, Alabama. Most employees are covered by contributory major medical, dental, group life, and long-term disability insurance plans. The cost of these benefits in 1998 amounted to approximately $3.7 million to Protective. In addition, substantially all of the employees are covered by a pension plan. Protective also matches employee contributions to its 401(k) Plan. See Note L to Consolidated Financial Statements.


PROPERTIES

     Protective's Home Office building is located at 2801 Highway 280 South, Birmingham, Alabama. This campus includes the original 142,000 square-foot building which was completed in 1976 and a second contiguous 220,000 square-foot building which was completed in 1985. In addition, parking is provided for approximately 1,000 vehicles.

     Protective leases administrative space in seven cities, including approximately 114,000 square feet in Birmingham, with most leases being for periods of three to five years. The aggregate monthly rent is approximately $325 thousand.

     Marketing offices are leased in 16 cities, with most leases being for periods of three to five years. The aggregate monthly rent is approximately $59 thousand.

                       DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of Protective are as follows:



    Drayton Nabers, Jr.     58     Chairman of the Board
    John D. Johns           47     President and Chief Financial Officer and a Director
    R. Stephen Briggs       49     Executive Vice President and a Director
    Deborah J. Long         45     Senior Vice President, General Counsel, Secretary and a Director
    Jim E. Massengale       56     Executive Vice President, Acquisitions and a Director
    Danny L. Bentley        41     Senior Vice President, Group and a Director
    Richard J. Bielen       38     Senior Vice President, Investments and a Director
    Steven A. Schultz       45     Senior Vice President, Financial Institutions and a Director
    Wayne E. Stuenkel       45     Senior Vice President, Chief Actuary and a Director
    A. S. Williams III      62     Executive Vice President, Investments and Treasurer and a Director
    Judy Wilson             41     Senior Vice President, Guaranteed Investment Contracts
    Carolyn King            48     Senior Vice President, Investment Products and a Director
    Jerry W. DeFoor         46     Vice President and Controller, and Chief Accounting Officer


     All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected by PLC at the annual meeting of shareholders of Protective. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.

     Mr. Nabers has been Chairman of the Board and a Director of Protective Life since August 1996. Mr. Nabers has been Chairman of the Board and Chief Executive Officer of PLC and a Director since August 1996. From May 1994 to August 1996, Mr. Nabers was Chairman of the Board, President and Chief Executive Officer and a Director of PLC. From May 1992 to May 1994, he was President and Chief Executive Officer and a Director of PLC. Mr. Nabers was President and Chief Operating Officer and a Director of PLC from August 1982 until May 1992. He is also a director of Energen Corporation, National Bank of Commerce of Birmingham, and Alabama National Bancorporation.

     Mr. Johns has been President and Chief Operating Officer of PLC since August 1996 and President of Protective Life since August 1996. He was Executive Vice President and Chief Financial Officer of PLC and of Protective Life from October 1993 to August 1996. From August 1988 to October 1993, he served as Vice President and General Counsel of Sonat Inc. He is a director of National Bank of Commerce of Birmingham and Alabama National Bancorporation.

     Mr. Briggs has been Executive Vice President of PLC and Protective since October 1993. From January 1993 to October 1993 he was Senior Vice President, Life Insurance and Investment Products of Protective and PLC. Mr. Briggs had been Senior Vice President, Ordinary Marketing of PLC since August 1988 and of Protective since April 1986.

     Ms. Long has been Senior Vice President, Secretary and General Counsel of PLC since November 1996 and of Protective since September 1996. Ms. Long was Senior Vice President and General Counsel of PLC from February 1994 to November 1996 and of Protective from February 1994 to September 1996. From August 1993 to January 1994, Ms. Long served as General Counsel of PLC and from February 1984 to January 1994 she practiced law with the law firm of Maynard, Cooper & Gale, P.C.

     Mr. Massengale has been Executive Vice President, Acquisitions of Protective and PLC since August 1996. From May 1992 to August 1996 he served as Senior Vice President of Protective and PLC. From May 1989 to May 1992 Mr. Massengale was Senior Vice President, Operations and Systems of Protective and PLC.

     Mr. Danny L. Bentley has been Senior Vice President, Group of Protective and PLC since August 1996. From May 1989 to August 1996, he was Vice President, Group Marketing of Protective.

     Mr. Bielen has been Senior Vice President, Investments of PLC and Protective since August 1996. From August 1991 to August 1996, he was Vice President, Investments of Protective.

     Mr. Schultz has been Senior Vice President, Financial Institutions of Protective and PLC since March 1993. Mr. Schultz served as Vice President, Financial Institutions of Protective from February 1989 to March 1993 and of PLC from February 1993 to March 1993.

     Mr. Stuenkel has been Senior Vice President and Chief Actuary of Protective and PLC since March 1987. Mr. Stuenkel is a Fellow in the Society of Actuaries.

     Mr. Williams has been Executive Vice President, Investments and Treasurer of Protective and PLC since August 1996. From July 1981 to August 1996 he was Senior Vice President, Investments and Treasurer of PLC and Protective.

     Ms. Wilson has been Senior Vice President, Guaranteed Investment Contracts of Protective and PLC since January 1995. From July 1991 to December 31, 1994, she served as Vice President, Guaranteed Investment Contracts of Protective.

     Ms. King has been Senior Vice President, Investment Products Division of PLC and of Protective since April 1995. From August 1994 to March 1995, she served as Senior Vice President and Chief Investment Officer of Provident Life and Accident Insurance Company and of its parent company, Provident Life and Accident Insurance Company of America. She served as President of Provident National Assurance Company from November 1987 to March 1995. From November 1986 to August 1994, she served as Vice President of Provident Life and Accident Insurance Company of America.

     Mr. DeFoor has been Vice President and Controller, and Chief Accounting Officer of Protective and PLC since April 1989. Mr. DeFoor is a certified public accountant.


                            EXECUTIVE COMPENSATION

     Executive officers of Protective also serve as executive officers and/or directors of one or more affiliate companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of Protective and its affiliates. The following table shows the total compensation paid to the named executive officers of Protective by Protective or any of its affiliates including PLC. Of the amounts of total compensation shown in the Summary Compensation Table and other executive compensation information below, approximately 100% of Mr. Nabers', Mr. Williams', Mr. Bentley's, and Mr. Briggs' total compensation, and 50% of Mr. Johns' total compensation is attributable to services performed for or on behalf of Protective. Directors of Protective who are also employees receive no compensation in addition to their compensation as employees of Protective.

     PLC has established a Deferred Compensation Plan for Officers of PLC (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. The stock equivalent portion is credited with dividends in the form of additional stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.

                          SUMMARY COMPENSATION TABLE




                                                 ANNUAL COMPENSATION
                                     -------------------------------------------
                                                                       OTHER
                                        SALARY         BONUS          ANNUAL
 NAME AND PRINCIPAL POSITION   YEAR     (1)(2)       (1)(2)(3)     COMPENSATION
             (A)                (B)      (C)            (D)             (E)
----------------------------- ------ ----------- ---------------- --------------
DRAYTON NABERS, JR.           1998    $575,833  $580,000              $   -0-
  Chairman of the Board and   1997     552,500   499,500                  372
  Chief Executive Officer     1996     535,000   691,063(6)             2,970
----------------------------- ----    --------   ----------           -------
JOHN D. JOHNS                 1998     383,333   312,000                  -0-
  President and Chief         1997     347,500   280,000                  -0-
  Operating Officer           1996     312,917   306,316(9)               -0-
----------------------------- ----    --------   ----------           -------
R. STEPHEN BRIGGS             1998     295,000   206,500                  -0-
  Executive Vice President    1997     295,000   172,400                  -0-
-----------------------------
                              1996     293,333   181,700                  -0-
                              ----    --------   ----------           -------
JIM E. MASSENGALE             1998     275,000   146,000                1,890
  Executive Vice President,   1997     247,500   210,000                1,890
  Acquisitions                1996     225,417   148,100                  756
----------------------------- ----    --------   ----------           -------
A. S. WILLIAMS III            1998     289,167   383,263                5,742
  Executive Vice President,   1997     283,333   282,833                5,742
  Investments and Treasurer   1996     273,333   442,500                5,742



                                           LONG-TERM
                                          COMPENSATION
                              ------------------------------------
                                   AWARDS            PAYOUTS
                              ---------------- -------------------
                                                    LONG-TERM
                                 SECURITIES         INCENTIVE
                                 UNDERLYING            PLAN             ALL
                                  OPTIONS/           PAYOUTS           OTHER
 NAME AND PRINCIPAL POSITION        SARS            (1)(3)(4)       COMPENSATION
             (A)                   (#)(G)              (H)             (5)(I)
----------------------------- ---------------- ------------------- -------------
DRAYTON NABERS, JR.                -0-        $1,675,044(8)            $4,800
  Chairman of the Board and        -0-         1,551,046                4,800
  Chief Executive Officer      300,000(7)        807,362                4,500
-----------------------------  ---------       ------------            ------
JOHN D. JOHNS                      -0-           661,572(8)             4,800
  President and Chief              -0-           646,075                4,800
  Operating Officer            150,000(7)        176,956                4,500
-----------------------------  ---------       ------------            ------
R. STEPHEN BRIGGS                  -0-           661,572(8)             4,800
  Executive Vice President         -0-           646,075                4,800
-----------------------------
                                40,000(7)        265,434                4,500
                               ---------       ------------            ------
JIM E. MASSENGALE                  -0-           394,128(8)             4,800
  Executive Vice President,        -0-           382,514                4,800
  Acquisitions                  40,000(7)        248,844                4,500
-----------------------------  ---------       ------------            ------
A. S. WILLIAMS III                 -0-           516,120(8)             4,800
  Executive Vice President,        -0-           492,136                4,800
  Investments and Treasurer     40,000(7)        298,613                4,500


----------
 (1) For further information, see the "Compensation and Management Succession Committee's Report on Executive Compensation."

 (2) Includes amounts that the Named Executives may have voluntarily elected to contribute to the Company's 401(k) and Stock Ownership Plan.

 (3) Includes amounts that the Named Executives may have voluntarily deferred under the Company's Deferred Compensation Plan for Officers.

 (4) For further information, see the "Long-Term Incentive Plan -- Awards In Last Fiscal Year" table.

 (5) Matching contributions to the Company's 401(k) and Stock Ownership Plan.


 (6) Includes a one-time bonus award of $205,063 in shares of Common Stock.

 (7) SARs have been restated to reflect a two for one stock split on April 1, 1998.

 (8) 1998 long-term compensation is not yet determinable. The amount shown is the best estimate available as of the date hereof.

 (9) Includes a one-time bonus award of $53,316 in shares of Common Stock.



     The above table sets forth certain information regarding compensation paid to the Chief Executive Officer and the four most highly compensated executive officers of PLC during or with respect to the last three fiscal years.

     The following table sets forth the value of the stock appreciation rights held by the Named Executives based upon the value of the Common Stock as of December 31, 1998. No stock appreciation rights were granted to the Named Executives during 1998.



                      AGGREGATED FY-END OPTION/SAR VALUES





                                      NUMBER OF
                                      SECURITIES
                                      UNDERLYING           VALUE OF
                                     UNEXERCISED          UNEXERCISED
                                   OPTIONS/SARS AT       IN-THE-MONEY
                                      FY-END (#)        OPTIONS/SARS AT
                                     EXERCISABLE/         FY-END ($)
              NAME                  UNEXERCISABLE        EXERCISABLE/
              (A)                        (D)           UNEXERCISABLE (E)
  Drayton Nabers, Jr.                 0/300,000          $0/$6,712,500
  John D. Johns                       0/150,000            0/3,356,250
  R. Stephen Briggs                    0/40,000              0/895,000
  Jim E. Massengale                    0/40,000              0/895,000
  A. S. Williams III                   0/40,000              0/895,000



     In 1998, the Compensation and Management Succession Committee awarded performance shares under the Company's 1997 Long-Term Incentive Plan to the Named Executives as indicated in the table below. These awards are generally payable, if at all, at the time the results of the comparison group of companies for the four-year period ending December 31, 2001 are known.



            LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR




                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                                                        NON-STOCK PRICE-BASED PLANS (IN
                                                                                  SHARES) (2)
                                                    PERFORMANCE OR
                               NUMBER OF          OTHER PERIOD UNTIL
                            SHARES, UNITS OR        MATURATION OR
                          OTHER RIGHTS (#)(1)           PAYOUT          THRESHOLD     TARGET     MAXIMUM
       NAME (A)                   (B)                    (C)               (D)          (E)        (F)
 Drayton Nabers, Jr.        12,380 shares         December 31, 2001      6,190        15,475     21,046
 John D. Johns               7,420 shares         December 31, 2001      3,710         9,275     12,614
 R. Stephen Briggs           4,280 shares         December 31, 2001      2,140         5,350      7,276
 Jim E. Massengale           3,640 shares         December 31, 2001      1,820         4,550      6,188
 A. S. Williams III          4,140 shares         December 31, 2001      2,070         5,175      7,038


----------


(1) In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.

(2) Award is earned based on comparison of the Company's average return on average equity or total rate of return for a four year period to a peer group. Below threshold, which is the median of the comparison group, no portion of award is earned.


                          OTHER PLANS AND ARRANGEMENTS

     RETIREMENT BENEFITS. The table below illustrates the annual pension benefits payable to executive officers under the Protective Life Corporation Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Internal Revenue Code limitations. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

                                      PENSION PLAN TABLE




 REMUNERATION                            YEARS OF SERVICE
                     15           20           25           30            35
 $   150,000      $ 33,521     $ 44,694     $ 55,868     $ 67,041    $  78,215
     200,000        45,521       60,694       75,868       91,041      106,215
     250,000        57,521       76,694       95,868      115,041      134,215
     300,000        69,521       92,694      115,868      139,041      162,215
     400,000        93,521      124,694      155,868      187,041      218,215
     500,000       117,521      156,694      195,868      235,041      274,215
     750,000       177,521      236,694      295,868      355,041      414,215
   1,000,000       237,521      316,694      395,868      475,041      554,215
   1,250,000       297,521      396,694      495,868      595,041      694,215
   1,500,000       357,521      476,694      595,868      715,041      834,215
   1,750,000       417,521      556,694      695,868      835,041      974,215
   2,000,000       477,521      636,694      795,868      955,041    1,114,215


----------

     Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in obtaining the average compensation.

     The Named Executives and their estimated length of service as of December 31, 1998 are provided in the following table.





          NAME             YEARS OF SERVICE
  Drayton Nabers, Jr.            20
  John D. Johns                   5
  R. Stephen Briggs               7
  A. S. Williams III              4
  Jim E. Massengale               5


                      EMPLOYMENT CONTINUATION AGREEMENTS


     The Board of Directors of PLC has authorized PLC to enter into Employment Continuation Agreements with each of the Named Executives which provide for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control". Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average annual incentive plan bonus for the three years preceding the change in control; (ii) continuation (for twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment; (iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation and Management Succession Committee ("Committee") are Messrs. McMahon (Chairman), Dahlberg, Kuehn, and Yellowlees. No member of the Committee was an officer or employee of PLC or any of its subsidiaries at any time during 1998. Also, no member of the Committee was formerly an officer of PLC or any of its subsidiaries.

MANAGEMENT OWNERSHIP OF PLC STOCK


     No director or named executive officer of Protective owns any stock of Protective or of any affiliated corporation except for the shares of PLC common stock which are shown as owned as of March 1999:





                                                                   AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP (1)
                                                     ---------------------------------------------    PERCENT OF
NAME AND BENEFICIAL OWNER                                   SOLE POWER           SHARED POWER (2)     CLASS (1)
--------------------------------------------------   ------------------------   ------------------   -----------
        Drayton Nabers, Jr.                                    325,486(3)              9,638                *
        R. Stephen Briggs                                      132,511(3)              1,428                *
        John D. Johns                                           61,520(3)              4,200                *
        Deborah J. Long                                         22,561(3)                -0-                *
        Jim E. Massengale                                      135,819(3)                700                *
        Danny L. Bentley                                        45,835(3)                -0-                *
        Richard J. Bielen                                       27,085(3)                -0-                *
        Wayne E. Stuenkel                                       79,404(3)                -0-                *
        A. S. Williams III                                     103,006(3)                -0-                *
        Steven A. Schultz                                       42,791(3)                -0-                *
        Judy Wilson                                              5,504(3)                -0-                *
        Carolyn King                                             8,693(3)                -0-                *
        Jerry W. DeFoor                                         31,792(3)                -0-                *
        All directors and executive officers as a
         group (13 persons)                                  1,022,007(3)(4)          15,966(2)          1.61%


----------
     *  less than one percent


(1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.


(2) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below the directors and officers disclaim beneficial ownership of these shares.

(3) The amounts reported include shares allocated to accounts under the Company's 401(k) and Stock Ownership Plan as follows: Mr. Nabers, 12,773 shares; Mr. Johns, 3,553 shares; Mr. Briggs, 27,669 shares; Mr. Massengale, 30,540 shares; Mr. Williams, 25,796 shares; Ms. Long, 1,348 shares; Mr. Bentley, 9,066 shares; Mr. Bielen, 8,990 shares; Mr.Stuenkel, 6,614 shares; Mr Schultz, 5,884 shares; Ms. Wilson, 5,404 shares; Ms. King, 1,238 shares; Mr. DeFoor, 253 shares; and all directors and executives officers as a group 150,128.

   The amounts reported also include stock equivalents held by certain officers under the Company's Deferred Compensation Plan for Officers, entitling each such officer to receive upon distribution a share of Common Stock or each stock equivalent. The number of stock equivalents included are as follows: Mr. Nabers, 252,490; Mr. Johns, 53,567; Mr. Briggs, 89,173; Mr. Massengale, 57,084; Mr. Williams, 62,246; Ms. Long, 16,176; Mr. Bielen, 10,619; Mr. Stuenkel, 63,254; Mr. Schultz, 34,478; Ms. King, 7,455; Mr.
   DeFoor, 20,539; Mr. Bentley, 31,715; and all directors and executive officers as a group 698,796.


   The reported amounts do not include stock appreciation rights ("SARs") awarded under the Company's 1996 Stock Incentive Plan as follows: Mr. Nabers, 300,000 SARs; Mr. Johns, 150,000 SARs; Mr. Briggs, 40,000 SARs; Mr. Massengale, 400,000 SARs; Mr. Williams, 40,000 SARs; Mr. Stuenkel, 15,000 SARs and all directors and executive officers as a group, 675,000 SATs.

(4) No officer or director owns any stock of any affiliate of the Company.

                               LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see Note G to the Consolidated Financial Statements included herein.


                                    EXPERTS


     The consolidated balance sheets of Protective Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1998 and the related financial statement schedules included in this Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.



                                 LEGAL MATTERS

     Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.


                            REGISTRATION STATEMENT

     A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

                                  APPENDIX A


                         MATTERS RELATING TO CONTRACTS
               OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
                            AND PRIOR TO MAY 1, 1996

     THE FOLLOWING SECTIONS DESCRIBE CONTRACTS OFFERED AFTER SEPTEMBER 10, 1991 AND BEFORE MAY 1, 1996. THE FOLLOWING DESCRIPTIONS OF CERTAIN PROVISIONS SHOULD BE SUBSTITUTED IN THEIR ENTIRETY FOR THE RELATED TERMS AND DESCRIPTIONS FOUND ELSEWHERE IN THIS PROSPECTUS. THE PAGE REFERENCES LISTED BELOW INDICATE WHERE IN THE PROSPECTUS THE SUBSTITUTED DESCRIPTIONS CAN BE FOUND. REFER TO YOUR CONTRACT FOR COMPLETE DETAILS OF THESE PROVISIONS.

SUMMARY (PAGE 4)

     The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

HOW IS THE SURRENDER CHARGE
CALCULATED?                           The surrender charge applies during the
                                      first seven years of each Guaranteed
                                      Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period.
                                      The surrender charge is equal to six
                                      months of interest on the amount you
                                      withdraw from a Sub-Account. The total
                                      surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-
                                      Account value you allocated to the
                                      Guaranteed Period. (See "Surrender
                                      Charges," page 11.)

WHAT IS A MARKET VALUE ADJUSTMENT?    The Market Value Adjustment is the amount
                                      we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed
                                      Period. The Market Value Adjustment
                                      reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed
                                      Period equal to the time remaining in
                                      your Guaranteed Period at the time you
                                      request a full or partial surrender, and
                                      2) the Guaranteed Interest Rate being
                                      applied to the Sub-Account from which you are requesting a full or partial surrender. (See "Market Value
                                      Adjustment," page 11.)

DOES THE CONTRACT PROVIDE A DEATH
BENEFIT? If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.

                                      If there is no surviving Owner, we will
                                      pay the guaranteed Death Benefit to the
                                      Beneficiary that the Owner has named. The
                                      Beneficiary will have 60 days from the
                                      date of death to exercise this right to
                                      the guaranteed Death Benefit. If the
                                      Beneficiary has not exercised this right within 60 days, we will treat any payments as a surrender request subject to the surrender charge and Market Value Adjustment.

                                      The guaranteed Death Benefit will be
                                      equal to the Account Value of your
                                      Contract. If applicable, we will total
                                      the Death Benefits for all of your
                                      Guaranteed Periods to determine the
                                      amount of your guaranteed Death Benefit.
                                      (See "Death Benefit," page 13.)

PARTIES TO THE CONTRACT (PAGE 6)

     BENEFICIARY: The person named under the Contract to receive the Death Benefit upon the Death of any Owner is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

     If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

     Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.


ISSUING A CONTRACT (PAGE 7, FIRST PARAGRAPH)

     You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. You cannot make additional Annuity Deposits in the states of California, Minnesota, South Carolina or Michigan. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.


GUARANTEED PERIOD AND SUB-ACCOUNTS

     SELECTING A SUBSEQUENT GUARANTEE PERIOD (PAGE 8)

     To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.


     AUTOMATIC SUBSEQUENT GUARANTEED PERIODS (PAGE 8)

     If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the longest Guaranteed Period we offer that is not longer than the Guaranteed Period that just ended, and does not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.


SURRENDERS

     SURRENDERS AND PARTIAL SURRENDERS (PAGE 10, FIRST PARAGRAPH)

     You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.


SURRENDER CHARGES (PAGE 11)

     Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

     We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

     If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

                             [(A x B) - SC] where:

 A   = the Sub-Account value of the Sub-Account from which you request a surrender

 B   = the Market Value Adjustment

 SC  = the surrender charge plus any premium taxes, if applicable

     On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

     Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.


     WAIVER OF SURRENDER CHARGES (PAGE 11)

     We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

   1) You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

   2) A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

     If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.


MARKET VALUE ADJUSTMENT (PAGE 11)

     We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

                          (1+g / 1+c) x (N/12) where:

   g = The Guaranteed Interest Rate in effect for the current Guaranteed
       Period expressed as a decimal (e.g., 1% = .01).

   C = The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

   N = The number of months remaining in your Guaranteed Period as of the date you request a surrender.

     The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and
2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

     Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

     Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.


DETERMINING THE DEATH BENEFIT (PAGE 14)

     We will calculate the guaranteed Death Benefit as of the date of an Owner's death. The guaranteed Death Benefit will be equal to the Account Value less applicable premium taxes.

ANNUITY OPTIONS (PAGE 15)

     On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 - Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, annuity options may apply with certain restrictions.
     o OPTION 1 - PAYMENT FOR A FIXED PERIOD

     We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

     o OPTION 2 - LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD
     We will make equal monthly payments based on the life of the named Annuitant or Annuitants. Payments will continue for the lifetime of the Annuitant or Annuitants with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.
     o OPTION 3 - PAYMENTS FOR A FIXED AMOUNT
     We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.
     o OPTION 4 - PURCHASE OF OTHER ANNUITIES
     The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

     The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.


TAXATION OF ANNUITIES IN GENERAL


 LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD FOR THE BENEFIT OF CERTAIN NON-NATURAL PERSONS (PAGE 21)


     In order to that they may be treated as annuity contracts for federal tax purposes, section 72(s) of the Internal Revenue Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain qualified plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

                                  APPENDIX B


                         MATTERS RELATING TO CONTRACTS
                           OFFERED IN CERTAIN STATES
                          PRIOR TO SEPTEMBER 10, 1991

     THE FOLLOWING SECTIONS DESCRIBE CONTRACTS WITH A CERTIFICATE DATE PRIOR TO SEPTEMBER 10, 1991, AND CERTAIN CONTRACTS WITH A CERTIFICATE DATE AFTER THAT DATE. THE CONTRACTS CONTAIN PROVISIONS THAT DIFFER FROM THOSE DESCRIBED IN THIS PROSPECTUS. IN PARTICULAR, SURRENDER CHARGE, DEATH BENEFIT, AND CERTAIN ANNUITY BENEFIT PROVISIONS MAY BE DIFFERENT. REFER TO YOUR CONTRACT FOR COMPLETE DETAILS OF THESE PROVISIONS. THE FOLLOWING DESCRIPTIONS OF CERTAIN PROVISIONS SHOULD BE SUBSTITUTED IN THEIR ENTIRETY FOR THE RELATED TERMS AND DESCRIPTIONS FOUND ELSEWHERE IN THIS PROSPECTUS. THE PAGE REFERENCES LISTED BELOW INDICATE WHERE IN THE PROSPECTUS THE SUBSTITUTED DESCRIPTIONS CAN BE FOUND.

SUMMARY (PAGE 4)

     The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

HOW IS THE SURRENDER CHARGE
CALCULATED?                           The surrender charge applies during the
                                      first seven years of each Guaranteed
                                      Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period.
                                      The surrender charge is equal to six
                                      months of interest on the amount you
                                      withdraw from a Sub-Account. The total
                                      surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-
                                      Account value you allocated to the
                                      Guaranteed Period. (See "Surrender
                                      Charge," page 11.)

WHAT IS A MARKET VALUE ADJUSTMENT?    The Market Value Adjustment is the amount
                                      we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed
                                      Period. The Market Value Adjustment
                                      reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed
                                      Period equal to the time remaining in
                                      your Guaranteed Period at the time you
                                      request a full or partial surrender, and
                                      2) the Guaranteed Interest Rate being
                                      applied to the Sub-Account from which you are requesting a full or partial surrender. (See, "Market Value
                                      Adjustment," page 11.)
DOES THE CONTRACT PROVIDE A DEATH
BENEFIT?                              If any Owner dies while the Contract is in
                                      force and before the Annuity Commencement
                                      Date, we will pay a guaranteed Death
                                      Benefit, less any applicable premium tax, to any surviving Owner. If there is no surviving Owner, we will pay the guaranteed Death Benefit to the
                                      Beneficiary as determined under the
                                      provisions of the Contract. If the named
                                      Beneficiary under the Contract is the
                                      spouse of the Owner and the Annuitant is living, the spouse may elect, in lieu of a Death Benefit, to become the Owner and continue the Contract.

                                      The guaranteed Death Benefit will be
                                      equal to the Account Value of your
                                      Contract. If applicable, we will total
                                      the Death Benefits for all of your
                                      Guaranteed Periods to determine the
                                      amount of your guaranteed Death Benefit.
                                      (See "Death Benefit," page 13.)

PARTIES TO THE CONTRACT (PAGE 6)

     BENEFICIARY: The person named under the Contract to receive the Death Benefit upon the Death of any Owner or Annuitant, as applicable, is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

     If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

     Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.


ISSUING A CONTRACT (PAGE 7, FIRST PARAGRAPH)

     You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.


GUARANTEED PERIODS AND SUB-ACCOUNTS

     SELECTING A SUBSEQUENT GUARANTEE PERIOD (PAGE 8)

     To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.


     AUTOMATIC SUBSEQUENT GUARANTEED PERIODS (PAGE 8)

     If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the longest Guaranteed Period we offer that is not longer than the Guaranteed Period that just ended, and does not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.


SURRENDERS

     SURRENDERS AND PARTIAL SURRENDERS (PAGE 10, FIRST PARAGRAPH)

     You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.


SURRENDER CHARGES (PAGE 11)

     Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

     We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

     If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

                             [(A x B) - SC] where:

   A  = the Sub-Account value of the Sub-Account from which you request a surrender

   B  = the Market Value Adjustment


   SC = the surrender charge plus any premium tax, if applicable


     On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

     Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.


     WAIVER OF SURRENDER CHARGES (PAGE 11)

     We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

   3) You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

   4) A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

     If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.


MARKET VALUE ADJUSTMENT (PAGE 11)

     We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

                          (1+g / 1+c) x (N/12) where:

   g = The Guaranteed Interest Rate in effect for the current Guaranteed
       Period expressed as a decimal (e.g., 1% = .01).

   C = The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

   N = The number of months remaining in your Guaranteed Period as of the date you request a surrender.

     The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and
2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

     Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

     Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.


DEATH OF AN ANNUITANT (PAGE 13)

     If an Annuitant dies while the Contract is in force, either before or after the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If you have not designated a Beneficiary or the Beneficiary is no longer living, the surviving Owner will be the Beneficiary. If neither the Owner nor the Beneficiary have survived the Annuitant, the Beneficiary will be the Annuitant's estate. YOU CANNOT CHANGE ANNUITANTS UNDER THIS CONTRACT.


DEATH OF AN OWNER (PAGE 13)

     Upon the death of a joint Owner prior to the Annuity Commencement Date, the surviving Owner will become the Beneficiary. If the sole Owner of a Contract dies while the Contract is in force and before the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If the Beneficiary is the spouse of the deceased Owner and the Annuitant is still living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit. If you have not designated a Beneficiary or the Beneficiary is no longer living, the estate of the Owner will be the Beneficiary.


DETERMINING THE DEATH BENEFIT (PAGE 14)

     If an Annuitant or Owner dies before the Annuity Commencement Date, we will pay a guaranteed Death Benefit to the Beneficiary. We will calculate the guaranteed Death Benefit as of the date of an Annuitant's or Owner's death. We will calculate the guaranteed Death Benefit as follows:

   5) If the deceased had not yet reached age 85, the guaranteed Death Benefit will be the greater of:

     o the Net Account Value, or


     o the original Annuity Deposit, less interest withdrawals and surrenders (including surrender charges, Market Value Adjustments, and premium tax), credited with interest at 5% compounded annually.


   6) If the deceased reached age 85, the guaranteed Death Benefit will be equal to the total of the Sub-Account values multiplied by their respective Market Value Adjustments.


PAYING THE DEATH BENEFIT (PAGE 14)

     We will only pay one guaranteed Death Benefit under a Contract, even though the Contract may, under some circumstances, continue after an Owner or Annuitant's death. We will calculate the guaranteed Death Benefit as of the date of the death that triggers its payment.

     We will pay the guaranteed Death Benefit in a lump sum, in which event the Contract will terminate, or under any of the annuity options available under the Contract provided that:

   o in the event of the Owner's death, any chosen annuity option must provide that the guaranteed Death Benefit will be distributed within five years of the date of the Owner's death; or

   o if the chosen annuity option provides for the guaranteed Death Benefit to be paid over a period that does not extend beyond the Beneficiary's life or life expectancy, the distribution must commence within one year of the Owner's death.

     In addition to these options, if the Beneficiary is the spouse of the deceased Owner and the Annuitant is living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit.

ANNUITY COMMENCEMENT DATE (PAGE 14)

     You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of a Guaranteed Period nor later than the end of the Contract year immediately before the Annuitant's 85th birthday. Our Administrative Office must approve any request for an extension of the Annuity Commencement Date beyond this maximum.

     You may change the Annuity Commencement Date subject to the following restrictions:

   o You must request the change in writing.

   o We must receive your written request at least 30 days before the new Annuity Commencement Date you have requested.

   o The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

   o Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

     Annuity Commencement Dates which occur after the Annuitant's 85th birthday may have adverse tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters," page 18.)

     Once our Administrative Office notifies you that we have received and approved your written request for changing the Annuity Commencement Date, the change will be made effective as of the date you signed the request.


ANNUITY OPTIONS (PAGE 15)

     On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 - Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, annuity options may apply with certain restrictions.

     o OPTION 1 - PAYMENT FOR A FIXED PERIOD


      We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.


     o OPTION 2 - LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD

      We will make equal monthly payments based on the life of the named Annuitant. Payments will continue for the lifetime of the Annuitant with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

     o OPTION 3 - PAYMENTS FOR A FIXED AMOUNT

      We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

     o OPTION 4 - PURCHASE OF OTHER ANNUITIES

      The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

     The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.


TAXATION OF ANNUITIES IN GENERAL


 LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD FOR THE BENEFIT OF CERTAIN NON-NATURAL PERSONS (PAGE 21)


     In order to that they may be treated as annuity contracts for federal tax purposes, section 72(s) of the Internal Revenue Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain qualified plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

                        INDEX TO FINANCIAL STATEMENTS





Report of Independent Accountants ........................................................   F-2
Consolidated Statements of Income for the years ended December 31, 1998, 1997, and 1996 ..   F-3
Consolidated Balance Sheets as of December 31, 1998 and 1997 .............................   F-4
Consolidated Statements of Share-Owner's Equity for the years ended December 31, 1998,
1997, and  1996 ..........................................................................   F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997, and       F-7
  1996
Notes to Consolidated Financial Statements ...............................................   F-9
Financial Statement Schedules:
   Schedule III -- Supplementary Insurance Information ...................................   S-1
   Schedule IV -- Reinsurance ............................................................   S-2


     All other schedules to the consolidated financial statements required by
Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Directors and Share Owner
Protective Life Insurance Company
Birmingham, Alabama

     In our opinion, the consolidated financial statements and the financial statement schedules listed in the index on page F-1 of this Form S-1 present fairly, in all material respects, the consolidated financial position of Protective Life Insurance Company and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                                        PricewaterhouseCoopers LLP


February 11, 1999
Birmingham, Alabama

                       PROTECTIVE LIFE INSURANCE COMPANY


                       CONSOLIDATED STATEMENTS OF INCOME


                            (DOLLARS IN THOUSANDS)





                                                                             YEAR ENDED DECEMBER 31
                                                                  ---------------------------------------------
                                                                       1998            1997            1996
                                                                  -------------   -------------   -------------
  REVENUES
    Premiums and policy fees ..................................    $1,027,340      $  814,420      $  770,224
    Reinsurance ceded .........................................      (459,215)       (334,214)       (308,174)
                                                                   ----------      ----------      ----------
     Net of reinsurance ceded .................................       568,125         480,206         462,050
    Net investment income .....................................       603,795         557,488         498,781
    Realized investment gains .................................         2,136           1,824           5,510
    Other income ..............................................        20,201           6,149           5,010
                                                                   ----------      ----------      ----------
                                                                    1,194,257       1,045,667         971,351
                                                                   ----------      ----------      ----------
  BENEFITS AND EXPENSES
    Benefits and settlement expenses (net of reinsurance ceded:
     1998-$330,494; 1997-$180,605; 1996-$215,424) .............       730,496         658,872         626,893
    Amortization of deferred policy acquisition costs .........       111,188         107,175          91,001
    Other operating expenses (net of reinsurance ceded:
     1998-$166,375; 1997-$90,045; 1996-$81,839) ...............       172,228         129,870         128,148
                                                                   ----------      ----------      ----------
                                                                    1,013,912         895,917         846,042
                                                                   ----------      ----------      ----------
  INCOME BEFORE INCOME TAX ....................................       180,345         149,750         125,309
  INCOME TAX EXPENSE (BENEFIT)
    Current ...................................................        48,237          66,283          44,908
    Deferred ..................................................        14,925         (13,981)         (2,142)
                                                                   ----------      ----------      ----------
                                                                       63,162          52,302          42,766
                                                                   ----------      ----------      ----------
  NET INCOME ..................................................    $  117,183      $   97,448      $   82,543
                                                                   ==========      ==========      ==========



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY


                          CONSOLIDATED BALANCE SHEETS


               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                                                             DECEMBER 31
                                                                                   -------------------------------
                                                                                         1998             1997
                                                                                   ---------------   -------------
ASSETS
Investments:
  Fixed maturities, at market (amortized cost: 1998-$6,307,274;
   1997-$6,221,871) ............................................................     $ 6,400,262     $ 6,348,252
  Equity securities, at market (cost: 1998-$15,151; 1997-$24,983) ..............          12,258          15,006
  Mortgage loans on real estate ................................................       1,623,603       1,313,478
  Investment real estate, net of accumulated depreciation (1998-$782;
   1997-$671) ..................................................................          14,868          13,469
  Policy loans .................................................................         232,670         194,109
  Other long-term investments ..................................................          70,078          54,704
  Short-term investments .......................................................         159,655          54,337
                                                                                     -----------     -----------
   Total investments ...........................................................       8,513,394       7,993,355
Cash ...........................................................................                          39,197
Accrued investment income ......................................................         100,395          94,095
Accounts and premiums receivable, net of allowance for uncollectible amounts
  (1998-$4,304; 1997-$5,292) ...................................................          31,265          42,255
Reinsurance receivables ........................................................         756,370         591,457
Deferred policy acquisition costs ..............................................         841,425         632,605
Property and equipment, net ....................................................          42,374          36,407
Other assets ...................................................................          34,632          14,445
Assets related to separate accounts
  Variable Annuity .............................................................       1,285,952         924,406
  Variable Universal Life ......................................................          13,606           3,634
  Other ........................................................................           3,482           3,425
                                                                                     -----------     -----------
                                                                                     $11,622,895     $10,375,281
                                                                                     ===========     ===========
LIABILITIES
Policy liabilities and accruals:
  Future policy benefits and claims ............................................     $ 4,140,003     $ 3,324,294
  Unearned premiums ............................................................         389,294         396,696
                                                                                     -----------     -----------
                                                                                       4,529,297       3,720,990
Guaranteed investment contract deposits ........................................       2,691,697       2,684,676
Annuity deposits ...............................................................       1,519,820       1,511,553
Other policyholders' funds .....................................................         219,356         183,324
Other liabilities ..............................................................         226,310         246,081
Accrued income taxes ...........................................................         (10,992)            941
Deferred income taxes ..........................................................          51,735          49,417
Note payable ...................................................................           2,363
Indebtedness to related parties ................................................          20,898          28,055
Liabilities related to separate accounts
  Variable Annuity .............................................................       1,285,952         924,406
  Variable Universal Life ......................................................          13,606           3,634
  Other ........................................................................           3,482           3,425
                                                                                     -----------     -----------
   Total liabilities ...........................................................      10,553,524       9,356,502
                                                                                     -----------     -----------

                       PROTECTIVE LIFE INSURANCE COMPANY
                    CONSOLIDATED BALANCE SHEETS -- CONTINUED





                                                                                     DECEMBER 31
                                                                          ---------------------------------
                                                                                1998              1997
                                                                          ---------------   ---------------
COMMITMENTS AND CONTINGENT LIABILITIES--NOTE G
SHARE-OWNER'S EQUITY
Preferred Stock, $1.00 par value, shares authorized and issued: 2,000,
  liquidation preference $2,000........................................               2                 2
Common Stock, $1.00 par value..........................................           5,000             5,000
  Shares authorized and issued: 5,000,000
Additional paid-in capital ............................................         327,992           327,992
Note receivable from PLC Employee Stock Ownership Plan ................          (5,199)           (5,378)
Retained earnings .....................................................         686,519           629,436
Accumulated other comprehensive income
  Net unrealized gains on investments (net of income tax: 1998-$29,646;
   1997-$33,238).......................................................          55,057            61,727
                                                                                -------           -------
   Total share-owner's equity .........................................       1,069,371         1,018,779
                                                                              ---------         ---------
                                                                            $11,622,895       $10,375,281
                                                                            ===========       ===========



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY


                CONSOLIDATED STATEMENTS OF SHARE-OWNER'S EQUITY


               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                     ADDITIONAL
                                                PREFERRED   COMMON     PAID-IN
                                                  STOCK      STOCK     CAPITAL
                                               ----------- -------- ------------
Balance, December 31, 1995 ...................              $5,000    $144,494
 Net income for 1996 .........................
 Decrease in net unrealized gains on
   investments (net of income tax:
   $(25,627)) ................................
 Reclassification adjustment for amounts
   included in net income (net of income
   tax: $(1,928)) ............................
 Comprehensive income for 1996 ...............
 Redemption feature of preferred stock
   removed-Note I ............................     $ 2                   1,998
 Preferred dividends ($50 per share) .........
 Capital contribution from PLC ...............                          91,500
 Decrease in note receivable from PLC
   ESOP ......................................
Balance, December 31, 1996 ...................       2       5,000     237,992
                                                   ---      ------    --------
 Net income for 1997 .........................
 Increase in net unrealized gains on
   investments (net of income
   tax-$30,275) ..............................
 Reclassification adjustment for amounts
   included in net income (net of income
   tax: $(638)) ..............................
 Comprehensive income for 1997 ...............
 Preferred dividends ($50 per share) .........
 Capital contribution from PLC ...............                          90,000
 Decrease in note receivable from PLC
   ESOP ......................................
Balance, December 31, 1997 ...................       2       5,000     327,992
                                                   ---      ------    --------
 Net income for 1998 .........................
 Decrease in net unrealized gains on
   investments (net of income
   tax-($2,844)) .............................
 Reclassification adjustment for amounts
   included in net income (net of income
   tax: $(747)) ..............................
 Comprehensive income for 1998 ...............
 Common dividends ($12 per share) ............
 Preferred dividends ($50 per share) .........
 Decrease in note receivable from PLC
   ESOP ......................................
                                                   ---      ------    --------
Balance, December 31, 1998 ...................     $ 2      $5,000    $327,992
                                                   ===      ======    ========



                                                   NOTE
                                                RECEIVABLE                      NET
                                                   FROM                     UNREALIZED         TOTAL
                                                    PLC       RETAINED    GAINS (LOSSES)   SHARE-OWNER'S
                                                   ESOP       EARNINGS    ON INVESTMENTS      EQUITY
                                               ------------ ------------ ---------------- --------------
Balance, December 31, 1995 ...................   $ (5,765)   $ 449,645      $  57,863       $  651,237
                                                                                            ----------
 Net income for 1996 .........................                  82,543                          82,543
 Decrease in net unrealized gains on
   investments (net of income tax:
   $(25,627)) ................................                                (47,593)         (47,593)
 Reclassification adjustment for amounts
   included in net income (net of income
   tax: $(1,928)) ............................                                 (3,582)          (3,582)
                                                                                            ----------
 Comprehensive income for 1996 ...............                                                  31,368
                                                                                            ----------
 Redemption feature of preferred stock
   removed-Note I ............................                                                   2,000
 Preferred dividends ($50 per share) .........                    (100)                           (100)
 Capital contribution from PLC ...............                                                  91,500
 Decrease in note receivable from PLC
   ESOP ......................................        186                                          186
                                                 --------    ---------      ---------       ----------
Balance, December 31, 1996 ...................     (5,579)     532,088          6,688          776,191
                                                                                            ----------
 Net income for 1997 .........................                  97,448                          97,448
 Increase in net unrealized gains on
   investments (net of income
   tax-$30,275) ..............................                                 56,225           56,225
 Reclassification adjustment for amounts
   included in net income (net of income
   tax: $(638)) ..............................                                 (1,186)          (1,186)
                                                                                            ----------
 Comprehensive income for 1997 ...............                                                 152,487
 Preferred dividends ($50 per share) .........                    (100)                           (100)
 Capital contribution from PLC ...............                                                  90,000
 Decrease in note receivable from PLC
   ESOP ......................................        201                                          201
                                                 --------    ---------      ---------       ----------
Balance, December 31, 1997 ...................     (5,378)     629,436         61,727        1,018,779
 Net income for 1998 .........................                 117,183                         117,183
 Decrease in net unrealized gains on
   investments (net of income
   tax-($2,844)) .............................                                 (5,281)          (5,281)
 Reclassification adjustment for amounts
   included in net income (net of income
   tax: $(747)) ..............................                                 (1,389)          (1,389)
                                                                                            ----------
 Comprehensive income for 1998 ...............                                                 110,513
                                                                                            ----------
 Common dividends ($12 per share) ............                 (60,000)                        (60,000)
 Preferred dividends ($50 per share) .........                    (100)                           (100)
 Decrease in note receivable from PLC
   ESOP ......................................        179                                          179
                                                 --------    ---------      ---------       ----------
Balance, December 31, 1998 ...................   $ (5,199)   $ 686,519      $  55,057       $1,069,371
                                                 ========    =========      =========       ==========



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                            (DOLLARS IN THOUSANDS)





                                                                                             DECEMBER 31
                                                                         ----------------------------------------------------
                                                                               1998               1997              1996
                                                                         ----------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income ..........................................................    $     117,183      $     97,448      $     82,543
 Adjustments to reconcile net income to net cash provided by operating activities:
 Amortization of deferred policy acquisition costs ...................          111,188           107,175            91,001
 Capitalization of deferred policy acquisition costs .................         (192,838)         (135,211)          (77,078)
 Depreciation expense ................................................            7,110             5,124             5,333
 Deferred income taxes ...............................................           14,925           (17,918)           (2,442)
 Accrued income taxes ................................................          (11,933)           (5,558)              893
 Interest credited to universal life and investment products .........          352,721           299,004           280,377
 Policy fees assessed on universal life and investment products                (139,689)         (131,582)         (116,401)
 Change in accrued investment income and other receivables ...........         (159,362)         (158,798)          (70,987)
 Change in policy liabilities and other policyholder funds of
   traditional life and health products ..............................          322,464           279,522           133,621
 Change in other liabilities .........................................          (19,771)           65,393             7,209
 Other (net) .........................................................          (22,634)           (1,133)           (4,281)
                                                                          -------------      ------------      ------------
Net cash provided by operating activities ............................          379,364           403,466           329,788
                                                                          -------------      ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Maturities and principal reduction of investments:
   Investments available for sale ....................................       10,445,407         6,462,663         1,327,323
   Other .............................................................          198,559           324,242           168,898
 Sale of investments:
   Investment available for sale .....................................        1,080,265         1,108,058         1,569,119
   Other .............................................................          155,906           695,270           568,218
 Cost of investments acquired:
   Investments available for sale ....................................      (11,507,234)       (8,428,804)       (3,798,631)
   Other .............................................................         (662,350)         (718,335)         (400,322)
 Acquisitions and bulk reinsurance assumptions .......................                           (169,124)          264,126
 Purchase of property and equipment ..................................          (13,077)           (6,087)           (6,899)
 Sale of property and equipment ......................................                              2,681               288
                                                                          -------------      ------------      ------------
Net cash used in investing activities ................................         (302,524)         (729,436)         (307,880)
                                                                          -------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Borrowings under line of credit arrangements and long-term
   debt ..............................................................        1,975,800         1,159,538           941,438
 Capital contribution from PLC .......................................                             90,000            91,500
 Principal payments on line of credit arrangements and
   long-term debt ....................................................       (1,973,437)       (1,159,538)         (941,438)
 Principal payment on surplus note to PLC ............................           (2,000)           (4,693)          (10,000)
 Dividends to share-owner ............................................          (60,100)             (100)             (100)
 Investment product deposits and change in universal life
   deposits ..........................................................          981,124           910,659           949,122
 Investment product withdrawals ......................................       (1,037,424)         (745,083)         (944,244)
                                                                          -------------      ------------      ------------
Net cash provided by (used in) financing activities ..................         (116,037)          250,783            86,278
                                                                          -------------      ------------      ------------
INCREASE (DECREASE) IN CASH ..........................................          (39,197)          (75,187)          108,186
CASH AT BEGINNING OF YEAR ............................................           39,197           114,384             6,198
                                                                          -------------      ------------      ------------
CASH AT END OF YEAR ..................................................    $           0      $     39,197      $    114,384
                                                                          =============      ============      ============

                       PROTECTIVE LIFE INSURANCE COMPANY
              CONSOLIDATED STATEMENTS OF CASH FLOWS  -- CONTINUED





                                                                        DECEMBER 31
                                                      ------------------------------------------------
                                                            1998             1997            1996
                                                      ---------------   -------------   --------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
 Cash paid during the year:
   Interest on debt ...............................     $     8,338      $    4,343       $    4,633
   Income taxes ...................................     $    57,429      $   70,133       $   43,478
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
 Reduction of principal on note from ESOP .........     $       179      $      201       $      186
 Acquisitions and bulk reinsurance assumptions
   Assets acquired ................................     $   247,894      $1,114,832       $  296,935
   Liabilities assumed ............................        (380,405)       (902,267)        (364,862)
                                                        -----------      ----------       ----------
   Net ............................................     $  (132,511)     $  212,565       $  (67,927)
                                                        ===========      ==========       ==========



                See notes to consolidated financial statements.

                       PROTECTIVE LIFE INSURANCE COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS)


NOTE A -- SIGNIFICANT ACCOUNTING POLICIES


     BASIS OF PRESENTATION

     The accompanying consolidated financial statements of Protective Life Insurance Company and subsidiaries ("Protective") are prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. (See also Note B.)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses.


     ENTITIES INCLUDED

     The consolidated financial statements include the accounts, after intercompany eliminations, of Protective Life Insurance Company and its wholly-owned subsidiaries. Protective is a wholly-owned subsidiary of Protective Life Corporation ("PLC"), an insurance holding company.


     NATURE OF OPERATIONS

     Protective provides financial services through the production, distribution, and administration of insurance and investment products. Protective markets individual life insurance, dental insurance and managed care services, credit life and disability insurance, guaranteed investment contracts, guaranteed funding agreements, and fixed and variable annuities throughout the United States. Protective also maintains a separate division devoted exclusively to the acquisition of insurance policies from other companies.

     The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors.


     RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1997 Protective adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities;" SFAS No. 130, "Reporting Comprehensive Income;" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

     In 1998 PLC adopted SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits."

     The adoption of these accounting standards did not have a material effect on PLC's or Protective's financial statements.


     INVESTMENTS

     Protective has classified all of its investments in fixed maturities, equity securities, and short-term investments as "available for sale."

     Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:

   o Fixed maturities (bonds, bank loan participations, and redeemable preferred stocks) -- at current market value.

     o Equity securities (common and nonredeemable preferred stocks) -- at current market value.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

   o Mortgage loans on real estate -- at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.

   o Investment real estate -- at cost, less allowances for depreciation computed on the straight-line method. With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.

   o Policy loans -- at unpaid balances.

   o Other long-term investments -- at a variety of methods similar to those listed above, as deemed appropriate for the specific investment.

   o Short-term investments -- at cost, which approximates current market value.

     Substantially all short-term investments have maturities of three months or less at the time of acquisition and include approximately $0.9 million in bank deposits voluntarily restricted as to withdrawal.

     As prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," certain investments are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax reported as a component of share-owner's equity. The market values of fixed maturities increase or decrease as interest rates fall or rise. Therefore, although the adoption of SFAS No. 115 does not affect Protective's operations, its reported share-owner's equity will fluctuate significantly as interest rates change.

     Protective's balance sheets at December 31, prepared on the basis of reporting investments at amortized cost rather than at market values, are as follows:



                                                           1998             1997
                                                      --------------   --------------
       Total investments ..........................    $ 8,412,167      $ 7,876,952
       Deferred policy acquisition costs ..........        857,949          654,043
       All other assets ...........................      2,268,076        1,749,321
                                                       -----------      -----------
                                                       $11,538,192      $10,280,316
                                                       ===========      ===========
       Deferred income taxes ......................    $    22,089      $    16,179
       All other liabilities ......................     10,501,789        9,307,085
                                                       -----------      -----------
                                                        10,523,878        9,323,264
       Share-owner's equity .......................      1,014,314          957,052
                                                       -----------      -----------
                                                       $11,538,192      $10,280,316
                                                       ===========      ===========

     Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.


     DERIVATIVE FINANCIAL INSTRUMENTS

     Protective does not use derivative financial instruments for trading purposes. Combinations of swaps, futures contracts and options on treasury notes are currently being used as hedges for asset/liability management of certain investments, primarily mortgage loans on real estate, mortgage-backed securities, and liabilities arising from interest-sensitive products such as guaranteed investment contracts and individual annuities. Realized investment gains and losses on such contracts are deferred and amortized over the life of the hedged asset. No realized investment gains or losses were deferred in 1998. Net realized gains of $1.5 million were deferred in 1997. At December 31, 1998 and 1997, options and open futures contracts with notional amounts of $975.0 million and $925.0 million, respectively, had net unrealized losses of $0.5 million and $0.4 million respectively.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Protective uses interest rate swap contracts to convert certain investments and liabilities from a variable to a fixed rate of interest and from a fixed rate to variable rate of interest. At December 31, 1998, related open interest rate swap contracts with a notional amount of $55.3 million were in a $0.2 million net unrealized loss position. At December 31, 1997, related open interest rate swap contracts with a notional amount of $95.3 million were in a $0.1 million net unrealized loss position.


     CASH

     Cash includes all demand deposits reduced by the amount of outstanding checks and drafts.


     PROPERTY AND EQUIPMENT

     Property and equipment are reported at cost. Protective primarily uses the straight-line method of depreciation based upon the estimated useful lives of the assets. Major repairs or improvements are capitalized and depreciated over the estimated useful lives of the assets. Other repairs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or retired are removed from the accounts, and resulting gains or losses are included in income.

     Property and equipment consisted of the following at December 31:



                                                                  1998         1997
                                                               ----------   ----------
       Home office building ................................    $37,959      $37,459
       Other, principally furniture and equipment ..........     58,958       46,937
                                                                -------      -------
                                                                 96,917       84,396
       Accumulated depreciation ............................     54,543       47,989
                                                                -------      -------
                                                                $42,374      $36,407
                                                                =======      =======

     SEPARATE ACCOUNTS

     Protective operates separate accounts, some in which Protective bears the investment risk and others in which the investments risk rests with the contractholder. The assets and liabilities related to separate accounts in which Protective does not bear the investment risk are valued at market and reported separately as assets and liabilities related to separate accounts in the accompanying consolidated financial statements.


     REVENUES AND BENEFITS EXPENSE

   o Traditional Life and Health Insurance Products -- Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits and include whole life insurance policies, term and term-like life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies. Life insurance and immediate annuity premiums are recognized as revenue when due. Health insurance premiums are recognized as revenue over the terms of the policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts. This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.

     Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on Protective's experience modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. Reserve investment yield assumptions are graded and range from 2.5% to 7.0%. The liability for future policy benefits and claims on traditional life and health insurance products includes estimated unpaid claims that have been reported to Protective and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Activity in the liability for unpaid claims is summarized as follows:



                                                          1998          1997          1996
                                                      -----------   -----------   -----------
    Balance beginning of year .....................    $ 106,121     $ 108,159     $ 73,642
      Less reinsurance ............................       18,673         6,423        3,330
                                                       ---------     ---------     --------
    Net balance beginning of year .................       87,448       101,736       70,312
                                                       ---------     ---------     --------
    Incurred related to:
    Current year ..................................      288,015       258,322      275,524
    Prior year ....................................      (10,198)      (14,540)      (2,417)
                                                       ---------     ---------     --------
      Total incurred ..............................      277,817       243,782      273,107
                                                       ---------     ---------     --------
    Paid related to:
    Current year ..................................      236,001       203,381      197,163
    Prior year ....................................       58,951        58,104       57,812
                                                       ---------     ---------     --------
      Total paid ..................................      294,952       261,485      254,975
                                                       ---------     ---------     --------
    Other changes:
      Acquisitions and reserve transfers ..........            0         3,415       13,292
                                                       ---------     ---------     --------
    Net balance end of year .......................       70,313        87,448      101,736
      Plus reinsurance ............................       20,019        18,673        6,423
                                                       ---------     ---------     --------
    Balance end of year ...........................    $  90,332     $ 106,121     $108,159
                                                       =========     =========     ========

   o Universal Life and Investment Products -- Universal life and investment products include universal life insurance, guaranteed investment contracts, deferred annuities, and annuities without life contingencies. Revenues for universal life and investment products consist of policy fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders. That is, universal life and investment product deposits are not considered revenues in accordance with generally accepted accounting principles. Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.4% to 9.4% in 1998.

     Protective's accounting policies with respect to variable universal life and variable annuities are identical except that policy account balances (excluding account balances that earn a fixed rate) are valued at market and reported as components of assets and liabilities related to separate accounts.


     DEFERRED POLICY ACQUISITION COSTS

     Commissions and other costs of acquiring traditional life and health insurance, universal life insurance, and investment products that vary with and are primarily related to the production of new business have been deferred. Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to total anticipated premium income. Acquisition costs for universal life and investment products are being amortized over the lives of the policies in relation to the present value of estimated gross profits before amortization. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," Protective makes certain assumptions regarding the mortality, persistency, expenses, and interest rates it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from that assumed. Additionally, relating to SFAS No. 115, these costs have been adjusted by an

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

amount equal to the amortization that would have been recorded if unrealized gains or losses on investments associated with Protective's universal life and investment products had been realized.

     The cost to acquire blocks of insurance representing the present value of future profits from such blocks of insurance is also included in deferred policy acquisition costs. Protective amortizes the present value of future profits over the premium payment period including accrued interest of up to approximately 8%. The unamortized present value of future profits for all acquisitions was approximately $370.3 million and $274.9 million at December 31, 1998 and 1997, respectively. During 1998 $132.5 million of present value of future profits on acquisitions made during the year was capitalized and $37.1 million was amortized. During 1997 $136.2 million of present value of future profits on acquisitions made during the year was capitalized, and $28.9 million was amortized.


     INCOME TAXES

     Protective uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes. Deferred federal income taxes arise from the recognition of temporary differences between the bases of assets and liabilities determined for financial reporting purposes and the bases determined for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.


     RECLASSIFICATIONS

     Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on net income, total assets, or share-owner's equity.


NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES

     Financial statements prepared in conformity with generally accepted accounting principals ("GAAP") differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities. The most significant differences are: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations as incurred, (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, interest, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions, (c) deferred income taxes are provided for temporary differences between financial and taxable earnings, (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to stock-owner's equity, (e) furniture and equipment, agents' debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted items), (f) certain items of interest income, principally accrual of mortgage and bond discounts are amortized differently, and (g) bonds are stated at market instead of amortized cost.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE B -- RECONCILIATION WITH STATUTORY REPORTING PRACTICES -- (CONTINUED)

     The reconciliations of net income and share-owner's equity prepared in conformity with statutory reporting practices to that reported in the accompanying consolidated financial statements are as follows:



                                                     NET INCOME                               SHARE-OWNER'S EQUITY
                                       ---------------------------------------   -----------------------------------------------
                                           1998          1997          1996           1998              1997            1996
                                       -----------   -----------   -----------   --------------   ---------------   ------------
In conformity with statutory
 reporting practices:(1) ...........    $ 147,077     $ 134,417     $ 102,337      $  531,956       $ 579,111        $  456,320
 Additions (deductions) by
   adjustment:
   Deferred policy acquisition
    costs, net of amortization .....       68,155        10,310        (2,830)        841,425         632,605           488,201
   Deferred income tax .............      (14,925)       13,981         2,142         (51,735)        (49,417)          (37,722)
   Asset Valuation Reserve .........                                                   66,922          67,369            64,233
   Interest Maintenance
    Reserve ........................       (1,355)       (1,434)       (2,142)         15,507           9,809            17,682
   Nonadmitted items ...............                                                   42,835          30,500            21,610
   Other timing and valuation
    adjustments ....................      (76,214)      (54,494)      (11,210)       (282,480)       (215,448)         (197,227)
   Noninsurance affiliates .........       18,171        17,530        11,104                                (4)              4
   Consolidation elimination .......      (23,726)      (22,862)      (16,858)        (95,059)        (35,746)          (36,910)
                                        ---------     ---------     ---------      ----------       -----------      ----------
In conformity with generally
 accepted accounting principles         $ 117,183     $  97,448     $  82,543      $1,069,371       $1,018,779       $  776,191
                                        =========     =========     =========      ==========       ===========      ==========

(1) Consolidated


NOTE C -- INVESTMENT OPERATIONS

     Major categories of net investment income for the years ended December 31 are summarized as follows:



                                                                1998          1997          1996
                                                            -----------   -----------   -----------
     Fixed maturities ...................................    $463,416      $396,255      $310,353
     Equity securities ..................................         905         1,186         2,124
     Mortgage loans on real estate ......................     158,461       161,604       153,463
     Investment real estate .............................       1,224         2,004         1,875
     Policy loans .......................................      12,346        11,370        10,378
     Other, principally short-term investments ..........      16,536        21,876        51,637
                                                             --------      --------      --------
                                                              652,888       594,295       529,830
     Investment expenses ................................      49,093        36,807        31,049
                                                             --------      --------      --------
                                                             $603,795      $557,488      $498,781
                                                             ========      ========      ========

     Realized investment gains (losses) for the years ended December 31 are summarized as follows:


      Fixed maturities .............................    $  4,374       $  (8,355)      $  (7,101)
      Equity securities ............................      (4,465)          5,975           1,733
      Mortgage loans and other investments .........       2,227           4,204          10,878
                                                        --------       ---------       ---------
                                                        $  2,136       $   1,824       $   5,510
                                                        ========       =========       =========

     Protective recognizes permanent impairments through changes to an allowance for uncollectible amounts on investments. The allowance totaled $24.1 million at December 31, 1998 and $23.0 million at December 31, 1997. Additions and reductions to the allowance are included in realized investment gains (losses). Without

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE C -- INVESTMENT OPERATIONS -- (CONTINUED)

such additions/reductions, Protective had net realized investment gains of $3.2 million in 1998, net realized investment losses of $6.1 million in 1997, and net realized investment gains of $3.7 million in 1996.

     In 1998, gross gains on the sale of investments available for sale (fixed maturities, equity securities and short-term investments) were $32.3 million and gross losses were $32.5 million. In 1997, gross gains were $21.3 million and gross losses were $23.5 million. In 1996, gross gains were $6.9 million and gross losses were $11.8 million.

     The amortized cost and estimated market values of Protective's investments classified as available for sale at December 31 are as follows:



                                                                            GROSS          GROSS        ESTIMATED
                                                          AMORTIZED      UNREALIZED     UNREALIZED        MARKET
1998                                                         COST           GAINS         LOSSES          VALUES
-----------------------------------------------------   -------------   ------------   ------------   -------------
Fixed maturities:
 Bonds:
   Mortgage-backed ..................................    $2,581,561       $ 41,626        $33,939      $2,589,248
   United States Government and authorities .........        72,697          2,812                         75,509
   States, municipalities, and political
    subdivisions ....................................        29,521          1,131                         30,652
   Public utilities .................................       533,082         15,066                        548,148
   Convertibles and bonds with warrants .............           694                           179             515
   All other corporate bonds ........................     3,083,782         98,992         32,629       3,150,145
 Redeemable preferred stocks ........................         5,937            108                          6,045
                                                         ----------       --------        -------      ----------
                                                          6,307,274        159,735         66,747       6,400,262
Equity securities ...................................        15,151            456          3,349          12,258
Short-term investments ..............................       159,655                                       159,655
                                                         ----------       --------        -------      ----------
                                                         $6,482,080       $160,191        $70,096      $6,572,175
                                                         ==========       ========        =======      ==========


                                                                            GROSS          GROSS        ESTIMATED
                                                          AMORTIZED      UNREALIZED     UNREALIZED        MARKET
1997                                                         COST           GAINS         LOSSES          VALUES
-----------------------------------------------------   -------------   ------------   ------------   -------------
Fixed maturities:
 Bonds:
   Mortgage-backed ..................................    $2,982,266       $ 54,103        $16,577      $3,019,792
   United States Government and authorities .........       160,484          1,366              0         161,850
   States, municipalities, and political
    subdivisions ....................................        31,621            532              0          32,153
   Public utilities .................................       481,679          7,241              0         488,920
   Convertibles and bonds with warrants .............           694              0            168             526
   All other corporate bonds ........................     2,559,186         80,903          1,019       2,639,070
 Redeemable preferred stocks ........................         5,941              0              0           5,941
                                                         ----------       --------        -------      ----------
                                                          6,221,871        144,145         17,764       6,348,252
Equity securities ...................................        24,983            300         10,277          15,006
Short-term investments ..............................        54,337              0              0          54,337
                                                         ----------       --------        -------      ----------
                                                         $6,301,190       $144,445        $28,041      $6,417,595
                                                         ==========       ========        =======      ==========

     The amortized cost and estimated market values of fixed maturities at December 31, by expected maturity, are shown below. Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE C -- INVESTMENT OPERATIONS -- (CONTINUED)


                                                                                ESTIMATED
                                                                AMORTIZED        MARKET
                                                                   COST          Values
                                                              -------------   ------------
       1998
-----------
           Due in one year or less ........................    $  705,859     $  709,686
           Due after one year through five years ..........     3,255,973      3,325,078
           Due after five years through ten years .........     1,655,055      1,690,581
           Due after ten years ............................       690,387        674,917
                                                               ----------     ----------
                                                               $6,307,274     $6,400,262
                                                               ==========     ==========


                                                                                ESTIMATED
                                                                AMORTIZED        MARKET
                                                                   COST          VALUES
                                                              -------------   ------------
       1997
-----------
           Due in one year or less ........................    $  456,248     $  460,994
           Due after one year through five years ..........     2,774,769      2,815,553
           Due after five years through ten years .........     2,377,989      2,440,193
           Due after ten years ............................       612,865        631,512
                                                               ----------     ----------
                                                               $6,221,871     $6,348,252
                                                               ==========     ==========

     The approximate percentage distribution of Protective's fixed maturity investments by quality rating at December 31 is as follows:



RATING                                              1998         1997
----------------------------------------------   ----------   ----------
        AAA ..................................       34.3%        41.1%
        AA ...................................        6.2          4.8
        A ....................................       29.4         29.1
        BBB ..................................       26.5         21.9
        BB or less ...........................        3.5          3.0
        Redeemable preferred stocks ..........        0.1          0.1
                                                    -----        -----
                                                    100.0%       100.0%
                                                    =====        =====

     At December 31, 1998 and 1997, Protective had bonds which were rated less than investment grade of $222.9 million and $195.2 million, respectively, having an amortized cost of $252.0 million and $193.6 million, respectively. At December 31, 1998, approximately $83.5 million of the bonds rates less than investment grade were securities issued in company-sponsored commercial mortgage loan securitizations. Approximately $817.9 million of bonds are not publically traded.

     The change in unrealized gains (losses), net of income tax on fixed maturity and equity securities for the years ended December 31 is summarized as follows:



                                           1998            1997            1996
                                      -------------   -------------   -------------
       Fixed maturities ...........     $ (21,705)      $  72,741       $ (56,898)
       Equity securities ..........     $   4,605       $  (8,813)      $     207

     At December 31, 1998, all of Protective's mortgage loans were commercial loans of which 75% were retail, 10% were apartments, 8% were warehouses, and 6% were office buildings. Protective specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities. No single tenant's leased space represents more than 5% of mortgage loans. Approximately 82% of the mortgage loans are on properties located in the following states

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE C -- INVESTMENT OPERATIONS -- (CONTINUED)

listed in decreasing order of significance: Georgia, Florida, Texas, North Carolina, Tennessee, Virginia, Alabama, South Carolina, Kentucky, Ohio, Maryland, California, Mississippi, and Washington.

     Many of the mortgage loans have call provisions after three to ten years. Assuming the loans are called at their next call dates, approximately $48.1 million would become due in 1999, $348.9 million in 2000 to 2003, and $209.1 million in 2004 to 2008.

     At December 31, 1998, the average mortgage loan was approximately $2.0 million, and the weighted average interest rate was 8.3%. The largest single mortgage loan was $12.8 million.

     At December 31, 1998 and 1997, Protective's problem mortgage loans and foreclosed properties totaled $11.7 million and $17.7 million, respectively. Since Protective's mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate. Based on Protective's evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans.

     Certain investments, principally real estate, with a carrying value of $10.6 million were nonincome producing for the twelve months ended December 31, 1998.

     Policy loan interest rates generally range from 4.5% to 8.0%.


NOTE D -- FEDERAL INCOME TAXES

     Protective's effective income tax rate varied from the maximum federal income tax rate as follows:



                                                                                 1998         1997         1996
                                                                              ----------   ----------   ----------
  Statutory federal income tax rate applied to pretax income ..............       35.0%        35.0%        35.0%
  Dividends received deduction and tax-exempt interest ....................       (0.1)        (0.2)        (0.4)
  Low-income housing credit ...............................................       (0.5)        (0.6)        (0.6)
  Tax benefits arising from prior acquisitions and other adjustments ......        0.1          0.7          0.1
  State income taxes ......................................................        0.5
                                                                                  ----         ----         ----
  Effective income tax rate ...............................................       35.0%        34.9%        34.1%
                                                                                  ====         ====         ====

     The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.

     Details of the deferred income tax provision for the years ended December 31 are as follows:



                                                               1998           1997            1996
                                                           ------------   ------------   -------------
   Deferred policy acquisition costs ...................    $  60,746      $   7,054       $  15,542
   Benefit and other policy liability changes ..........      (41,268)       (23,564)        (16,321)
   Temporary differences of investment income ..........       (3,491)         2,516          (1,163)
   Other items .........................................       (1,062)            13            (200)
                                                            ---------      ---------       ---------
                                                            $  14,925      $ (13,981)      $  (2,142)
                                                            =========      =========       =========

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE D -- FEDERAL INCOME TAXES -- (CONTINUED)

     The components of Protective's net deferred income tax liability as of December 31 were as follows:



                                                                 1998          1997
                                                             -----------   -----------
    Deferred income tax assets:
      Policy and policyholder liability reserves .........    $190,328      $138,701
      Other ..............................................       2,091         1,029
                                                              --------      --------
                                                               192,419       139,730
                                                              --------      --------
    Deferred income tax liabilities:
      Deferred policy acquisition costs ..................     211,641       150,895
      Unrealized gain on investments .....................      32,513        38,252
                                                              --------      --------
                                                               244,154       189,147
                                                              --------      --------
      Net deferred income tax liability ..................    $ 51,735      $ 49,417
                                                              ========      ========

     Under pre-1984 life insurance company income tax laws, a portion of Protective's gain from operations which was not subject to current income taxation was accumulated for income tax purposes in a memorandum account designated as Policyholders' Surplus. The aggregate accumulation in this account at December 31, 1998 was approximately $70.5 million. Should the accumulation in the Policyholders' Surplus account exceed certain stated maximums, or should distributions including cash dividends be made to PLC in excess of approximately $769 million, such excess would be subject to federal income taxes at rates then effective. Deferred income taxes have not been provided on amounts designated as Policyholders' Surplus. Under current income tax laws, Protective does not anticipate involuntarily paying income tax on amounts in the Policyholders' Surplus accounts.

     Protective's income tax returns are included in the consolidated income tax returns of PLC. The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations.


NOTE E -- DEBT

     At December 31, 1998, PLC had borrowed $18.5 million at a rate of 5.8%. PLC had also borrowed $30.0 million at a rate of 5.4% under a term note that contains, among other provisions, requirements for maintaining certain financial ratios, and restrictions on indebtedness incurred by PLC's subsidiaries including Protective. Additionally, PLC, on a consolidated basis, cannot incur debt in excess of 50% of its total capital.

     Protective has arranged sources of credit to temporarily fund scheduled investment commitments. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Protective had no such temporary borrowings outstanding at December 31, 1998 and 1997. Also, Protective has a mortgage note on investment real estate amounting to approximately $2.4 million that matures in 2003.

     Included in indebtedness to related parties is a surplus debenture issued by Protective to PLC. At December 31, 1998, the balance of the surplus debenture was $18.0 million. The debenture matures in 2003.

     Indebtedness to related parties also consists of payables to affiliates under control of PLC in the amount of $2.9 million at December 31, 1998. Protective routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another's behalf. Receivables and payables among affiliates are generally settled monthly.

     Interest expense on borrowed money totaled $8.3 million, $4.3 million, and $4.6 million, in 1998, 1997, and 1996, respectively.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE F -- RECENT ACQUISITIONS
     In June 1997, Protective acquired West Coast Life Insurance Company ("West Coast"). In September 1997, Protective acquired the Western Diversified Group. In October 1997, Protective coinsured a block of credit policies.

     In October 1998 Protective coinsured a block of life insurance policies from Lincoln National Corporation. The policies represent the payroll deduction business originally marketed and underwritten by Aetna.

     These transactions have been accounted for as purchases, and the results of the transactions have been included in the accompanying financial statements since the effective dates of the agreements.


NOTE G -- COMMITMENTS AND CONTINGENT LIABILITIES

     Under insurance guaranty fund laws, in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

     A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Protective does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damage suit. Protective and its subsidiaries, like other insurers, in the ordinary course of business, are involved in such litigation or alternatively in arbitration. Although the outcome of any litigation or arbitration cannot be predicted with certainty, Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.


NOTE H -- SHARE-OWNER'S EQUITY AND RESTRICTIONS

     At December 31, 1998, approximately $608.6 million of consolidated share-owner's equity excluding net unrealized gains and losses represented net assets of Protective that cannot be transferred in the form of dividends, loans, or advances to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger amounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 1999 is estimated to be $138.9 million. Dividends of $60.0 million were paid to PLC in 1998.


NOTE I -- PREFERRED STOCK

     PLC owns all of the 2,000 shares of preferred stock issued by Protective's subsidiary, Protective Life and Annuity Insurance Company ("PL&A"). During 1996, PL&A's articles of incorporation were amended such that the preferred stock is redeemable solely at the discretion of PL&A. Prior to November 1998, the stock paid, when and if declared, annual minimum cumulative dividends of $50 per share, and noncumulative participating dividends to the extent PL&A's statutory earnings for the immediately preceding fiscal year exceeded $1 million. Dividends of $0.1 million were paid to PLC in 1998, 1997, and 1996. Effective November 3, 1998, PL&A's articles of incorporation were amended such that the provision for an annual minimum cumulative dividend was removed.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE J -- RELATED PARTY MATTERS
     On August 6, 1990, PLC announced that its Board of Directors approved the formation of an Employee Stock Ownership Plan ("ESOP"). On December 1, 1990, Protective transferred to the ESOP 520,000 shares of PLC's common stock held by it in exchange for a note. The outstanding balance of the note, $5.2 million at December 31, 1998, is accounted for as a reduction to share-owner's equity. The stock will be used to match employee contributions to PLC's existing 401(k) Plan. The ESOP shares are dividend paying. Dividends on the shares are used to pay the ESOP's note to Protective.

     Protective leases furnished office space and computers to affiliates. Lease revenues were $3.0 million in 1998, $3.1 million in 1997, and $3.7 million in 1996. Protective purchases data processing, legal, investment and management services from affiliates. The costs of such services were $56.2 million, $51.6 million, and $50.4 million in 1998, 1997, and 1996, respectively. Commissions paid to affiliated marketing organizations of $8.4 million, $5.2 million, and $7.4 million in 1998, 1997, and 1996, respectively, were included in deferred policy acquisition costs.

     Certain corporations with which PLC's directors were affiliated paid Protective premiums, policy fees, or deposits for various types of insurance and investment products. Such premiums, policy fees, and deposits amounted to $28.6 million, $21.4 million and $31.2 million in 1998, 1997, and 1996, respectively. Protective and/or PLC paid commissions, interest on debt and investment products, and fees to these same corporations totaling $7.3 million, $5.4 million and $5.0 million in 1998, 1997, and 1996, respectively.

     For a discussion of indebtedness to related parties, see Note E.


NOTE K -- OPERATING SEGMENTS

     Protective operates seven divisions whose principal strategic focuses can be grouped into three general categories: Life Insurance, Specialty Insurance Products, and Retirement Savings and Investment Products. Each division has a senior officer of Protective responsible for its operations. A division is generally distinguished by products and/or channels of distribution. A brief description of each division follows.


LIFE INSURANCE

     INDIVIDUAL LIFE DIVISION. The Individual Life Division markets universal life, variable universal life, and level premium term and term-like insurance products on a national basis through a network of independent insurance agents.


     WEST COAST DIVISION. The West Coast Division sells universal life and level premium term-like insurance products in the life insurance brokerage market and in the "bank owned life insurance" market.

     ACQUISITIONS DIVISION. The Acquisitions Division focuses solely on acquiring, converting, and servicing policies acquired from other companies. These acquisitions may be accomplished through acquisitions of companies or through the assumption or reinsurance of life insurance and related policies.


SPECIALTY INSURANCE PRODUCTS

     DENTAL AND CONSUMER BENEFITS DIVISION. The Division's primary focus is on indemnity and prepaid dental products. In 1997, the Division exited from the traditional group major medical business, fulfilling the Division's strategy to focus primarily on dental and related products.

     FINANCIAL INSTITUTIONS DIVISION. The Financial Institutions Division specializes in marketing credit life and disability insurance products through banks, consumer finance companies and automobile dealers. The Division also includes a small property casualty insurer that sells automobile service contracts.

     GUARANTEED INVESTMENT CONTRACTS DIVISION. The Guaranteed Investment Contracts ("GIC") Division markets GICs to 401(k) and other qualified retirement savings plans. The Division also offers related products,

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE K -- OPERATING SEGMENTS -- (CONTINUED)

including fixed and floating rate funding agreements offered to the trustees of municipal bond proceeds, bank trust departments, and money market funds, and long-term annuity contracts offered to fund certain state obligations.

     INVESTMENT PRODUCTS DIVISION. The Investment Products Division manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Individual Life Division's sales force.


CORPORATE AND OTHER

     Protective has an additional business segment herein referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the Divisions above (including net investment income on capital and interest on substantially all debt).

     Protective uses the same accounting policies and procedures to measure operating segment income and assets as it uses to measure its consolidated net income and assets. Operating segment income is generally income before income tax. Premiums and policy fees, other income, benefits and settlement expenses, and amortization of deferred policy acquisition costs are attributed directly to each operating segment. Net investment income is allocated based on directly related assets required for transacting the business of that segment. Realized investment gains (losses) and other operating expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment. Unallocated realized investment gains (losses) are deemed not to be associated with any specific segment.

     Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.

     There are no significant intersegment transactions.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE K -- OPERATING SEGMENTS -- (CONTINUED)

     Operating segment income and assets for the years ended December 31 are as follows:


                                                                              LIFE INSURANCE
                                                              ----------------------------------------------
                                                                INDIVIDUAL
OPERATING SEGMENT INCOME                                           LIFE         WEST COAST      ACQUISITIONS
-----------------------------------------------------------   -------------   --------------   -------------
1998
Premiums and policy fees ..................................    $  228,701       $   75,757      $  125,329
Reinsurance ceded .........................................      (102,533)         (53,377)        (28,594)
                                                               ----------       ----------      ----------
 Net of reinsurance ceded .................................       126,168           22,380          96,735
Net investment income .....................................        55,779           63,492         112,154
Realized investment gains (losses) ........................
Other income ..............................................            70                6           1,713
                                                               ----------       ----------      ----------
 Total revenues ...........................................       182,017           85,878         210,602
                                                               ----------       ----------      ----------
Benefits and settlement expenses ..........................       106,308            54.617        112,051
Amortization of deferred policy acquisition costs .........        30,543            4,924          18,894
Other operating expenses ..................................        14,983            5,354          26,717
                                                               ----------       -----------     ----------
Total benefits and expenses ...............................       151,834           64,895         157,662
                                                               ----------       -----------     ----------
Income before income tax ..................................        30,183           20,983          52,940
Income tax expense ........................................
Net income ................................................
1997
Premiums and policy fees ..................................    $  182,746       $   41,290      $  120,504
Reinsurance ceded .........................................       (55,266)         (27,168)        (17,869)
                                                               ----------       -----------     ----------
  Net of reinsurance ceded ................................       127,480           14,122         102,635
Net investment income .....................................        54,593           30,194         110,155
Realized investment gains (losses) ........................
Other income ..............................................           617                               10
                                                               ----------                       ----------
Total revenues ............................................       182,690           44,316         212,800
                                                               ----------       -----------     ----------
Benefits and settlement expenses ..........................       114,678           28,304         116,506
Amortization of deferred policy acquisition costs .........        27,354              961          16,606
Other operating expenses ..................................        18,178            6,849          23,016
                                                               ----------       -----------     ----------
Total benefits and expenses ...............................       160,210           36,114         156,128
                                                               ----------       -----------     ----------
Income before income tax ..................................        22,480            8,202          56,672
Income tax expense ........................................
Net income ................................................
1996
Premiums and policy fees ..................................    $  154,295                       $  125,798
Reinsurance ceded .........................................       (37,585)                         (19,255)
                                                               ----------                       ----------
 Net of reinsurance ceded .................................       116,710                          106,543
Net investment income .....................................        48,442                          106,015
Realized investment gains (losses) ........................         3,098
Other income ..............................................         1,056                              641
                                                               ----------                       ----------
Total revenues ............................................       169,306                          213,199
                                                               ----------                       ----------
Benefits and settlement expenses ..........................        96,404                          118,181
Amortization of deferred policy acquisition costs .........        28,393                           17,162
Other operating expenses ..................................        28,611                           24,292
                                                               ----------                       ----------
Total benefits and expenses ...............................       153,408                          159,635
                                                               ----------                       ----------
Income before income tax ..................................        15,898                           53,564
Income tax expense ........................................
Net income ................................................
OPERATING SEGMENT ASSETS
-----------------------------------------------------------
1998
Investments and other assets ..............................    $1,076,202       $1,149,642      $1,600,123
Deferred policy acquisition costs .........................       301,941          144,455         255,347
                                                               ----------       -----------     ----------
Total assets ..............................................    $1,378,143       $1,294,097      $1,855,470
                                                               ----------       -----------     ----------
1997
Investments and other assets ..............................    $  960,316       $  910,030      $1,401,294
Deferred policy acquisition costs .........................       252,321          108,126         138,052
                                                               ----------       -----------     ----------
Total assets ..............................................    $1,212,637       $1,018,156      $1,539,346
                                                               ----------       -----------     ----------
1996
Investments and other assets ..............................    $  814,728                       $1,423,081
Deferred policy acquisition costs .........................       220,232                          156,172
                                                               ----------       -----------     ----------
Total assets ..............................................    $1,034,960                       $1,579,253
                                                               ----------       -----------     ----------

(1) Adjustments represent the inclusion of unallocated realized investment gains (losses) and the recognition of income tax expense. There are no asset adjustments.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE K -- OPERATING SEGMENTS -- (CONTINUED)


                                     RETIREMENT SAVINGS AND
 SPECIALTY INSURANCE PRODUCTS          INVESTMENT PRODUCTS
------------------------------   -------------------------------
  DENTAL AND                       GUARANTEED                        CORPORATE
   CONSUMER        FINANCIAL       INVESTMENT       INVESTMENT          AND                                TOTAL
   BENEFITS      INSTITUTIONS       CONTRACTS        PRODUCTS          OTHER       ADJUSTMENTS (1)      CONSOLIDATED
-------------   --------------   --------------   --------------   ------------   -----------------   ---------------
 $  277,316       $  301,230                        $   18,809       $    198                           $ 1,027,340
    (85,753)        (188,958)                                                                              (459,215)
 ----------       ----------                                                                            -----------
    191,563          112,272                            18,809            198                               568,125
     15,245           25,068       $  213,136          105,827         13,094                               603,795
                                        1,609            1,318                         $  (791)               2,136
      4,295           10,302                             1,799          2,016                                20,201
 ----------       ----------                        ----------       --------                           -----------
    211,103          147,642          214,745          127,753         15,308                             1,194,257
 ----------       ----------       ----------       ----------       --------                           -----------
    140,632           52,629          178,745           85,045            469                               730,496
     10,352           28,526              735           17,213              1                               111,188
     49,913           48,837            2,876           14,428          9,120                               172,228
 ----------       ----------       ----------       ----------       --------                           -----------
    200,897          129,992          182,356          116,686          9,590                             1,013,912
 ----------       ----------       ----------       ----------       --------                           -----------
     10,206           17,650           32,389           11,067          5,718                               180,345
                                                                                        63,162               63,162
                                                                                       -------          -----------
                                                                                                        $   117,183
                                                                                                        -----------
 $  260,590       $  196,694                        $   12,367       $    229                           $   814,420
   (109,480)        (124,431)                                                                              (334,214)
 ----------       ----------                                                                            -----------
    151,110           72,263                            12,367            229                               480,206
     23,810           16,341       $  211,915          105,196          5,284                               557,488
                                       (3,180)             589                         $ 4,415                1,824
      1,278            3,033                              (192)         1,403                                 6,149
 ----------       ----------                        ----------       --------                           -----------
    176,198           91,637          208,735          117,960          6,916                             1,045,667
 ----------       ----------       ----------       ----------       --------                           -----------
    110,148           27,643          179,235           82,019            339                               658,872
     15,711           30,812              618           15,110              3                               107,175
     38,572           20,165            3,945           12,312          6,833                               129,870
 ----------       ----------       ----------       ----------       --------                           -----------
    164,431           78,620          183,798          109,441          7,175                               895,917
 ----------       ----------       ----------       ----------       --------                           -----------
     11,767           13,017           24,937            8,519           (259)                              149,750
                                                                                        52,302               52,302
                                                                                       -------          -----------
                                                                                                        $    97,448
                                                                                                        -----------
 $  288,050       $  193,236                        $    8,189       $    656                           $   770,224
   (131,520)        (119,814)                                                                              (308,174)
 ----------       ----------                                                                            -----------
    156,530           73,422                             8,189            656                               462,050
     16,249           13,898       $  214,369           98,719          1,089                               498,781
                                       (7,963)           3,858                         $ 6,517                5,510
      2,193                                                 56          1,064                                 5,010
 ----------                                         ----------       --------                           -----------
    174,972           87,320          206,406          110,822          2,809                               971,351
 ----------       ----------       ----------       ----------       --------                           -----------
    125,797           42,781          169,927           73,093            710                               626,893
      5,326           24,900              509           14,710              1                                91,001
     43,028           10,673            3,840           13,196          4,508                               128,148
 ----------       ----------       ----------       ----------       --------                           -----------
    174,151           78,354          174,276          100,999          5,219                               846,042
 ----------       ----------       ----------       ----------       --------                           -----------
        821            8,966           32,130            9,823         (2,410)                              125,309
                                                                                        42,766               42,766
                                                                                       -------          -----------
                                                                                                        $    82,543
                                                                                                        -----------
 $  197,337       $  645,909       $2,869,304       $2,542,536       $700,417                           $10,781,470
     23,836           39,212            1,448           75,177              9                               841,425
 ----------       ----------       ----------       ----------       --------                           -----------
 $  221,173       $  685,121       $2,870,752       $2,617,713       $700,426                           $11,622,895
 ----------       ----------       ----------       ----------       --------                           -----------
 $  208,071       $  536,058       $2,887,732       $2,313,279       $525,896                           $ 9,742,676
     22,459           52,836            1,785           56,074            952                               632,605
 ----------       ----------       ----------       ----------       --------                           -----------
 $  230,530       $  588,894       $2,889,517       $2,369,353       $526,848                           $10,375,281
 ----------       ----------       ----------       ----------       --------                           -----------
 $  205,696       $  312,826       $2,606,873       $1,821,250       $490,688                           $ 7,675,142
     27,944           32,040            1,164           50,637             12                               488,201
 ----------       ----------       ----------       ----------       --------                           -----------
 $  233,640       $  344,866       $2,608,037       $1,871,887       $490,700                           $ 8,163,343
 ----------       ----------       ----------       ----------       --------                           -----------

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE L -- EMPLOYEE BENEFIT PLANS
     PLC has a defined benefit pension plan covering substantially all of its employees. The plan is not separable by affiliates participating in the plan. However, approximately 81% of the participants in the plan are employees of Protective. The benefits are based on years of service and the employee's highest thirty-six consecutive months of compensation. PLC's funding policy is to contribute amounts to the plan sufficient to meet the minimum finding requirements of ERISA plus such additional amounts as PLC may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The actuarial present value of benefit obligations and the funded status of the plan taken as a whole at December 31 are as follows:



                                                                                         1998           1997
                                                                                    -------------   ------------
Projected benefit obligation, beginning of the year .............................     $  30,612       $ 25,196
Service cost -- benefits earned during the year .................................         2,585          2,112
Interest cost -- on projected benefit obligation ................................         2,203          2,036
Actuarial gain ..................................................................         2,115          3,421
Plan amendment ..................................................................           160
Benefits paid ...................................................................        (1,128)        (2,153)
                                                                                      ---------       --------
Projected benefit obligation, end of the year ...................................        36,547         30,612
                                                                                      ---------       --------
Fair value of plan assets beginning of the year .................................        21,763         19,779
Actual return on plan assets ....................................................         1,689          1,625
Employer contribution ...........................................................         2,823          2,512
Benefits paid ...................................................................        (1,128)        (2,153)
                                                                                      ---------       --------
Fair value of plan assets end of the year .......................................        25,147         21,763
                                                                                      ---------       --------
Plan assets less than the projected benefit obligation ..........................       (11,400)        (8,849)
Unrecognized net actuarial loss from past experience different from that assumed          9,069          6,997
Unrecognized prior service cost .................................................           652            605
Unrecognized net transition asset ...............................................           (34)           (51)
                                                                                      ---------       --------
Net pension liability recognized in balance sheet ...............................     $  (1,713)      $ (1,298)
                                                                                      =========       ========

     Net pension cost of the defined benefit pension plan includes the following components for the years ended December 31:



                                                         1998         1997         1996
                                                      ----------   ----------   ----------
      Service cost ................................    $  2,585     $  2,112     $  1,908
      Interest cost ...............................       2,203        2,036        1,793
      Expected return on plan assets ..............      (1,950)      (1,793)      (1,593)
      Amortization of prior service cost ..........         112          100          100
      Amortization of transition asset ............         (17)         (17)         (17)
      Recognized net actuarial loss ...............         305          152          210
                                                       --------     --------     --------
      Net pension cost ............................    $  3,238     $  2,590     $  2,401
                                                       ========     ========     ========

     Protective's share of the net pension cost was $2.6 million, $1.8 million, and $1.5 million, in 1998, 1997, and 1996, respectively.

     Assumptions used to determine the benefit obligations as of December 31 were as follows:

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE L -- EMPLOYEE BENEFIT PLANS -- (CONTINUED)


                                                                   1998         1997         1996
                                                                ----------   ----------   ----------
       Weighted average discount rate .......................       6.75%        7.25%        7.75%
       Rates of increase in compensation level ..............       4.75%        5.25%        5.75%
       Expected long-term rate of return on assets ..........       8.50%        8.50%        8.50%

     Assets of the pension plan are included in the general assets of Protective. Upon retirement, the amount of pension plan assets vested in the retiree is used to purchase a single premium annuity from Protective in the retiree's name. Therefore, amounts presented above as plan assets exclude assets relating to retirees.

     PLC also sponsors an unfunded excess benefits plan, which is a nonqualified plan that provides defined pension benefits in excess of limits imposed by federal income tax law. At December 31, 1998 and 1997, the projected benefit obligation of this plan totaled $11.7 million and $10.0 million, respectively, of which $7.8 million and $6.6 million, respectively, have been recognized in PLC's financial statements.

     Net pension cost of the excess benefits plan includes the following components for the years ended December 31:



                                                         1998       1997       1996
                                                       --------   --------   --------
       Service cost ................................    $  611     $  544     $  424
       Interest cost ...............................       722        651        505
       Plan amendment ..............................                  351
       Amortization of prior service cost ..........       112        112        112
       Amortization of transition asset ............        37         37         37
       Recognized net actuarial loss ...............       173        180        155
                                                        ------     ------     ------
       Net pension cost ............................    $1,655     $1,875     $1,233
                                                        ======     ======     ======

     In addition to pension benefits, PLC provides limited healthcare benefits to eligible retired employees until age 65. The postretirement benefit is provided by an unfunded plan. At December 31, 1998 and 1997, the liability for such benefits totaled $1.2 million and $1.3 million, respectively. The expense recorded by PLC was $0.1 million in 1998, 1997 and 1996. PLC's obligation is not materially affected by a 1% change in the healthcare cost trend assumptions used in the calculation of the obligation.

     Life insurance benefits for retirees are provided through the purchase of life insurance policies upon retirement equal to the employees' annual compensation up to a maximum of $75,000. This plan is partially funded at a maximum of $50,000 face amount of insurance.

     PLC sponsors a defined contribution plan which covers substantially all employees. Employee contributions are made on a before-tax basis as provided by
Section 401(k) of the Internal Revenue Code. In 1990, PLC established an Employee Stock Ownership Plan ("ESOP") to match voluntary employee contributions to PLC's 401(k) Plan. In 1994, a stock bonus was added to the 401(k) Plan for employees who are not otherwise under a bonus plan. Expense related to the ESOP consists of the cost of the shares allocated to participating employees plus the interest expense on the ESOP's note payable to Protective less dividends on shares held by the ESOP. At December 31, 1998, PLC had committed up to 101,124 shares to be released to fund employee benefits. The expense recorded by PLC for these employee benefits was less than $0.1 million in 1998 and 1997, and $1.0 million in 1996.


NOTE M -- STOCK BASED COMPENSATION

     Certain Protective employees participate in PLC's Long-Term Incentive Plan (previously known as the Performance Share Plan) and receive stock appreciation rights (SARs) from PLC.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE M -- STOCK BASED COMPENSATION -- (CONTINUED)

     Since 1973 PLC has had a Performance Share Plan to motivate senior management to focus on PLC's long-range earnings performance. The criterion for payment of performance share awards is based upon a comparison of PLC's average return on average equity or total return over a four year award period (earlier upon the death, disability or retirement of the executive, or in certain circumstances, of a change in control of PLC) to that of a comparison group of publicly held life insurance companies, multiline insurers, and insurance holding companies. If PLC's results are below the median of the comparison group, no portion of the award is earned. If PLC's results are at or above the 90th percentile, the award maximum is earned. Under the plan approved by share-owners in 1992 and 1997, up to 6,400,000 shares may be issued in payment of awards. The number of shares granted in 1998, 1997, and 1996 were 71,340, 98,780 and 104,580 shares, respectively, having an approximate market value on the grant date of $2.3 million, $2.0 million, and $1.8 million, respectively. At December 31, 1998, outstanding awards measured at target and maximum payouts were 474,695 and 638,090 shares, respectively. The expense recorded by PLC for the Performance Share Plan was $2.7 million, $2.7 million, and $3.0 million in 1998, 1997, and 1996, respectively.

     During 1996, stock appreciation rights (SARs) were granted to certain executives of PLC to provide long-term incentive compensation based on the performance of PLC's Common Stock. Under this arrangement PLC will pay (in shares of PLC Common Stock) an amount equal to the difference between the specified base price of PLC's Common Stock and the market value at the exercise date. The SARs are exercisable after five years (earlier upon the death, disability or retirement of the executive, or in certain circumstances, of a change in control of PLC) and expire in 2006 or upon termination of employment. The number of SARs granted during 1996 and outstanding at December 31, 1998 was 675,000. The SARs have a base price of $17.4375 per share of PLC Common Stock (the market price on the grant date was $17.50 per share). The estimated fair value of the SARs on the grant date was $3.0 million. This estimate was derived using the Roll-Geske variation of the Black-Sholes option pricing model. Assumptions used in the pricing model are as follows: expected volatility rate of 15% (approximately equal to that of the S&P Life Insurance Index), a risk free interest rate of 6.35%, a dividend yield rate of 1.97%, and an expected exercise date of August 15, 2002. The expense recorded by PLC for the SARs was $0.6 million in 1998 and 1997.


NOTE N -- REINSURANCE

     Protective assumes risks from and reinsures certain parts of its risks with other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies.

     Protective has reinsured approximately $64.8 billion, $34.1 billion, and $18.8 billion in face amount of life insurance risks with other insurers representing $294.4 million, $147.2 million, and $113.5 million of premium income for 1998, 1997, and 1996, respectively. Protective has also reinsured accident and health risks representing $164.8 million, $187.7 million, and $194.7 million of premium income for 1998, 1997, and 1996, respectively. In 1998 and 1997, policy and claim reserves relating to insurance ceded of $658.7 million and $485.8 million respectively are included in reinsurance receivables. Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with Protective. At December 31, 1998 and 1997, Protective had paid $22.8 million and $25.6 million, respectively, of ceded benefits which are recoverable from reinsurers. In addition, at December 31, 1998, Protective had receivables of $75.0 million related to insurance assumed.

     A substantial portion of Protective's new life insurance and credit insurance sales are being reinsured.

                       PROTECTIVE LIFE INSURANCE COMPANY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  -- (CONTINUED)

NOTE O -- ESTIMATED MARKET VALUES OF FINANCIAL INSTRUMENTS
     The carrying amount and estimated market values of Protective's financial instruments at December 31 are as follows:



                                                                 1998                            1997
                                                     -----------------------------   -----------------------------
                                                                       ESTIMATED                       ESTIMATED
                                                        CARRYING         MARKET         CARRYING         MARKET
                                                         AMOUNT          VALUES          AMOUNT          VALUES
                                                     -------------   -------------   -------------   -------------
Assets (see Notes A and C):
Investments:
 Fixed maturities ................................    $6,400,262      $6,400,262      $6,348,252      $6,348,252
 Equity securities ...............................        12,258          12,258          15,006          15,006
 Mortgage loans on real estate ...................     1,623,603       1,774,379       1,313,478       1,405,474
 Short-term investments ..........................       159,655         159,655          54,337          54,337
Cash .............................................                                        39,197          39,197
Liabilities (see Notes A and E):
 Guaranteed investment contract deposits .........     2,691,697       2,751,007       2,684,676       2,687,331
 Annuity deposits ................................     1,519,820       1,513,148       1,511,553       1,494,600
 Notes payable ...................................         2,363           2,363
Other (see Note A):
 Derivative Financial Instruments ................                          (734)                           (545)

     Except as noted below, fair values were estimated using quoted market prices. Protective estimates the fair value of its mortgage loans using discounted cash flows from the next call date. Protective believes the fair value of its short-term investments and notes payable approximate book value due to either being short-term or having a variable rate of interest. Protective estimates the fair value of its guaranteed investment contracts and annuities using discounted cash flows and surrender values, respectively. Protective believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits.

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION

              PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES


                                (IN THOUSANDS)





              COL. A                  COL. B        COL. C      COL. D        COL. E
--------------------------------- ------------- ------------- ---------- ----------------
                                                                              GIC AND
                                                    FUTURE                    ANNUITY
                                     DEFERRED       POLICY                   DEPOSITS
                                      POLICY       BENEFITS                  AND OTHER
                                   ACQUISITION       AND       UNEARNED   POLICYHOLDERS'
             SEGMENT                  COSTS         CLAIMS     PREMIUMS        FUNDS
--------------------------------- ------------- ------------- ---------- ----------------
Year Ended
 December 31, 1998:
Life Insurance
 Individual Life ................    $301,941   $1,054,253    $    355      $   10,802
 West Coast .....................     144,455    1,006,280           0          77,254
 Acquisitions ...................     255,347    1,383,759         553         233,846
Specialty Insurance Products
 Dental and Consumer
  Benefits ......................      23,836      111,916       3,341          78,224
 Financial Institutions .........      39,212      215,451     385,006         105,434
Retirement Savings and
 Investment Products ............
 Guaranteed Investment
  Contracts .....................       1,448      172,674           0       2,691,697
 Investment Products ............      75,177      194,726           0       1,233,528
Corporate and Other .............           9          944          39              88
                                     --------   ----------    --------      ----------
  TOTAL .........................    $841,425   $4,140,003    $389,294      $4,430,873
                                     ========   ==========    ========      ==========
Year Ended
 December 31, 1997:
Life Insurance
 Individual Life ................    $252,321   $  920,924    $    356      $   16,334
 West Coast .....................     108,126      739,463           0          95,495
 Acquisitions ...................     138,052    1,025,340       1,437         311,150
Specialty Insurance Products
 Dental and Consumer
  Benefits ......................      22,459      120,925       2,536          80,654
 Financial Institutions .........      52,836      159,422     391,085           6,791
Retirement Savings and
 Investment Products ............
 Guaranteed Investment
  Contracts .....................       1,785      180,690           0       2,684,676
 Investment Products ............      56,074      177,150           0       1,184,268
Corporate and Other .............         952          380       1,282             185
                                     --------   ----------    --------      ----------
  TOTAL .........................    $632,605   $3,324,294    $396,696      $4,379,553
                                     ========   ==========    ========      ==========
Year Ended December 31,
 1996:
Life Insurance ..................
 Individual Life ................    $220,232   $  793,370    $    685      $   15,577
 Acquisitions ...................     156,172    1,117,159       1,087         251,450
Specialty Insurance Products
 Dental and Consumer
  Benefits ......................      27,944      119,010       2,572          83,632
 Financial Institutions .........      32,040      119,242     253,154           1,880
Retirement Savings and
 Investment Products
 Guaranteed Investment
  Contracts .....................       1,164      149,755           0       2,474,728
 Investment Products ............      50,637      149,743           0       1,120,557
Corporate and Other .............          12          170          55             192
                                     --------   ----------    --------      ----------
  TOTAL .........................    $488,201   $2,448,449    $257,553      $3,948,016
                                     ========   ==========    ========      ==========



              COL. A                COL. F      COL. G       COL. H        COL. I        COL. J
--------------------------------- ---------- ------------ ------------ ------------- -------------
                                                                        AMORTIZATION
                                   PREMIUMS                 BENEFITS    OF DEFERRED
                                      AND         NET          AND         POLICY        OTHER
                                    POLICY    INVESTMENT   SETTLEMENT   ACQUISITION    OPERATING
             SEGMENT                 FEES     INCOME (1)    EXPENSES       COSTS      EXPENSES (1)
--------------------------------- ---------- ------------ ------------ ------------- -------------
Year Ended
 December 31, 1998:
Life Insurance
 Individual Life ................ $126,168     $ 55,779     $106,308      $ 30,543      $ 14,983
 West Coast .....................   22,380       63,492       54,617         4,924         5,354
 Acquisitions ...................   96,735      112,154      112,051        18,894        26,717
Specialty Insurance Products
 Dental and Consumer
  Benefits ......................  191,563       15,245      140,632        10,352        49,913
 Financial Institutions .........  112,272       25,068       52,629        28,526        48,837
Retirement Savings and
 Investment Products ............
 Guaranteed Investment
  Contracts .....................               213,136      178,745           735         2,876
 Investment Products ............   18,809      105,827       85,045        17,213        14,428
Corporate and Other .............      198       13,094          469             1         9,120
                                  --------     --------     --------      --------      --------
  TOTAL ......................... $568,125     $603,795     $730,496      $111,188      $172,228
                                  ========     ========     ========      ========      ========
Year Ended
 December 31, 1997:
Life Insurance
 Individual Life ................ $127,480     $ 54,593     $114,678      $ 27,354      $ 18,178
 West Coast .....................   14,122       30,194       28,304           961         6,849
 Acquisitions ...................  102,635      110,155      116,506        16,606        23,016
Specialty Insurance Products
 Dental and Consumer
  Benefits ......................  151,110       23,810      110,148        15,711        38,572
 Financial Institutions .........   72,263       16,341       27,643        30,812        20,165
Retirement Savings and
 Investment Products ............
 Guaranteed Investment
  Contracts .....................        0      211,915      179,235           618         3,945
 Investment Products ............   12,367      105,196       82,019        15,110        12,312
Corporate and Other .............      229        5,284          339             3         6,833
                                  --------     --------     --------      --------      --------
  TOTAL ......................... $480,206     $557,488     $658,872      $107,175      $129,870
                                  ========     ========     ========      ========      ========
Year Ended December 31,
 1996:
Life Insurance ..................
 Individual Life ................ $116,710     $ 48,442     $ 96,404      $ 28,393      $ 28,611
 Acquisitions ...................  106,543      106,015      118,181        17,162        24,292
Specialty Insurance Products
 Dental and Consumer
  Benefits ......................  156,530       16,249      125,797         5,326        43,027
 Financial Institutions .........   73,422       13,898       42,781        24,900        10,673
Retirement Savings and
 Investment Products
 Guaranteed Investment
  Contracts .....................        0      214,369      169,927           509         3,840
 Investment Products ............    8,189       98,719       73,093        14,710        13,197
Corporate and Other .............      656        1,089          710             1         4,508
                                  --------     --------     --------      --------      --------
  TOTAL ......................... $462,050     $498,781     $626,893      $ 91,001      $128,148
                                  ========     ========     ========      ========      ========



----------
(1) Allocations of Net Investment Income and Other Operating Expenses are based on a number of assumptions and estimates and results would change if different methods were applied.

                          SCHEDULE IV -- REINSURANCE


               PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES


                            (DOLLARS IN THOUSANDS)





                   COL. A                          COL. B           COL. C           COL. D           COL. E          COL. F
--------------------------------------------   --------------   --------------   --------------   --------------   -----------
                                                                                                                    PERCENTAGE
                                                                   CEDED TO          ASSUMED                        OF AMOUNT
                                                    GROSS            OTHER         FROM OTHER           NET          ASSUMED
                                                   AMOUNT          COMPANIES        COMPANIES         AMOUNT          TO NET
                                               --------------   --------------   --------------   --------------   -----------
Year Ended December 31, 1998:
  Life insurance in force ..................    $91,980,657      $64,846,246      $18,010,434      $45,144,845         39.9%
                                                ===========      ===========      ===========      ===========         ====
  Premiums and policy fees:
  Life insurance ...........................    $   537,002      $   294,363      $    87,964      $   330,603         26.6%
  Accident and health insurance ............        361,705          164,852           14,279          211,132          6.8%
  Property and liability insurance .........         26,389                                             26,289          0.0%
                                                -----------                                        -----------         ----
   TOTAL ...................................    $   925,096      $   459,215      $   102,243      $   568,124
                                                ===========      ===========      ===========      ===========
Year Ended December 31, 1997:
Life insurance in force ....................    $78,240,282      $34,139,554      $11,013,202      $55,113,930         20.0%
                                                ===========      ===========      ===========      ===========         ====
Premiums and policy fees:
  Life insurance ...........................    $   387,108      $   147,184      $    74,738      $   314,662         23.8%
  Accident and health insurance ............        336,575          187,539           10,510          159,546          6.7%
  Property and liability insurance .........          6,139              176               35            5,998          0.6%
                                                -----------      -----------      -----------      -----------
   TOTAL ...................................    $   729,822      $   334,899      $    85,283      $   480,206
                                                ===========      ===========      ===========      ===========
Year Ended December 31, 1996:
  Life insurance in force ..................    $53,052,020      $18,840,221      $16,275,386      $50,487,185         32.2%
                                                ===========      ===========      ===========      ===========         ====
Premiums and policy fees:
  Life insurance ...........................    $   272,331      $   113,487      $   129,717      $   288,561         45.0%
  Accident and health insurance ............        338,709          194,687           29,467          173,489         17.0%
                                                -----------      -----------      -----------      -----------
   TOTAL ...................................    $   611,040      $   308,174      $   159,184      $   462,050
                                                ===========      ===========      ===========      ===========

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:



          Securities and Exchange Commission Registration Fees .........     $ 68,965.52
          Printing and engraving .......................................          70,000
          Accounting fees and expenses .................................          20,000
          Legal fees and expenses ......................................          20,000
          Miscellaneous ................................................               0
                                                                             -----------
            TOTAL EXPENSES .............................................     $ 68,965.52
                                                                             ===========


----------
* Estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

     In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

             ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.




        EXHIBIT
        NUMBER                                       DESCRIPTION                          METHOD OF FILING
-----------------------        -------------------------------------------------------   -----------------
       *         1(a)     --     Underwriting Agreement
   *****         1(b)     --     Form of Distribution Agreement
    ****         2        --     Stock Purchase Agreement
       *         3(a)     --     Articles of Incorporation
       *         3(b)     --     By-laws
      **         4(a)     --     Group Modified Guaranteed Annuity Contract
     ***         4(b)     --     Individual Certificate
      **         4(h)     --     Tax-Sheltered Annuity Endorsement
      **         4(i)     --     Qualified Retirement Plan Endorsement
      **         4(j)     --     Individual Retirement Annuity Endorsement
      **         4(l)     --     Section 457 Deferred Compensation Plan Endorsement
       *         4(m)     --     Qualified Plan Endorsement
      **         4(n)     --     Application for Individual Certificate
      **         4(o)     --     Adoption Agreement for Participation in Group Modified
                                 Guaranteed Annuity
     ***         4(p)     --     Individual Modified Guaranteed Annuity Contract
      **         4(q)     --     Application for Individual Modified Guaranteed Annuity
                                 Contract
      **         4(r)     --     Tax-Sheltered Annuity Endorsement
      **         4(s)     --     Individual Retirement Annuity Endorsement
      **         4(t)     --     Section 457 Deferred Compensation Plan Endorsement
      **         4(v)     --     Qualified Retirement Plan Endorsement
    ****         4(w)     --     Endorsement -- Group Policy
    ****         4(x)     --     Endorsement -- Certificate
    ****         4(y)     --     Endorsement -- Individual Contract
    ****         4(z)     --     Endorsement (Annuity Deposits) -- Group Policy
    ****         4(aa)    --     Endorsement (Annuity Deposits) -- Certificate
    ****         4(bb)    --     Endorsement (Annuity Deposits) -- Individual Contract
      **         4(cc)    --     Endorsement -- Individual
      **         4(dd)    --     Endorsement -- Group Contract/Certificate
   *****         4(ee)    --     Endorsement (96) -- Individual
   *****         4(ff)    --     Endorsement (96) -- Group Contract
   *****         4(gg)    --     Endorsement (96) -- Group Certificate
   *****         4(hh)    --     Individual Modified Guaranteed Annuity Contract (96)
  ******         4(ii)    --     Settlement Endorsement
       *         5        --     Opinion re legality
       *        10(a)     --     Bond Purchase Agreement
       *        10(b)     --     Escrow Agreement
                23(a)     --     Consent of PricewaterhouseCoopers L.L.P.
                23(b)     --     Consent of Sutherland, Asbill & Brennan, L.L.P.
       +        25        --     Power of Attorney


----------
     * Previously filed in Form S-1 Registration Statement, Registration No. 33-31940.

    ** Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 33-31940.

    *** Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-31940.

    **** Previously filed in Amendment No. 2 to Form S-1 Registration
         Statement, Registration No. 33-57052.

   ***** Previously filed in Form S-1 Registration Statement, Registration No.
         333-02249.

  ****** Previously filed in Form S-1 Registration Statement, Registration No.
         333-50055.


    + Previously filed in Post-Effective Amendment No. 1 to Form S-1
      Registration Statement, Registration No. 333-50055 dated February 16,
      1999.

   FINANCIAL
  STATEMENTS
   SCHEDULES                  FILED WITH THIS AMENDMENT
--------------          ------------------------------------
Schedule III     --     Supplementary Insurance Information
Schedule IV      --     Reinsurance


     Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.


ITEM 17. UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 19, 1999.



                                          PROTECTIVE LIFE INSURANCE COMPANY


                                          By: /S/  JOHN D. JOHNS
                                             ----------------------------------
                                             John D. Johns
                                             President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:




                          SIGNATURE                                TITLE                          DATE
              ---------------------------------   ---------------------------------------   ----------------
         (i)  Principal Executive Officer
               /S/ DRAYTON NABERS, JR.            Chairman of the Board                     April 19, 1999
              -------------------------------
                     Drayton Nabers, Jr.
      (ii)    Principal Financial Officer
               /S/ JOHN D. JOHNS                  President and Chief Financial Officer     April 19, 1999
              -------------------------------
                        John D. Johns
     (iii)    Principal Accounting Officer
               /S/ JERRY W. DEFOOR                Vice President and Controller, and        April 19, 1999
              -------------------------------
                       Jerry W. DeFoor            Chief Accounting Officer
      (iv)    Board of Directors:
               /S/ DRAYTON NABERS, JR.            Director                                  April 19, 1999
              -------------------------------
                     Drayton Nabers, Jr.
               /S/ JOHN D. JOHNS                  Director                                  April 19, 1999
              -------------------------------
                        John D. Johns
              *                                   Director                                  April 19, 1999
              -------------------------------
                      R. Stephen Briggs
              *                                   Director                                  April 19, 1999
              -------------------------------
                      Jim E. Massengale
              *                                   Director                                  April 19, 1999
              -------------------------------
                      Wayne E. Stuenkel

                   SIGNATURE                   TITLE           DATE
     ------------------------------------   ----------   ---------------
     *                                      Director     April 19, 1999
     -------------------------------
            A. S. Williams III
     *                                      Director     April 19, 1999
     -------------------------------
              Deborah J. Long
     *                                      Director     April 19, 1999
     -------------------------------
               Carolyn King
     *                                      Director     April 19, 1999
     -------------------------------
             Richard J. Bielen
     *                                      Director     April 19, 1999
     -------------------------------
             Danny L. Bentley

     *By:   /S/ STEVE M. CALLAWAY                        April 19, 1999
     ---------------------------
             Steve M. Callaway
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX




                                                                              PAGE IN SEQUENTIAL
                                                                               NUMBERING SYSTEM
    NUMBER                                 DESCRIPTION                       WHERE EXHIBIT LOCATED
-------------           -------------------------------------------------   ----------------------
       23(a)     --     Consent of PricewaterhouseCoopers L.L.P.
       23(b)     --     Consent of Sutherland, Asbill & Brennan, L.L.P.